EXHIBIT 2.2

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Among

CAMBREX CORPORATION

AVIATOR MERGER SUB, INC.

AVISTA PHARMA SOLUTIONS, INC.

THE SIGNATORY STOCKHOLDERS PARTY HERETO

and

AMPERSAND 2011 LIMITED PARTNERSHIP AS THE STOCKHOLDERS’ REPRESENTATIVE

Dated as of November 19, 2018

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table of contents

ARTICLE I DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.		1
ARTICLE II MERGER AND CONVERSION OF SHARES.		20
2.1.	The Merger.	20
2.2.	Effective Time of the Merger	20
2.3.	The Closing	20
2.4.	Directors and Officers	21
2.5.	Effect on Company Capital Stock	21
2.6.	Dissenting Holders	23
2.7.	Escrow	24
2.8.	Stockholders’ Expense Fund	25
2.9.	Disbursement	25
2.10.	Withholding Rights	27
2.11.	Unclaimed Amounts	27
2.12.	Debt Payoff	28
2.13.	Payment of Company Transaction Expenses	28
2.14.	Working Capital Adjustment	28
ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED COMPANIES.		30
3.1.	Organization; Predecessors	30
3.2.	Power and Authorization	31
3.3.	Authorization of Governmental Authorities	31
3.4.	Noncontravention	32
3.5.	Capitalization of the Acquired Companies	32
3.6.	Financial Statements	33
3.7.	Absence of Undisclosed Liabilities	34
3.8.	Absence of Certain Developments	34
3.9.	Debt; Guarantees	36
3.10.	Assets	36
3.11.	Real Property	37
3.12.	Equipment	38
3.13.	Intellectual Property; Data Security	38
3.14.	Legal Compliance	42
3.15.	Regulatory Compliance	43
3.16.	Anticorruption Laws	44
3.17.	Tax Matters	45
3.18.	Employee Benefit Plans and Employee Matters	47
3.19.	Environmental Matters	51
3.20.	Contracts	52
3.21.	Affiliate Transactions	55
3.22.	Customers, Suppliers, and Commercial Relationships	55
3.23.	Litigation; Governmental Orders; Product Liability.	55

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3.24.	Insurance	56
3.25.	No Brokers	56
3.26.	No Other Representations	56
ARTICLE IV INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF THE SIGNATORY STOCKHOLDERS.		56
4.1.	Organization	57
4.2.	Power and Authorization	57
4.3.	Authorization of Governmental Authorities	57
4.4.	Noncontravention	57
4.5.	Title	57
4.6.	No Brokers	58
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE BUYER AND MERGERSUB.		58
5.1.	Organization	58
5.2.	Power and Authorization	58
5.3.	Authorization of Governmental Authorities	58
5.4.	Noncontravention	58
5.5.	No Brokers	59
5.6.	Operations of MergerSub	59
5.7.	Sufficiency of Funds	59
5.8.	Investment Purpose	59
5.9.	Inspection; No Other Representation	59
ARTICLE VI COVENANTS.		60
6.1.	Closing	60
6.2.	Operation of Business	60
6.3.	Efforts to Consummate; Notices and Consents	60
6.4.	Merger Consent	62
6.5.	Exercise of Drag-Along Right	62
6.6.	Repayment of Debt	62
6.7.	Buyer’s Access to Premises; Information.	62
6.8.	Exclusivity	63
6.9.	Expenses	64
6.10.	Signatory Stockholders’ Release	64
6.11.	Confidentiality	64
6.12.	Publicity	65
6.13.	Nonsolicitation	65
6.14.	Directors’ & Officers’ Indemnification	65
6.15.	Further Assurances	66
6.16.	Tax Matters	66
6.17.	280G Stockholder Approval	66
6.18.	Employee Matters	67
6.19.	Termination of Affiliate Arrangements.	67
6.20.	Resignations.	68
6.21.	Termination Benefits.	68

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ARTICLE VII CONDITIONS TO THE BUYER’S OBLIGATIONS AT THE CLOSING.		68
7.1.	Representations and Warranties	68
7.2.	Performance	69
7.3.	Stockholder Approval	69
7.4.	Compliance Certificate	69
7.5.	Absence of Litigation	69
7.6.	HSR Act	69
7.7.	FIRPTA Certificate	69
7.8.	Ancillary Agreements	69
7.9.	Payoff Letters	69
7.10.	Termination of Affiliate Agreements.	69
7.11.	No Material Adverse Effect	69
ARTICLE VIII CONDITIONS TO THE COMPANY’S AND SIGNATORY STOCKHOLDERS’ OBLIGATIONS AT THE CLOSING.		70
8.1.	Representations and Warranties	70
8.2.	Performance	70
8.3.	Compliance Certificate	70
8.4.	Absence of Litigation	70
8.5.	HSR Act	70
8.6.	Ancillary Agreements	70
ARTICLE IX TERMINATION.		70
9.1.	Termination of Agreement	70
9.2.	Effect of Termination	71
ARTICLE X INDEMNIFICATION.		72
10.1.	Indemnification by the Company Securityholders	72
10.2.	Indemnity by Buyer	74
10.3.	Time for Claims	75
10.4.	Third Party Claims	75
10.5.	No Circular Recovery	77
10.6.	Indemnification Escrow	77
10.7.	Knowledge and Investigation	77
10.8.	Remedies Cumulative	77
10.9.	Exclusive Remedies	78
ARTICLE XI TAX MATTERS		78
11.1.	Returns	78
11.2.	Contests	79
11.3.	Post-Closing Actions	80
11.4.	Tax Refunds.	80
11.5.	Tax Sharing Agreements	80
11.6.	Certain Taxes and Fees	80
11.7.	Cooperation on Tax Matters	81
11.8.	Treatment of Payments	81
ARTICLE XII MISCELLANEOUS		81

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12.1.	Notices	81
12.2.	Succession and Assignment; No Third-Party Beneficiary	83
12.3.	Amendments and Waivers	83
12.4.	Provisions Concerning Stockholders’ Representative	84
12.5.	Entire Agreement	85
12.6.	Counterparts	85
12.7.	Severability	85
12.8.	Headings	85
12.9.	Construction	85
12.10.	Governing Law	86
12.11.	Jurisdiction; Venue; Service of Process	86
12.12.	Specific Performance	87
12.13.	Waiver of Jury Trial	87
12.14.	Waiver of Conflicts; Privilege	87
12.15.	Translation of Currencies	89

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”) is entered into as of November 19, 2018, by and among Cambrex Corporation, a Delaware corporation (“Buyer”), Aviator Merger Sub, Inc., a Delaware corporation and wholly owned Subsidiary of Buyer (“MergerSub”), Avista Pharma Solutions, Inc., a Delaware corporation (the “Company”), the Signatory Stockholders and Ampersand 2011 Limited Partnership in its capacity as the Stockholders’ Representative.  Buyer, MergerSub, the Company and each Signatory Stockholder are individually referred to herein as a “Party” and collectively referred to herein as the “Parties.”

INTRODUCTION

The respective boards of directors of the Company, Buyer and MergerSub deem it advisable and in the best interests of each corporation and their respective stockholders that Buyer acquire the Company.

The acquisition of the Company by Buyer will be effected through a merger (the “Merger”) of MergerSub with and into the Company (with the Company being the surviving entity) in accordance with the terms of this Agreement and the Delaware General Corporation Law (the “DGCL”), as a result of which the Company will become a wholly owned subsidiary of Buyer.

The boards of directors of the Company and MergerSub have each approved and adopted this Agreement and the Merger.

In consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows:

Article I
DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.

As used herein, the following terms will have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended.

“Accounting Principles” means GAAP, applied on a basis consistent with the accounting policies, principles, practices and methodologies used in the preparation of the Annual Financials, subject to the principles set forth on Exhibit A hereto.

“Acquired Companies” means, collectively, the Company and each of its Subsidiaries.

“Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), assessment, arbitration, audit, examination, investigation, hearing, charge, complaint, audit, demand, notice or proceeding to, from, by or before any Governmental Authority, including any opposition, interference, or re-examination or any other proceedings relating to Intellectual Property.

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“Adjustment Escrow Account” is defined in Section 2.7.

“Adjustment Escrow Amount” means $1,000,000.00.

“Affiliate” means, with respect to a Person, another Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.  “Control,” whether or not capitalized, means, with respect to a Person, the ownership by another Person of greater than 50% of the income or voting interests of such Person or such other arrangement as constitutes the direct or indirect ability to direct the management, affairs or actions of such Person.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated, unitary or similar group defined under state, local or foreign Legal Requirement).

“Agreement” is defined in the Preamble.

“Ancillary Agreements” means the Escrow Agreement, the Paying Agent Agreement and the Restrictive Covenant Agreements.

“Annual Financials” is defined in Section 3.6.1.(a).

“Anticorruption Laws” mean Legal Requirements relating to anti-bribery or anticorruption (governmental or commercial), which apply to the business and dealings of the Acquired Companies, including, Legal Requirements that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign government official, foreign government employee or commercial entity to obtain a business advantage; such as the United States Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010 and all national and international Legal Requirements enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Assets” is defined in Section 3.10.1.

“Benefit Plan” means each (i) “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, (ii) stock bonus, stock option, stock purchase, equity or equity-based incentive plan, policy, program, agreement or arrangement, (iii) health or welfare, retiree medical or life insurance, or material fringe benefit plan, policy, program, agreement or arrangement, (iv) a retirement, pension, profit sharing, severance, vacation or paid time-off, transaction, retention, change in control, employment, consulting or other individual (or single member) independent contractor, deferred compensation, bonus, commission or other incentive plan, policy, program, agreement or arrangement, or (v) any other compensatory or employee benefit plan, policy, program, agreement or arrangement similar to those set forth in clauses (i) through (iv), in each case, whether or not reduced to writing or covering one or more Persons.

“Business” means the business presently conducted by the Acquired Companies.

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“Business Day” means any weekday other than a weekday on which banks in New York, New York are closed.

“Buyer” is defined in the Preamble.

“Buyer Fundamental Representations” means, collectively, the representations and warranties contained in Section 5.1 (Organization), Section 5.2 (Power and Authorization), Section 5.4.1.(d) (Breach of Organizational Documents) and Section 5.5 (No Brokers).

“Buyer Indemnified Person” is defined in Section 10.1.1.

“Cap” is defined in Section 10.1.3.a).

“Certificate of Merger” is defined in Section 2.2.

“Closing” is defined in Section 2.3.

“Closing Balance Sheet” is defined in Section 2.14.2.

“Closing Date” is defined in Section 2.3.

“Closing Statement” is defined in Section 2.14.2.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” is defined in the Preamble.

“Company Authorizations” is defined in Section 3.14.2.

“Company Capital Stock” means all of the issued and outstanding shares of Company Preferred Stock and Company Common Stock.

“Company Cash” means, with respect to the Acquired Companies, all cash and all cash equivalents determined on a consolidated basis in accordance with GAAP, but excluding (i) all issued but uncleared checks or wire transfers written or made by the Acquired Companies that are outstanding and unpaid, and (ii) with respect to any cash or cash equivalents held by the Acquired Companies outside of the United States, an amount equal to the Taxes or other government charges reasonably expected to be incurred if such cash and cash equivalents were distributed or repatriated from such jurisdiction, irrespective of whether in fact distributed or repatriated (determined in accordance with applicable Legal Requirements), in each case as of 11:59 p.m. Eastern Time on the day immediately prior to the Closing (other than with respect to Taxes, which will be determined as of the end of the Closing Date).

“Company Common Stock” means the Common Stock, par value $0.001 per share, of the Company.

“Company Debt” means any and all Debt of the Acquired Companies as of 11:59 p.m. Eastern Time on the day immediately prior to the Closing (other than with respect to Taxes, which will be determined as of the end of the Closing Date).

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“Company Debt Payoff Amount” is defined in Section 2.12.1.

“Company Debt Payoff Letters” is defined in Section 6.6.

“Company Fundamental Representations” means, collectively, the representations and warranties contained in the first two sentences of Section 3.1.1 (Organization), Section 3.2.1 (Contemplated Transaction), Section 3.4.1.(d) (Breach of Organizational Documents), Section 3.5 (Capitalization) (excluding the last two sentences of Section 3.5.1, the last sentence of Section 3.5.2, the last sentence of Section 3.5.3 and Section 3.5.4), Section 3.25 (No Brokers), Section 4.1 (Organization), Section 4.2 (Power and Authorization), Section 4.4.1.(d) (No Breach of Organizational Documents of Stockholder), Section 4.5 (Title) and Section 4.6 (No Brokers).

“Company IP” means any and all Intellectual Property (a) used by any of the Acquired Companies in the conduct of the Business, (b) owned by or purported to be owned by any of the Acquired Companies, (c) licensed to any of the Acquired Companies, and/or (d) developed by, on behalf of or for any of the Acquired Companies whether by full- or part-time employees, independent contractors or consultants or any other Third Party, in each case regardless of whether such Intellectual Property is registered or unregistered.

“Company’s Knowledge” means the actual knowledge of Patrick Walsh, Eric Evans, Ken Domalgalski, Eduardo Uribe, Timothy Compton, Brandon Fincher, Ralph Varrato and Stephen Watt after reasonable investigation.

“Company Licensed IP” means all Intellectual Property that is owned (in whole or in part) by a Third Party and licensed to any of the Acquired Companies.

“Company Option” means each option to acquire shares of Company Common Stock granted under the Option Plan that are outstanding as of immediately prior to the Effective Time.

“Company Option Payment” is defined in Section 2.5.4.(a).

“Company Optionholder” means those Persons who held Company Options immediately prior to the Effective Time.

“Company Plans” is defined in Section 3.18.1.

“Company Preferred Stock” means, collectively, the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock and Series B-1 Preferred Stock.

“Company Registered IP” means all Intellectual Property that is (a) owned (in whole or in part) by any of the Acquired Companies or exclusively licensed to any of the Acquired Companies and (b) subject to a registration or an application for registration with any Governmental Authority or Third Party registration agency or entity, including (i) Patents and patent applications, (ii) registered Trademarks, applications to register Trademarks, intent-to-use applications, or other registrations or applications related to Trademarks, (iii) Internet domain names, (iv) registered Copyrights and applications for Copyright registration; (v) social media accounts, (vi) registered design rights, and (vii) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority.

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“Company Securityholders” means, collectively, Company Stockholders and Company Optionholders.

“Company Stockholders” means those Persons who held shares of outstanding Company Capital Stock immediately prior to the Effective Time.

“Company System” is defined in Section 3.13.11.

“Company Transaction Expenses” means any and all fees, costs and expenses incurred by or on behalf of an Acquired Company that become payable in connection with the negotiation, execution and delivery of this Agreement or the consummation of the Merger or any of the Contemplated Transactions and that remain unpaid at Closing, including (a) any legal, accounting, consulting, investment banking, financial advisory, brokerage or similar fees and expenses incurred by or on behalf of the Acquired Companies, (b) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Authority or Third Parties on behalf of any Acquired Company (excluding any filing fees associated with the HSR Act), and (c) any transaction, retention, change-in-control or other similar bonus, severance, other form of Compensation, termination fee or other payment that becomes payable by any Acquired Company to any Person, including pursuant to any Company Plan, Organizational Documents or any other Contractual Obligation as a result of, or in connection with, the consummation of the Contemplated Transactions (excluding the Termination Benefits).

“Company Working Capital” means the aggregate value of the current assets of the Acquired Companies less the aggregate value of the current liabilities of the Acquired Companies, in each case determined on a consolidated basis without duplication as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date and calculated in accordance with, and on a basis consistent with, the practices and methodologies applied in preparing the Example Statement of Company Working Capital (including by (i) including only current assets and current liabilities to the extent that such assets and liabilities are included in the Example Statement of Company Working Capital and (ii) establishing levels of reserves in the same manner as and on a basis consistent with how such reserves were established in preparing the Example Statement of Company Working Capital).  Notwithstanding anything to the contrary herein, in no event shall “Company Working Capital” include any amounts which are otherwise included in Company Cash, Company Debt, Company Transaction Expenses or Tax assets or liabilities.

“Compensation” means, with respect to any Person, all salaries, wages, compensation, bonuses or other remuneration made by an Acquired Company to such Person or Affiliates of such Person.

“Contemplated Transactions” means, collectively, the transactions contemplated by this Agreement, including (a) the Merger and (b) the execution and delivery of, and performance required under, this Agreement and the Ancillary Agreements.

“Contest” is defined in Section 11.2.2

“Continuing Employee” is defined in Section 6.18.1.

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“Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, commitment, promise, undertaking, arrangement or understanding, whether written or oral and whether express or implied, or other document or instrument (including any document or instrument evidencing or otherwise relating to any Debt) to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Copyrights” means any and all copyrights and rights in works of authorship, artwork, designs, drawings, photographs, videos, graphs, or any other audio-visual, textual or graphical works including reports, articles, books, all clinical trial protocols, commercial product profiles, product information sheets, labels, cartons, containers, packaging, product or training manuals or materials, pricing information sheets, advertisements, databases, detail aids, trade show materials, technical presentations, website content, press releases, product bulletins, technical bulletins, brochures, advertising reprints, including derivatives and compilations thereof, all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, all schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, and all rights in prototypes, breadboards and other devices, all databases and data collections and all rights therein, in each case whether registered or unregistered and all moral and economic rights of authors, however denominated anywhere in the world, and any similar or equivalent rights to any of the foregoing, and all tangible embodiments of the foregoing.

“Credit Facilities” means the Existing Credit Facility and the Prior Debt Facility.

“Data Protection Laws” means all laws relating to data protection and privacy which are applicable to the Subsidiaries in the United Kingdom (or any part of their business), including (but not limited to): (i) the GDPR and all related national laws, regulations and secondary legislation including in the United Kingdom the Data Protection Act 2018; and (iii) the Privacy and Electronic Communications (EC Directive) Regulations 2003 (SI 2003/2426) and all other applicable national laws, regulations and secondary legislation implementing European Directive 2002/58/EC, in each case as in effect and as amended, replaced or updated from time to time and together with any subordinate or related legislation made under any of the foregoing.

“DEA” means the United States Drug Enforcement Administration.

“Debt” means, with respect to any Person, all payment obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums, including any prepayment penalties, make-whole payments, breakage fees or trailing obligations associated with the repayment thereof) of such Person (a) for borrowed money (including overdraft facilities), including the Credit Facilities and the Shareholder Loans, (b) evidenced by notes, bonds, debentures or similar Contractual Obligations, (c) for the deferred purchase price of property, goods or services, including in respect of a company or business pursuant to any acquisition or similar agreement, including the maximum amount of any earnouts payable or potentially payable and notes payable (but excluding trade payables or accruals incurred in the Ordinary Course of Business), (d) under capital leases (in accordance with GAAP), (e) for Contractual Obligations relating to interest rate protection, swap agreements, collar agreements and other hedging instruments, (f) any Pre-Closing Taxes, (g) any pension liabilities (including

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multiemployer plan withdrawal or other liabilities), deferred compensation or severance currently owed or expected to be owed prior to Closing (excluding the Termination Benefits and, with respect to the Acquired Companies, any such amounts included in Company Transaction Expenses), (h) letters of credit to the extent drawn upon, (i) bank guarantees to the extent drawn upon and (j) in the nature of guarantees of the obligations described in clauses (a) through (j) above of any other Person.

“Deductible” is defined in Section 10.1.3.a).

“DGCL” is defined in the Introduction.

“Disclosed Contract” is defined in Section 3.20.2.

“Disclosure Schedule” has the meaning set forth the preamble to Article III.

“Dispute Notice” is defined in Section 2.14.3.

“Dissenting Shares” is defined in Section 2.6.1.

“DOJ” is defined in Section 6.3.

“Drop Dead Date” is defined in Section 9.1.1.(b).

“Drug Regulatory Law” means: (a) the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 301 et seq. (the “FDCA”); (b) the Federal Controlled Substances Act, 21 U.S.C. § 801 et seq.; (c) the Controlled Substances Import and Export Act, 21 U.S.C. § 951, et. seq.; (d) the implementing regulations of such Legal Requirements, codified at Title 21, Code of Federal Regulations; and (e) any other applicable Legal Requirement of any jurisdiction (including the United Kingdom and the European Union) governing the Acquired Companies’ development, testing, investigation, manufacture, storage, distribution, marketing, or sale of products, and any regulations thereunder.

“Effective Time” is defined in Section 2.2.

“EMA” means the European Medicines Agency.

“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, license, option, pledge, security interest, title retention device, mortgage, deed of trust, conditional sale or other security arrangement, collateral assignment, adverse claim of title, ownership or right of use, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer, possession, receipt of income or exercise of any other attribute of ownership.

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“Enforceable” means, with respect to any Contractual Obligation stated to be Enforceable by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Environmental Action” means any Action by any Person alleging potential Liability (including potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release of any Hazardous Materials at any location, whether or not owned or operated by the Acquired Companies or its Subsidiaries, or (b)  any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means any Legal Requirement relating to (a) the protection or pollution of the environment or natural resources or the protection of public or human health (as it relates to exposure to Hazardous Materials), including the Comprehensive Environmental Response, Compensation, and Liability Act, as amended (42 U.S.C. §9601 et seq.) (CERCLA), the federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act and the Hazardous and Solid Waste Amendments thereto, and any similar or analogous laws of any Governmental Authority, (b) Releases of Hazardous Materials, or (c) the manufacture, handling, transport, use, treatment, storage, disposal or distribution in commerce of Hazardous Materials.

“Environmental Permits” is defined in Section 3.19.1.

“Equipment” is defined in Section 3.12.

“Equity Interests” means (a) any capital stock, share, partnership or membership interest, unit of participation or other similar interest (however designated) in any Person and (b) any option, restricted stock, restricted stock unit, profits interest, stock appreciation right, warrant, purchase right, conversion right, exchange rights or other Contractual Obligation which would entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

“Equityholder Escrow Amount” means, with respect to each Company Securityholder, the Pro Rata Share, expressed as a percentage of the Escrow Amount, of such Company Securityholder’s aggregate consideration to be delivered to the Escrow Agent pursuant to Section 2.7as part of the Escrow Amount.

“ERISA” means the federal Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person under common control with the Company, or that, together with the Company, would be deemed a “single employer” under ERISA or Section 414 of the Code.

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“Escrow Agent” is defined in Section 2.7.

“Escrow Agreement” is defined in Section 2.7.

“Escrow Amount” means the sum of the Adjustment Escrow Amount, the Indemnification Escrow Amount and the Severance Escrow Amount.

“Estimated Closing Balance Sheet” is defined in Section 2.14.1.

“Estimated Closing Statement” is defined in Section 2.14.1.

“Estimated Merger Consideration” is defined in Section 2.14.1.

“Example Statement of Company Working Capital” means the statement of the aggregate value of certain of the current assets of the Acquired Companies less the aggregate value of certain of the current liabilities of the Acquired Companies, in each case, determined on a consolidated basis without duplication as of 11:59 p.m. Eastern Time as of September 30, 2018 and attached as Exhibit B hereto.

“Exclusivity Period” is defined in Section 6.8.

“Executive Employment Agreements” means (i) the Employment Agreement, dated September 24, 2018, by and between the Company and Patrick Walsh and (ii) the Employment Agreement, dated September 24, 2018, by and between the Company and Eric Evans.

“Exercise Amount” means the sum of the amount of consideration that would be received by the Company in respect of the exercise of all In-the-Money Company Options, if such Company Options were exercised in full (treating all such Company Options as fully vested for such purpose) and the holder thereof paid the full amount of the applicable exercise price payable in connection with such exercise in cash.

“Existing Credit Facility” means the revolving line of credit pursuant to the Credit Agreement, dated July 16, 2018, by and between the Company and Wells Fargo Bank, National Association.

“Facilities” means all buildings and improvements on the Property.

“FDA” means the United States Food and Drug Administration.

“FDCA” is defined under the definition “Drug Regulatory Law”.

“Final Statement” is defined in Section 2.14.5.

“Financials” is defined in Section 3.6.1.(b).

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“Fraud” means, with respect to a Party, the actual and intentional fraud with respect to the making of the representations and warranties set forth in this Agreement; provided that such actual and intentional fraud of the Company shall only be deemed to exist if any of the individuals included in the definition of Company’s Knowledge had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by the Company in Article III, as qualified by the Disclosure Schedules, were actually breached when made.

“FTC” is defined in Section 6.3.

“Fully Diluted Shares” means the sum of (a) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time, (b) the aggregate number of shares of Company Common Stock into which the shares of Company Preferred Stock outstanding immediately prior to the Effective Time are (or would be) then convertible, and (c) the aggregate number of shares of Company Common Stock issuable upon exercise of all In-the-Money Company Options outstanding immediately prior to the Effective Time.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“GDPR” means the General Data Protection Regulation (EU) 2016/679.

“Government Official” means (a) any elected or appointed government official (e.g., a member of a ministry of health), (b) any employee or person acting for or on behalf of a government official, agency, or enterprise performing a governmental function, (c) an employee or Person acting for or on behalf of a public international organization, or (d) any Person otherwise categorized as a government official under local law.  For purposes of this Agreement, the definition of “Government Official” includes all employees and agents of government-owned or controlled entities.

“Governmental Authority” means any United States federal, state or local or any foreign government (including the United Kingdom and the European Union) that is applicable to the Acquired Companies, or political subdivision thereof, or any multinational organization or authority, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any mediator, arbitrator or arbitral body.

“Governmental Order” means any award, injunction, judgment, order, writ, decree, ruling, assessment, stipulation, settlement, subpoena, decision, verdict, determination or arbitration or other award entered, issued, made, or rendered by or with any Governmental Authority, mediator or arbitrator.

“Hazardous Materials” means any toxic or hazardous (or words of similar intent or meaning) substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance, material or waste defined in or regulated under any Environmental Laws or for which liability is imposed or standards of care established pursuant to any Environmental Laws, including asbestos, asbestos containing material, petroleum and petroleum byproducts, lead based paint, polychlorinated biphenyl and radioactive materials.

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“HIS” means Healthcare Improvement Scotland.

“HSE” means the United Kingdom Health and Safety Executive.

“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“In-the-Money Company Option” means each Company Option for which the per share exercise price is less than the Per Share Consideration.

“Indemnification Escrow Account” is defined in Section 2.7.

“Indemnified Party” means, with respect to any Indemnity Claim, the Buyer Indemnified Person or the Securityholder Indemnified Person asserting such claim under Section 10.1 or Section 10.2, as the case may be.

“Indemnifying Party” means, with respect to any Indemnity Claims, the party against whom such claim is asserted under Section 10.1 or Section 10.2.

“Indemnity Claim” means a claim for indemnity under Section 10.1 or Section 10.2 or Article XI, as the case may be.

“Indemnification Escrow Amount” means $1,260,000.00

“Indemnification Escrow Account” is defined in Section 2.7.

“Intellectual Property” means any and all rights, title and interests in and to industrial and intellectual property rights of every kind and nature, however denominated in any jurisdiction anywhere in the world, and all rights associated therewith whether registered or unregistered including all of the following: (a) Patents, (b) inventions (whether patentable or not and whether or not reduced to practice), invention disclosures, improvements, (c) trade secrets, confidential information, Technology, (d) Trademarks, (e) Internet domain names, Internet and World Wide Web URLs or addresses, social media accounts, (f) Copyrights, (g) rights in Systems, Software, databases and data collections, (h) rights of privacy and rights of publicity, (i) any and all registrations, applications recordings, licenses, common law rights, statutory rights, administrative rights and contractual rights relating to any of the foregoing, and (j) any and all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“Interim Financials” is defined in Section 3.6.1.(b).

“IRS” is defined in Section 3.18.2.

“Legal Requirement” means any United States federal, state or local or foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any Governmental Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

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“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Liability Policies” is defined in Section 3.24.

“Losses” means that amount of any losses, liability, damages, assessments, fines, penalties, Taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts fees and expenses) incurred or suffered by any Buyer Indemnified Person or Securityholder Indemnified Person, as the case may be.

“Material Adverse Effect” means any change in, or effect on, the Business, operations, Assets, or condition (financial or otherwise) of any of the Acquired Companies which, when considered either individually or in the aggregate together with all other such changes or effects, is, or is reasonably likely to be, materially adverse to (a) the Business, operations, Assets, or condition (financial or otherwise) of the Acquired Companies or (b) the ability of the Acquired Companies to consummate the Contemplated Transactions, provided, however, that any change or effect resulting from (i) the industries and markets in which any of the Acquired Companies operates, (ii) the United States or the global economy, (iii) the United States financial or securities markets, (iv) acts of war or terrorism (or the escalation of the foregoing), (v) changes in applicable Legal Requirements or accounting rules, including GAAP, (vi) compliance with the terms of, or actions required to be taken pursuant to, this Agreement or the Ancillary Agreements, (vii) the public announcement or pendency of the Contemplated Transactions, (viii) any earthquake, hurricane or other natural disaster, weather-related event or act of god, and (ix) failure of the Company to meet internal or published projections (provided, however, that any effect (other than those listed in clauses (i) – (viii)) that caused or contributed to such failure to meet projections shall not be excluded), shall be excluded from the determination of Material Adverse Effect, in the case of clauses (i)-(v), to the extent they have not had, or would reasonably be expected not to have, a materially disproportionate effect on the Acquired Companies, relative to other companies in the same industry as the Acquired Companies.

“Maximum Amount” is defined in Section 6.14.1.b).

“Merger” is defined in the Introduction.

“Merger Consent” means the approval and adoption of this Agreement and the Contemplated Transactions in writing by the requisite holders of outstanding shares of Company Capital Stock, with the Company Preferred Stock voting on an as-converted basis, in accordance with the DGCL and the Company’s Organizational Documents.

“Merger Consideration” means an amount equal to (a) Total Enterprise Value, (b) plus the amount, if any, by which Company Working Capital exceeds Target Working Capital or minus the amount, if any, by which Target Working Capital exceeds Company Working Capital, (c) plus Company Cash, (d) minus Company Transaction Expenses, (e) minus Company Debt.

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“MergerSub” is defined in the Preamble.

“MergerSub Stock” is defined in Section 2.5.

“MHRA” means the United Kingdom Medicines and Healthcare products Regulatory Agency.

“Monthly Financials” is defined in Section 6.7.2.

“Most Recent Balance Sheet” is defined in Section 3.6.1.(b).

“Most Recent Balance Sheet Date” is defined in Section 3.6.1.(b).

“New Plans” is defined in Section 6.18.2.

“Off-the-Shelf Software” means commercially available Software obtained from a Third Party on terms generally available to the public that (a) continues to be widely available on such terms as of the Closing Date, (b) requires license, maintenance, support and other fees less than $150,000 per year in the aggregate, and (c) is not distributed with, incorporated in or necessary for use or development of any product or service of any Acquired Company.

“Old Plans” is defined in Section 6.18.2

“Option Plan” means the Company’s 2011 Equity Incentive Plan.

“Optionholder Merger Payment” is defined in Section 2.9.2.(b)

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business which is consistent with the past customs and practices of such Person.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Party” is defined in the Preamble.

“Patents” means patents and patent applications (including provisional, continuation, divisional, continuation-in-part, reexamination, and reissue patent applications and any patents issuing therefrom) and utility models, industrial designs, and other government-issued rights protecting inventions and industrial designs, however denominated, registered with any Governmental Authority and all applications for any of the foregoing.

“Paying Agent” is defined in Section 2.9.1.

“Paying Agent Agreement” is defined in Section 2.9.1.

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“Payment Statement” means a spreadsheet prepared by the Company and delivered to Buyer, which shall include, as of the Closing: (i) the name and address of each Company Securityholder; (ii) the number of shares of Company Capital Stock held by each Company Securityholder and, in the case of Company Options, the number of shares of each class or series of Common Stock underlying such Company Options and the exercise price thereof; (iii) the Per Share Closing Merger Consideration; (iv) the respective portion of the Merger Consideration to be paid to each Company Securityholder at Closing (including the Stockholder Merger Payment and Optionholder Merger Payment payable to such Securityholder and the components thereof); and (v) the respective Pro Rata Share of each Securityholder.

“Per Share Consideration” means the amount equal to (a) (i) the Merger Consideration plus (ii) the Exercise Amount less (iii) the aggregate Per Share Series A Liquidation Preference less (iv) the aggregate Per Share Series B Liquidation Preference, less (v) the aggregate Per Share Series B-1 Liquidation Preference, divided by (b) the Fully Diluted Shares.

“Per Share Series A Liquidation Preference” means, with respect to each share of Series A Preferred Stock outstanding immediately prior to the Effective Time which will not have converted into Company Common Stock, an amount equal to $1.00, plus any dividends accrued  but unpaid thereon.

“Per Share Series B Liquidation Preference” means, with respect to each share of Series B Preferred Stock outstanding immediately prior to the Effective Time which will not have converted into Company Common Stock, an amount equal to $1.7907, plus any dividends accrued but unpaid thereon.

“Per Share Series B-1 Liquidation Preference” means, with respect to each share of Series B Preferred Stock outstanding immediately prior to the Effective Time which will not have converted into Company Common Stock, an amount equal to $3.00, plus any dividends accrued but unpaid thereon.

“Permits” means, with respect to any Person, any license, franchise, permit, consent, approval, order, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority or any other Person to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Permitted Encumbrance” means (a) statutory liens for current Taxes not yet due and payable and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business which liens have not had and are not reasonably likely to have a material impact on any Acquired Company securing obligations not yet payable or being disputed in good faith for which appropriate reserves have been established in accordance with GAAP, (c) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security, (d) restrictions on the transfer of securities arising under federal and state securities laws and (e) Encumbrances set forth on Schedule 7.9, which will be released as of the Closing.

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“Permitted Removal” is defined in Section 12.14.7.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Personal Data” has the meaning given in Article 4(1) of the GDPR.

“Pre-Closing Tax Period” means all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date.

“Pre-Closing Tax Return” is defined in Section 11.1.

“Pre-Closing Taxes” means, with respect to the Acquired Companies, (a) all Taxes of, or with respect to, the Acquired Companies in respect of any Pre-Closing Tax Period, including the portion of any Straddle Period allocable to a Pre-Closing Tax Period, after taking into account the Transaction Deductions in accordance with Section 11.1, including, for the avoidance of doubt, any Taxes with respect to a Pre-Closing Tax Period (or portion thereof) attributable to an adjustment under Section 481(a) of the Code (or any corresponding or similar provision of a state, local or foreign Legal Requirement) by reason of a change in method of accounting made (or required to be made) with respect to any taxable period beginning on or prior to the Closing Date; (b) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which an Acquired Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign Legal Requirement; (c) all Taxes of any Person imposed on an Acquired Company as a result of any tax sharing agreement (other than any contract entered into in the Ordinary Course of Business, the principal purpose of which is unrelated to Taxes) entered into on or prior to the Closing for any Pre-Closing Tax Period; (d) all Taxes of any Person imposed on an Acquired Company as a transferee or successor of such Person on or prior to the Closing Date, by Legal Requirement, by contract or otherwise on or prior to the Closing Date (other than any contract entered into in the Ordinary Course of Business, the principal purpose of which is unrelated to Taxes) for a Pre-Closing Tax Period; (e) all Transfer Taxes that are borne by the Company Securityholders pursuant to Section 11.5; (f) any Taxes imposed on an Acquired Company by Section 965(a) of the Code and (g) any Taxes described in Section 2.10. For purposes of determining the allocable portion of Taxes to a Pre-Closing Tax Period, in the case of any Tax period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes of the Acquired Companies based upon or measured by net income, gain, activities, or events for the Pre-Closing Tax Period, and any transaction-based Tax, including any withholding Taxes, will be determined based on an interim closing of the books as of the end of the Closing Date (and for such purpose, the Tax period of any partnership, controlled foreign corporation (as defined in Code Section 957) or other pass-through entity in which either Acquired Company holds a beneficial interest will be deemed to terminate at such time).  The amount of Taxes, other than Taxes of the Acquired Companies described in the immediately preceding sentence, which relate to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in such

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Straddle Period.  Notwithstanding anything herein to the contrary, Pre-Closing Taxes shall include the employer portion of any payroll Taxes payable in connection with any amount described in clause (c) of the definition of Company Transaction Expenses (including any Taxes arising from the cancellation of the Company Options), but only to the extent such payroll Taxes exceed $500,000.00 in the aggregate.

“Predecessor” is defined in Section 3.1.2.

“Prior Debt Facility” means that certain loan agreement, dated June 27, 2017, by and between the Company and Square One Bank, as amended January 19, 2018.

“Privacy Obligations” has the meaning set forth in Section 3.13.13.

“Privileged Deal Communications” is defined in Section 12.14.4.

“Pro Rata Share” means, with respect to each holder of Company Capital Stock and In-the-Money Company Options, the quotient (expressed as a percentage) obtained by dividing (a) the sum of (i) the number of shares of Common Stock held by such Company Securityholder as of immediately prior to the Effective Time, (ii) the number of shares of Common Stock into which the shares of Company Preferred Stock held by such Company Securityholder as of immediately prior to the Effective Time are (or would be) then convertible, and (iii) the number of shares of Common Stock underlying any In-the-Money Company Options held by such Company Securityholder as of immediately prior to the Effective Time by (b) the Fully Diluted Shares.

“Processor” has the meaning given in Article 4(c) of the GDPR.

“Property” means all real property leased, licensed, owned or otherwise occupied by any of the Acquired Companies or Predecessors either currently or in the past.

“R&W Policy” means the buyer-side Representations and Warranties Insurance Policy, together with endorsements related thereto, for the benefit of Buyer.

“Real Property” is defined in Section 3.11.1.

“Real Property Leases” is defined in Section 3.11.1.

“Referee” is defined in Section 2.14.4.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into or through the  environment (including ambient air, surface water, groundwater and surface or subsurface strata).

“Release Date” is defined in Section 2.7.

“Representative” means, with respect to any Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

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“Requisite Approval” is defined in Section 6.17.

“Residual Privileged Deal Communications” is defined in Section 12.14.7.

“Restrictive Covenant Agreements” means (a) those certain Non-Competition and Non-Solicitation Agreements, dated as of the date hereof, by and among Buyer, the Company and each of the individuals listed on Schedule 1.1(a) and (b) those certain Non-Solicitation Agreements, dated as of the date hereof, by and among Buyer, the Company and each of the individuals listed on Schedule 1.1(b).

“Securityholder Indemnified Person” is defined in Section 10.2.1.

“Sellers’ Counsel” is defined in Section 12.14.1.

“Sensitive Data” means (a) individually identifiable Protected Health Information, as defined under the Health Insurance Portability and Accountability Act, or any other information that constitutes health or other sensitive information of an individual Person, (b) information required by any applicable Legal Requirement or Contractual Obligation to be encrypted, masked or otherwise protected from disclosure, (c) information under Legal Requirement or Contractual Obligation that requires any Person to be notified if such information is lost, misused, wrongly accessed, wrongly acquired or compromised, (d) information that alone or in combination with other information held by the Acquired Companies can be used to identify an individual Person, (e) government identifiers such as Social Security or other tax identification numbers, driver’s license numbers and other identification numbers issued by a Governmental Authority, (f) user names, email addresses, passwords or other credentials for accessing accounts and (g) any other sensitive information regarding individuals or their employment, family, health or financial status.

“Series A Preferred Stock” means the Series A Preferred Stock, par value $0.001 per share, of the Company.

“Series A-1 Preferred Stock” means the Series A-1 Preferred Stock, par value $0.001 per share, of the Company.

“Series B Preferred Stock” means the Series B Preferred Stock, par value $0.001 per share, of the Company.

“Series B-1 Preferred Stock” means the Series B-1 Preferred Stock, par value $0.001 per share, of the Company.

“Severance Escrow Account” is defined in Section 2.7.

“Severance Escrow Amount” means $1,155,074.00.

“Shareholder Loan Payoff Amount” is defined in Section 2.12.2.

“Shareholder Loan Payoff Letters” is defined in Section 6.6

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“Shareholder Loans” means those instruments set for on Schedule 2.12.2.

“Signatory Stockholders” means each of Ampersand 2006 Limited Partnership and Ampersand 2011 Limited Partnership.

“SOCA” means the United Kingdom Serious and Organised Crime Agency.

“Software” means all source code, object code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, executable files, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts and all related documentation and manuals.

“Stockholder Merger Payment” is defined in Section 2.9.2.(a).

“Stockholders’ Expense Fund Amount” shall mean $250,000.00.

“Stockholders’ Representative” means Ampersand 2011 Limited Partnership, as representative for the Company Securityholders.

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person will, at the time, directly or indirectly through one or more Subsidiaries, (a) own at least 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally, (b) hold at least 50% of the partnership, limited liability company, joint venture or similar interests or (c) be a general partner, managing member or joint venturer.

“Supervisory Authority” means any local, national, supranational, state, governmental or quasi-governmental agency, body, department, board, official or entity exercising regulatory or supervisory authority pursuant to any Data Protection Laws, including the Information Commissioner’s Office in the United Kingdom.

“Surviving Corporation” is defined in Section 2.1.1.

“System” means all Software, hardware, networks, databases, electronics, platforms, servers, interfaces, applications, websites and related information technology systems and services.

“Target Working Capital” means $4,661,871.00.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any income, alternative or add-on minimum, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock or other equity securities, profits, license, registration, fee, withholding, payroll, social security (or similar, including FICA), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), escheat or unclaimed property obligation, environmental, windfall profits, custom duties, or other tax of any kind or any charge (or assessment) of any kind in the nature of, or similar to, taxes, together with any interest, penalty, or addition thereto, whether disputed or not, imposed

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by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign).

“Tax Return” means any return, election, declaration, report, claim for refund or information return, document or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof filed, or required to be filed, in connection with the determination, assessment or collection of Taxes of any Party, or the administration of any Legal Requirement relating to Taxes.

“Technology” means all inventions, works, discoveries, innovations, information (including ideas, research and development, know-how, formulas, methods, processes and techniques, methods, data, technical data clinical trial data, clinical trial protocols, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, documentation and manuals and proprietary information), Software, computer hardware, devices, electronic, electrical and mechanical equipment and all other forms of technology, including improvements, modifications, works in process, derivatives or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law or otherwise, and all documents and other materials recording any of the foregoing.

“Termination Date” is defined in Section 9.1.

“Termination Benefits” has the meaning ascribed to such term in each Executive Employment Agreement.

“Third Party” means any Person other than an Acquired Company.

“Third Party Claim” is defined in Section 10.4.1.

“Total Enterprise Value” means $252,000,000.00.

“Trademarks” mean any and all trademarks, service marks, brand names, corporate names and business names and logos therefor, certification marks, design marks, product configurations, logos and trade dress, whether registered or unregistered, all registrations and applications for registration of any of the foregoing and all extensions and renewals thereof, together with all goodwill associated with or symbolized by any of the foregoing.

“Transaction Deductions” shall mean the sum, without duplication, of (a) any and all deductible amounts incurred in connection with the retirement of the Company Debt as contemplated by this Agreement, plus (b) any and all deductible payments of Company Transaction Expenses as contemplated by this Agreement, in each case of clauses (a) and (b) as determined on a “more likely than not” basis.  For purposes of this Agreement, but subject to the preceding sentence, the parties agree that seventy percent (70%) of success-based fees paid by the Company shall be deductible under Rev. Proc. 2011-29 and shall be a Transaction Deduction.

“Transfer Taxes” means all transfer, sales, use, real property transfer, goods and services, value added, documentary, stamp duty, gross receipts, excise, transfer and conveyance Taxes and other similar Taxes, duties, fees or charges.

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“Treasury Regulations” means the regulations promulgated under the Code.

Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, Exhibit or Schedule means a Section or Article of, or Schedule or Exhibit to this Agreement, unless another agreement is specified, (b) the word “including” (in its various forms) means “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively and (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement.

Article II
MERGER AND CONVERSION OF SHARES.

2.1.The Merger.

2.1.1.Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and MergerSub will consummate the Merger pursuant to which (a) MergerSub will be merged with and into the Company and the separate corporate existence of MergerSub will thereupon cease and (b) the Company will be the successor or surviving corporation in the Merger (the “Surviving Corporation”) and will continue to be governed by the laws of the State of Delaware.  The Merger will have the effects set forth in the DGCL.

2.1.2.At the Effective Time, the certificate of incorporation and by-laws of the Company will be amended and restated in the form of the certificate of incorporation and by-laws of MergerSub as in effect immediately prior to the Effective Time, except as to the name of the Surviving Corporation, until thereafter changed or amended as provided therein or in accordance with the DGCL.

2.2.Effective Time of the Merger.  Subject to the provisions of this Agreement, Buyer will prepare and on the Closing Date, MergerSub and the Company will cause to be filed with the Secretary of State of the State of Delaware, a Certificate of Merger in such form as is required by, and executed by the Surviving Corporation in accordance with, the relevant provisions of the DGCL (the “Certificate of Merger”).  The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is set forth in the Certificate of Merger (the “Effective Time”).

2.3.The Closing.  The consummation of the Merger (the “Closing”) as contemplated hereby will take place at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, MA 02199 at 10:00 a.m. (Eastern Time), no later than four (4) Business Days after the last of the conditions to Closing set forth in Article VII and Article VIII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time or such other date as the Parties may designate in writing.  The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date”.  The failure to consummate the Merger on the date and time and at the place specified herein will not relieve any Party to this Agreement of any obligation under this Agreement.

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2.4.Directors and Officers.  The directors of MergerSub immediately prior to the Effective Time will, from and after the Effective Time, be the directors of the Surviving Corporation, each to hold office in accordance with the Organizational Documents of the Surviving Corporation, until each such director’s successor is duly elected or appointed and qualified.  The officers of MergerSub immediately prior to the Effective Time will be, from and after the Effective Time, the officers of the Surviving Corporation, each to hold office in accordance with the Organizational Documents of the Surviving Corporation, until each such officer’s successor is duly elected or appointed and qualified.

2.5.Effect on Company Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Capital Stock or the common stock, par value $0.01 per share, of MergerSub (the “MergerSub Stock”):

2.5.1.Capital Stock of MergerSub.  Each issued and outstanding share of MergerSub Stock will be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

2.5.2.Treasury Stock.  All shares of Company Capital Stock that are owned by the Company as treasury stock will automatically be cancelled and retired and will cease to exist, and no consideration will be payable in exchange therefor.

2.5.3.Company Capital Stock.

(a)Except as otherwise provided in Section 2.5.2 and subject to adjustment in accordance with Section 2.14, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares), will be converted as follows:

(i)Each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive, upon surrender of the certificate representing such share in accordance with the terms hereof and in the manner provided herein (a) the Per Share Series A Liquidation Preference, plus (b) the Per Share Consideration for each share of Company Common Stock that the Series A Preferred Stock is convertible into, in each case, payable in cash to the holder thereof without interest and subject to applicable Tax withholding.  From and after the Effective Time, all such shares of Series A Preferred Stock will no longer be outstanding and will be automatically cancelled and retired and will cease to exist, and each certificate formerly representing each such share will cease to have any rights with respect thereto, except the right to receive (subject to the terms of this Agreement) the Per Share Series A Liquidation Preference and the Per Share Consideration for each share of Company Common Stock issuable upon conversion;

(ii)Each share of Series A-1 Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive, upon surrender of the certificate representing such share in accordance with the terms hereof and in the manner provided herein, the Per Share Consideration for each share of Company Common Stock that the Series A-1 Preferred Stock is convertible into, in each case, payable in cash to the holder thereof without interest and subject to applicable Tax withholding.  From and after the

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Effective Time, all such shares of Series A-1 Preferred Stock will no longer be outstanding and will be automatically cancelled and retired and will cease to exist, and each certificate formerly representing each such share will cease to have any rights with respect thereto, except the right to receive (subject to the terms of this Agreement) the Per Share Consideration for each share of Company Common Stock issuable upon conversion;

(iii)Each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive, upon surrender of the certificate representing such share in accordance with the terms hereof and in the manner provided herein (a) the Per Share Series B Liquidation Preference, plus (b) the Per Share Consideration for each share of Company Common Stock that the Series B Preferred Stock is convertible into, in each case, payable in cash to the holder thereof without interest and subject to applicable Tax withholding.  From and after the Effective Time, all such shares of Series B Preferred Stock will no longer be outstanding and will be automatically cancelled and retired and will cease to exist, and each certificate formerly representing each such share will cease to have any rights with respect thereto, except the right to receive (subject to the terms of this Agreement) the Per Share Series B Liquidation Preference and the Per Share Consideration for each share of Company Common Stock issuable upon conversion;

(iv)Each share of Series B-1 Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive, upon surrender of the certificate representing such share in accordance with the terms hereof and in the manner provided herein (a) the Per Share Series B-1 Liquidation Preference, plus (b) the Per Share Consideration for each share of Company Common Stock that the Series B-1 Preferred Stock is convertible into, in each case, payable in cash to the holder thereof without interest and subject to applicable Tax withholding.  From and after the Effective Time, all such shares of Series B-1 Preferred Stock will no longer be outstanding and will be automatically cancelled and retired and will cease to exist, and each certificate formerly representing each such share will cease to have any rights with respect thereto, except the right to receive (subject to the terms of this Agreement) the Per Share Series B-1 Liquidation Preference and the Per Share Consideration for each share of Company Common Stock issuable upon conversion; and

(v)Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Per Share Consideration, upon surrender of the certificate representing such share in accordance with the terms hereof and in the manner provided herein, payable in cash to the holder thereof without interest and subject to applicable Tax withholding.  From and after the Effective Time, all such shares of Company Common Stock will no longer be outstanding and will be automatically cancelled and retired and will cease to exist, and each certificate formerly representing each such share will cease to have any rights with respect thereto, except the right to receive (subject to the terms of this Agreement) the Per Share Consideration, without interest, following surrender of such certificate in accordance with the terms hereof and in the manner provided herein.

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2.5.4.Company Options.

(a)The Company will take all necessary and appropriate actions so that each Company Option, whether vested or unvested, will, at the Effective Time, be terminated and each In-the-Money Company Option will be converted into the right to receive, subject to the terms and conditions of this Agreement and payable after the Effective Time through the Surviving Corporation’s payroll (with respect to all payments subject to Tax withholding), an amount equal to the product of (i) the excess, if any, of the Per Share Consideration over the per share exercise price of such Company Option, and (ii) the number of shares of Company Common Stock subject to such Company Option (the “Company Option Payment”), payable in cash to the holder thereof without interest and subject to applicable Tax withholding.  With regard to any Company Option that is not an In-the-Money Company Option, such Company Option will be cancelled, without any consideration being payable in respect thereof, and have no further force or effect.  As of the Effective Time, the Option Plan will terminate and all rights under any provision of any Company Option or any other plan, program or arrangement providing for the issuance or grant of any other interest in Company Capital Stock or the capital stock of any Company Subsidiary will be cancelled without any consideration being payable in respect thereof, and have no further force or effect.  Promptly following the execution and delivery of this Agreement, the Company will deliver to each holder of a Company Option any notice required (if any) by the Company Options or the Option Plan regarding the Merger and the Contemplated Transactions.

2.6.Dissenting Holders.

2.6.1.Notwithstanding anything in this Agreement to the contrary, any shares of Company Capital Stock outstanding immediately prior to the Effective Time eligible under the DGCL to exercise appraisal or dissenters’ rights and held by a holder, if any, who has not voted in favor of the Merger or consented thereto in writing and who has exercised and perfected appraisal or dissenters’ rights for such shares in accordance with Section 262 of the DGCL and has not effectively withdrawn or lost such appraisal or dissenters’ rights (collectively, the “Dissenting Shares”) will not be converted into or represent the right to receive a portion of the Merger Consideration, and the holder or holders of such shares will be entitled only to such rights as may be granted to such holder or holders in Section 262 of the DGCL.

2.6.2.Notwithstanding the provisions of Section 2.6.1, if any holder of Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such holder’s appraisal rights and dissenters’ rights under Section 262 of the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares will automatically be converted into and represent the right to receive a portion of the Merger Consideration pursuant to Section 2.5.3, payable in cash to the holder thereof without interest and subject to applicable Tax withholding, upon surrender of the certificate representing such shares.

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2.6.3.The Company will (i) comply with the requirements of Section 262 of the DGCL, (ii) give Buyer prompt notice of any demand received by the Company pursuant to Section 262 of the DGCL, and of withdrawals of such demands, and provide copies of any documents or instruments served pursuant to the DGCL and received by the Company and (iii) give Buyer the opportunity to participate in all negotiations and proceedings with respect to any such demands.  The Company will not make any payment or settlement offer with respect to any such demand unless Buyer has consented in writing to such payment or settlement offer.

2.6.4.Any amount paid by Buyer, the Company or the Surviving Corporation to any Person with respect to Dissenting Shares pursuant to Section 262 of the DGCL in excess of the amount that would otherwise be payable pursuant to Section 2.5 for each such Dissenting Share (such amount, unless determined in a final, non-appealable judgment of a court, being subject to the written approval of the Stockholders’ Representative, which approval will not be unreasonably withheld, conditioned or delayed), and all interest, costs, expenses and fees as incurred by the Company, Buyer or the Surviving Corporation in connection with the exercise of all rights under Section 262 of the DGCL, will constitute Losses for purposes of this Agreement, and Buyer or the Surviving Corporation, as the case may be, will be entitled to recover such Losses from the Escrow Amount to the extent available therefor.

2.7.Escrow.  At the Closing, cash in an amount equal to the Escrow Amount will be delivered or caused to be delivered by Buyer to SunTrust Bank, as escrow agent (the “Escrow Agent”), pursuant to the provisions of the escrow agreement in substantially the form attached as Exhibit C hereto, subject to any amendments to such form requested by the Escrow Agent and mutually agreed to by Buyer and the Company (the “Escrow Agreement”).  The Escrow Agreement will be entered into prior to the Effective Time, by and among Buyer, the Stockholders’ Representative and the Escrow Agent, and will (i) provide Buyer with payments pursuant to Section 2.14.5(a), if applicable, from the Adjustment Escrow Amount held in an escrow account (the “Adjustment Escrow Account”), (ii) provide Buyer with payments pursuant to Section 6.21, if applicable, from the Severance Escrow Amount held in an escrow account (the “Severance Escrow Account”) and (iii) provide Buyer with recourse against the Indemnification Escrow Amount held in an escrow account (the “Indemnification Escrow Account”) by the Escrow Agent with respect to Losses and the Company Securityholders’ indemnification obligations under Article X or Article XI, subject to the terms and conditions set forth in the Escrow Agreement and in  Article X or Article XI of this Agreement.  Upon the twelve (12) month anniversary of the Closing (the “Release Date”), the Escrow Agent shall release all of the then-remaining Escrow Amount (together with all interests and earnings thereon), less the aggregate amount of Losses subject to then-pending Indemnity Claims, to the Company Securityholders in accordance with their respective Pro Rata Shares; provided that, the amount payable in respect of Company Options shall be paid through the Surviving Corporation’s payroll.  Except as required by applicable Law, the Parties agree that for all Tax purposes: (i) the right of the Company Securityholders to the Escrow Amount shall be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of foreign, state or local Law, as appropriate, and (ii) if and to the extent any amount of the Escrow Amount is actually distributed to the Company Securityholders, interest may be imputed on such amount as required by Section 483 or Section 1274 of the Code.  All Parties hereto shall file all Tax Returns consistently with the foregoing.

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2.8.Stockholders’ Expense Fund.  At the Closing, cash in an amount equal to the Stockholders’ Expense Fund Amount will be delivered or caused to be delivered by Buyer to an account established by the Stockholders’ Representative.  The Stockholders’ Expense Fund Amount shall be used by the Stockholders’ Representative in accordance with Section 12.4.3.

2.9.Disbursement.

2.9.1.Paying Agent.

(a)Not less than four (4) Business Days prior to the expected Closing Date, the Company and the Stockholders’ Representative shall deliver to Buyer a draft of the Payment Statement, calculated in accordance with this Agreement.  Prior to the Closing and in any case following the delivery of the Payment Statement, the Company shall provide Buyer and its Representatives reasonable access to the work papers and other books and records of the Acquired Companies at reasonable times for the purposes of assisting Buyer and its Representatives in their review of the Payment Statement.  Prior to the Closing, the Company shall consider in good faith Buyer’s reasonable comments to the Payment Statement and cooperate in good faith to answer any questions and resolve any issues raised by Buyer or its Representatives. Buyer, the Surviving Corporation and each of their respective Affiliates shall be entitled to rely on the Payment Statement and shall have no Liability to any Person for any inaccuracy in the Payment Statement and no obligation to verify or investigate the accuracy or correctness of the Payment Statement.

(b)Promptly following the Effective Time, Buyer will deposit, or cause to be deposited (i) with Acquiom Financial LLC (the “Paying Agent”) pursuant to the paying agent agreement in substantially the form attached as Exhibit D hereto, subject to any amendments to such form requested by the Paying Agent and mutually agreed to by Buyer and the Company (the “Paying Agent Agreement”), for the benefit of the Company Stockholders, cash in an amount equal to (A) the Estimated Merger Consideration minus (B) the Escrow Amount minus (C) the Stockholders’ Expense Fund Amount minus (D) the aggregate Company Option Payments and (ii) with the Surviving Corporation, for the benefit of the holders of In-the-Money Company Options, cash in an amount equal to the aggregate Company Option Payments.

2.9.2.Surrender and Payment Procedures.

(a)Company Capital Stock.  As soon as reasonably practicable following the date hereof, the Company and the Stockholders’ Representative shall cause the Paying Agent to mail to the Company Stockholders (i) a letter of transmittal in substantially the form attached hereto as Exhibit E (which will specify that delivery will be effected, and risk of loss and title to any certificate(s) formerly representing shares of Company Capital Stock will pass, only upon receipt of such certificates by the Paying Agent), and (ii) instructions for use in effecting the surrender of certificate(s) formerly representing all of the shares of Company Capital Stock held by such Company Stockholder in exchange for an amount equal to (1) such Company Stockholder’s portion of the Estimated Merger Consideration, less (2) such Company Stockholder’s Equityholder Escrow Amount less (3) such Company Stockholders’ Pro Rata Share of the Stockholders’ Expense Fund Amount (such amount, with respect to each such holder, being the “Stockholder Merger Payment”).  Such payment is conditioned upon the due

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execution and delivery of such letter of transmittal and any other documents as may be reasonably requested by the Paying Agent.  The Paying Agent shall, no later than the later of (1) the Closing Date and (2) within two Business Days after receipt by the Paying Agent of certificate(s), properly endorsed or otherwise in proper form for transfer, formerly representing all the shares of Company Capital Stock held by any Company Stockholder for cancellation, together with such duly executed letter of transmittal and any other documents as may be reasonably requested by the Paying Agent, pay to such Company Stockholder an amount equal to such Person’s Stockholder Merger Payment, in each case payable in cash without interest and subject to applicable Tax withholding.  If payment of any portion of the applicable Stockholder Merger Payment is to be made to a Person other than the Person in whose name the surrendered certificate(s) are registered, it will be a condition of payment that the Person requesting such payment (A) will have paid any Taxes required by reason of the payment of those amounts to a Person other than the registered holder of the certificate(s) surrendered, and will have established to the satisfaction of Buyer that such Taxes have been paid, or (B) will have established to the satisfaction of Buyer that such Taxes are not applicable.  From and after the Effective Time, until surrendered as contemplated by this Section 2.9.2.(a), each certificate formerly representing shares of Company Capital Stock will be deemed to represent for all purposes only the right to receive the applicable consideration set forth in this Article II, if any, in respect of such shares formerly represented thereby in accordance with the terms hereof and in the manner provided herein.

(b)Company Options.  Promptly after the Effective Time, the Surviving Corporation shall pay to each holder of In-the-Money Company Options, either directly (in respect of any payments not subject to Tax withholding) or through the Surviving Corporation’s payroll (in respect of any payments subject to Tax withholding), as applicable, (1) such holder’s aggregate Company Option Payments less (2) such holder’s Equityholder Escrow Amount less (3) such holder’s Pro Rata Share of the Stockholder’s Expense Fund Amount (such amount, with respect to each such holder, being the “Optionholder Merger Payment”), payable in cash without interest and subject to applicable Tax withholding and in accordance with the Surviving Corporation’s applicable payroll procedures.

2.9.3.Transfer Books; No Further Ownership Rights in the Capital Stock.  At the Closing, the stock transfer books of the Company will be closed, and thereafter there will be no further registration of transfers of the shares of Company Capital Stock on the records of the Company unless and until reopened by the Surviving Corporation.  From and after the Effective Time, the holders of certificates formerly evidencing ownership of the shares of Company Capital Stock outstanding immediately prior to the Effective Time will cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Legal Requirements.  After the Effective Time, Buyer will exchange, as provided in this Article II, any presented certificate representing shares of Company Capital Stock outstanding immediately prior to the Effective Time.

2.9.4.Termination of Fund; No Liability.  At any time following one (1) year after the Effective Time, Buyer will be entitled to require the Paying Agent to deliver to it any funds (including any earnings received with respect thereto) that had been made available to the Paying Agent and that have not been disbursed to holders of the Equity Interests of the Company and thereafter such holders will be entitled to look only to Buyer (subject to abandoned property,

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escheat or other similar Legal Requirements) and only as general creditors thereof with respect to such holder’s applicable payment, upon and subject to delivery of the duly executed applicable letter of transmittal, as applicable, and, with respect to any holder of Company Capital Stock, upon due surrender of their certificates formerly representing shares of such stock.  Notwithstanding the foregoing, none of Buyer, the Surviving Corporation or the Paying Agent will be liable to any holder of an Equity Interest of the Company for any amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.

2.9.5.Lost, Stolen or Destroyed Certificates.  In the event any certificate(s) which formerly represented Equity Interests of the Company has been lost, stolen or destroyed, upon the making and delivery of an affidavit of that fact by the holder thereof in form reasonably satisfactory to Buyer, Buyer will pay such holder the payment to which such holder is entitled, as provided in this Article II; provided, however, that Buyer may, in its sole discretion and as a condition precedent to issuing such payment, require the owner of such lost, stolen or destroyed certificate(s) to deliver an agreement of indemnification in form reasonably satisfactory to Buyer and a bond in such sum as Buyer may reasonably direct as indemnity against any claim that may be made against Buyer or the Surviving Corporation with respect to the certificate(s) alleged to have been lost, stolen or destroyed.

2.10.Withholding Rights.  Each of Buyer, the Surviving Corporation, the Escrow Agent, Paying Agent, or any other applicable withholding agent designated by the foregoing will be entitled to deduct and withhold from any consideration otherwise payable pursuant to or as contemplated by this Agreement or any Ancillary Agreement, such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or any other Legal Requirement.  To the extent that amounts are so deducted or withheld by Buyer, the Surviving Corporation, the Escrow Agent, Paying Agent, or any other applicable withholding agent, such deducted or withheld amounts will be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction or withholding was made.  Other than with respect to compensatory payments, to the extent practicable, Buyer agrees to consult in good faith with the Stockholders’ Representative (and the Stockholders’ Representative’s counsel) and to allow the Stockholders’ Representative an opportunity to obtain a reduction of or relief from any withholding by Buyer or its Affiliates.  Notwithstanding anything to the contrary in this Agreement, all compensatory amounts subject to payroll reporting and withholding payable pursuant to or as contemplated by this Agreement shall be payable through the Surviving Corporation’s payroll in accordance with applicable payroll procedures.

2.11.Unclaimed Amounts.  Any amounts remaining unclaimed by any holder of Equity Interests of the Company two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become the property of any Governmental Authority) will become, to the extent permitted by applicable Legal Requirements, the property of Buyer, free and clear of any claims or interest of any Person previously entitled thereto.

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2.12.Debt Payoff.

2.12.1.At the Effective Time, Buyer shall (on behalf of the Acquired Companies) pay, or, to the extent the applicable Acquired Company has sufficient immediately available funds at such time, instruct such Acquired Company to pay, the amounts payable under the Company Debt Payoff Letters (such amounts, in the aggregate, the “Company Debt Payoff Amount”), by wire transfer of immediately available funds to the account or accounts designated in each such Company Debt Payoff Letter (in order to terminate all applicable obligations and liabilities under the Credit Facilities).

2.12.2.At the Effective Time, Buyer shall (on behalf of the Acquired Companies) pay, or, to the extent the applicable Acquired Company has sufficient immediately available funds at such time, instruct such Acquired Company to pay, the amounts payable under the Shareholder Loan Payoff Letters (such amounts, in the aggregate, the “Shareholder Loan Payoff Amount”), by wire transfer of immediately available funds to the account or accounts designated in each such Shareholder Loan Payoff Letter (in order to terminate all applicable obligations and liabilities under the Shareholder Loans). For the avoidance of doubt, this Section 2.12 shall not apply to Taxes, which shall be paid in accordance with applicable Legal Requirements.

2.13.Payment of Company Transaction Expenses.  At the Effective Time, Buyer shall (on behalf of the Acquired Companies) pay, or, to the extent the applicable Acquired Company has sufficient immediately available funds at such time, instruct such Acquired Company to pay, all Company Transaction Expenses set forth on the Closing Statement, by wire transfer of immediately available funds to the applicable recipients; provided that any amounts with respect to Taxes shall paid in accordance with the regular payroll procedures of the Surviving Company.

2.14.Working Capital Adjustment.

2.14.1.Estimated Balance Sheet.  The Company will prepare or cause to be prepared in good faith, and delivered to Buyer not later than four (4) Business Days prior to the expected Closing Date, an estimated consolidated balance sheet of the Company as of 11:59 p.m. on the day immediately prior to the Closing Date (the “Estimated Closing Balance Sheet”) and a worksheet containing the Company’s estimate of the Merger Consideration (the “Estimated Merger Consideration”), including a presentation of the calculations of the items comprising Company Working Capital and Company Cash, each as derived from the Estimated Closing Balance Sheet, Company Debt and Company Transaction Expenses (the “Estimated Closing Statement”), in each case, prepared in accordance with the Accounting Principles. The Estimated Closing Balance Sheet and the Estimated Closing Statement will be prepared in accordance with GAAP as in effect on the date of the Most Recent Balance Sheet, in accordance with the Accounting Principles.  During the period after the delivery of the Estimated Closing Statement and prior to the Closing Date, Buyer shall have an opportunity to review the Estimated Closing Statement and such supporting information and provide comments thereon. The Company shall consider in good faith, and not unreasonably omit, Buyer’s reasonable comments on the Estimated Closing Statement.

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2.14.2.Closing Balance Sheet.  As promptly as possible and in any event within sixty (60) days after the Closing Date, the Surviving Corporation will prepare or cause to be prepared, and will provide to the Stockholders’ Representative, a consolidated balance sheet of the Surviving Corporation as of 11:59 p.m. on the day immediately prior to the Closing Date (the “Closing Balance Sheet”), together with a written statement setting forth in reasonable detail its calculation of the Merger Consideration, including a presentation of the calculations of the items comprising Company Working Capital and Company Cash, each derived from the Closing Balance Sheet, Company Debt and Company Transaction Expenses (the “Closing Statement”).  The Closing Balance Sheet and the Closing Statement will be prepared in accordance with GAAP as in effect on the date of the Most Recent Balance Sheet, in accordance with the Accounting Principles.  The Stockholders’ Representative will have reasonable access to the work papers used by the Surviving Corporation in the preparation of the Closing Balance Sheet and the Closing Statement.

2.14.3.Dispute Notice.  The Closing Balance Sheet and the Closing Statement will be final, conclusive and binding on the Parties unless the Stockholders’ Representative provides a written notice (a “Dispute Notice”) to the Surviving Corporation no later than the thirtieth (30th) day after delivery of the Closing Statement setting forth in reasonable detail (a) any item on the Closing Balance Sheet and/or the Closing Statement that the Stockholders’ Representative believes is not correct or has not been prepared in accordance with the Accounting Principles or the applicable Legal Requirements and (b) the correct amount of such item in accordance with the Accounting Principles or the applicable Legal Requirements.  Any item or amount to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the Parties.

2.14.4.Resolution of Disputes.  The Surviving Corporation and the Stockholders’ Representative will attempt to resolve the matters raised in a Dispute Notice in good faith.  At any time after twenty (20) Business Days after delivery of the Dispute Notice, either the Surviving Corporation or the Stockholders’ Representative may provide written notice to the other that it elects to submit the disputed items to KPMG LLP  (the “Referee”).  If KPMG declines or is unable to serve as Referee, then Buyer and the Stockholders' Representative shall appoint by mutual agreement an impartial nationally recognized firm of independent registered public accountants to act as Referee.  The Referee will promptly review only those items and amounts specifically set forth and objected to in the Dispute Notice and resolve the dispute by adopting, in its entirety, the calculations with respect to the Company Working Capital, Company Cash, Company Transaction Expenses and Company Debt, as applicable, in the Closing Balance Sheet or the Dispute Notice.  The fees and expenses of the Referee will be shared equally by the Stockholders’ Representative and Buyer, and the decision of the Referee with respect to the items of Company Working Capital, Company Cash, Company Transaction Expenses and Company Debt submitted to it will be final, conclusive and binding on the Parties.  Notwithstanding the foregoing, the Referee’s authority to resolve any dispute shall be limited to the correct nature and amount of each item remaining in dispute, and any dispute among the Parties regarding the interpretation of this Agreement and the terms hereof shall be resolved, including through appropriate judicial resolution if necessary, prior to submission of the dispute to the Referee.  Each of the Parties to this Agreement agrees to use its commercially reasonable efforts to cooperate with the Referee and to cause the Referee to resolve any dispute no later than thirty (30) Business Days after selection of the Referee.

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2.14.5.Post-Closing Adjustment to Estimated Merger Consideration.  Promptly, and in any event no later than the fifth Business Day, after final determination of the Closing Statement in accordance with Section 2.14.3 or Section 2.14.4 (the “Final Statement”),

(a)If the amount of Merger Consideration reflected on the Final Statement is less than the Estimated Merger Consideration set forth on the Estimated Closing Statement, then (i) Buyer and the Stockholders’ Representative will deliver a joint written instruction to the Escrow Agent to (A) release the amount of such shortfall to Buyer out of funds from the Adjustment Escrow Account, (B) release the balance, if any, in the Adjustment Escrow Amount (together with all interest and earnings thereon) to the Company’s Securityholders by wire transfer in immediately available funds; provided that the amount payable in respect of Company Options shall be paid through the Surviving Corporation’s payroll, and (ii) to the extent the amount of such shortfall exceeds the Adjustment Escrow Amount, each Company Securityholder shall pay Buyer such Company Securityholder’s Pro Rata Share of such excess by wire transfer in immediately available funds; and

(b)If the amount of Merger Consideration reflected on the Final Statement is more than the Estimated Merger Consideration set forth on the Estimated Closing Statement, then (i) Buyer will pay to (A) the Stockholders’ Representative for prompt payment to the holders of Company Capital Stock (other than the holders of In-the-Money Company Options) and (B) the Surviving Corporation for the payment to the holders of In-the-Money Company Options through its regular payroll procedures, in each case outstanding immediately prior to the Effective Time, each such holder’s Pro Rata Share of such excess by wire transfer in immediately available funds and (ii) Buyer and the Shareholders’ Representative will deliver a joint written instruction to the Escrow Agent to release the entire Adjustment Escrow Amount (together with all interest and earnings thereon) to the Company Securityholders; provided that the amount payable in respect of Company Options shall be paid through the Surviving Corporation’s payroll.

Article III
REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED COMPANIES.

In order to induce Buyer to enter into and perform this Agreement and to consummate the Contemplated Transactions, except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Company hereby represents and warrants to Buyer and MergerSub as set forth below.

3.1.Organization; Predecessors.

3.1.1.Organization.  Schedule 3.1.1 sets forth for each Acquired Company its name and jurisdiction of organization.  Each Acquired Company (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and (b) is duly qualified to do business and in good standing in each jurisdiction in which it owns or leases Real Property and in each other jurisdiction in which the failure to so qualify has not had, and is not reasonably likely to have, a Material Adverse Effect. The Company has delivered to Buyer true, accurate and complete copies of (x) the Organizational

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Documents of each Acquired Company and (y) the minute books of each Acquired Company which contain records of all meetings held of, and other material corporate actions taken by, its stockholders, such Acquired Company’s board of directors and any committees appointed by its board of directors (or comparable governing body).

3.1.2.Predecessors.  Schedule 3.1.2 sets forth a list, covering in each case the previous five (5) years, of (a) any Person that has merged with or into an Acquired Company, (b) any Person a majority of whose capital stock (or similar outstanding ownership interests) or Equity Interests has ever been acquired by an Acquired Company, (c) any Person all or substantially all of whose assets has been acquired by an Acquired Company and (d) any prior names of an Acquired Company or any Person described in clauses (a) through (c) (each such Person, a “Predecessor”).

3.2.Power and Authorization.

3.2.1.Contemplated Transaction.  The execution, delivery and performance by each Acquired Company of this Agreement and each Ancillary Agreement to which it is (or will be) a party and the consummation of the Contemplated Transactions are within the power and authority of each Acquired Company and have been duly authorized by all necessary action on the part of each Acquired Company, other than approval by the Company’s stockholders of the Merger and the Contemplated Transactions.  This Agreement and each Ancillary Agreement to which each Acquired Company is (or will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) duly executed and delivered by each Acquired Company and (b) is (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) a legal, valid and binding obligation of such Acquired Company, Enforceable against each such Acquired Company in accordance with its terms.

3.2.2.Conduct of Business.  Each Acquired Company has the full power and authority necessary to own and use its Assets and carry on the Business.

3.2.3.Board Approvals.  The Company’s board of directors, by unanimous written consent or at a meeting duly called and held at which a quorum of directors were present, has, in the manner provided under Section 251 of the DGCL, (i) approved this Agreement and declared the advisability of this Agreement, and (ii) resolved to recommend that the holders of Company Capital Stock adopt this Agreement.

3.2.4.Company Securityholder Votes.  The only votes or consents of holders of any Equity Interest of any Acquired Company necessary to approve and adopt this Agreement and the Contemplated Transactions are the Merger Consent.  The adoption of this Agreement by written consent is permissible under Section 228 of the DGCL and the Company’s Organizational Documents.

3.3.Authorization of Governmental Authorities.  Except (i) for compliance with the applicable requirements of the HSR Act and (ii) as disclosed on Schedule 3.3, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by any Acquired Company of this Agreement and each Ancillary Agreement to which it is (or will be) a party or

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(b)  consummation of the Contemplated Transactions by each Acquired Company, other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

3.4.Noncontravention.  Except as disclosed on Schedule 3.4, neither the execution, delivery and performance by an Acquired Company or any Company Securityholder of this Agreement or any Ancillary Agreement to which it is (or will be) a party nor the consummation of the Contemplated Transactions will:

(a)assuming the taking of any action by (including any authorization, consent or approval), or in respect of, or any filing with, any Governmental Authority, in each case, as disclosed on Schedule 3.3, violate any Legal Requirement applicable to an Acquired Company;

(b)result in a breach or violation of, or default under, any Contractual Obligation of any Acquired Company;

(c)require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contractual Obligation of any Acquired Company; or

(d)result in a breach or violation of, or default under, the Organizational Documents of any Acquired Company.

3.5.Capitalization of the Acquired Companies.

3.5.1.Outstanding Capital Stock.  As of the date of this Agreement, the entire issued capital stock and the entire authorized capital stock of each Acquired Company is as set forth on Schedule 3.5.  All of the outstanding shares of capital stock of each Acquired Company have been duly authorized, validly issued, and are fully paid and non-assessable.  None of the Acquired Companies has violated the 1933 Act, any state “blue sky” or securities laws, any other similar Legal Requirement or any preemptive or other similar rights of any Person in connection with the issuance or redemption of any of its Equity Interests.  Schedule 3.5 includes an accurate and complete list, as of the date of this Agreement, of each outstanding Company Option, including with respect to each award of Company Options, (i) the name of the applicable holder, (ii) the grant date, (iii) the number of shares of Company Common Stock underlying such award, (iv) the applicable vesting schedule (or vesting conditions), including any accelerated vesting expected to triggered by the Contemplated Transactions, (v) the expiration date, (vi) the exercise price, and (vii) whether such Company Option is intended to be an “incentive stock option” as defined in Section 422(b) of the Code.  Except as set forth on Schedule 3.5, there are outstanding (i) no other Equity Interests or phantom equity interests of any of the Acquired Companies, (ii) no securities of any of the Acquired Companies convertible into or exchangeable for Equity Interests of the Acquired Companies, (iii) no rights of any sort or nature that confer entitlement to subscription or acquisition of shares in the Acquired Companies and (iv) no options or other commitments under which any Acquired Company is required to issue shares. All Company Options were granted with an exercise price not less than the fair market value of a share of Company Common Stock on the date of grant as determined under Section 409A or Section 422 of the Code, as applicable. All outstanding options to purchase Company Common Stock have been granted under the Option Plan.

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3.5.2.Ownership.  The Company holds no shares of its capital stock in its treasury.  All of the outstanding Equity Interests of the Company are held of record and beneficially owned by the Persons and in the respective amounts set forth in Schedule 3.5.  The Company has delivered to Buyer true, correct and complete copies of the stock ledger of each Acquired Company, each of which reflects all issuances, transfers, repurchases and cancellations of shares of its capital stock.

3.5.3.Subsidiaries.  All of the outstanding Equity Interests in each of the Company’s Subsidiaries are set forth on Schedule 3.5 and are validly issued, fully paid and non-assessable.  The Company is the beneficial owner (and the Company or the Company’s Subsidiary listed on Schedule 3.5 is the record owner) of all of the Equity Interests in the Company’s Subsidiaries and holds such Equity Interests free and clear of all Encumbrances except as are imposed by applicable securities laws.  Schedule 3.5 also sets forth for each of the Company’s Subsidiaries, the individuals who comprise the board of directors for each such Subsidiary.

3.5.4.Encumbrances, etc.  Except as disclosed on Schedule 3.5:  (a) there are no preemptive rights or other similar rights in respect of any Equity Interests in any Acquired Company, (b) except as imposed by applicable securities laws, there are no Encumbrances (other than Permitted Encumbrances) on, or other Contractual Obligations relating to, the ownership, transfer or voting of any Equity Interests in any Acquired Company, or otherwise affecting the rights of any holder of the Equity Interests in any Acquired Company, (c) except for the Contemplated Transactions, there is no Contractual Obligation or provision in the Organizational Documents of any Acquired Company that obligates it to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, any Equity Interests in any Acquired Company and (d) there are no existing rights with respect to registration under the 1933 Act of any Equity Interests in any Acquired Company.

3.6.Financial Statements.

3.6.1.Financial Statements.  Set forth in Schedule 3.6.1 are true and correct copies of each of the following:

(a)the audited consolidated balance sheet as at December 31, 2017 and December 31, 2016 and the related audited consolidated statements of income, cash flow and changes in stockholders’ equity of the Acquired Companies for the fiscal years then ended, accompanied by any notes thereto and the report of RSM US LLP (collectively, the “Annual Financials”); and

(b)the unaudited consolidated balance sheet of the Acquired Companies as at September 30, 2018 (respectively, the “Most Recent Balance Sheet,” and the “Most Recent Balance Sheet Date”) and the related unaudited consolidated statements of income, cash flow and changes in stockholders’ equity of the Acquired Companies for the nine months then ended (the “Interim Financials” and together with the Annual Financials, collectively the “Financials”).

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3.6.2.Internal Controls.  The Acquired Companies have established and maintain, adhere to and enforce a system of internal accounting controls which are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Financial Statements, except as set forth on Schedule 3.6.2, in all material respects in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that accurately and fairly reflect the transactions and dispositions of the assets of the Acquired Companies and (ii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Acquired Companies. Except as disclosed in Schedule 3.6.2, the Acquired Companies have not received notice of any claim, allegation or finding regarding (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Acquired Companies during any period reflected in the Financials or (B) any fraud that involves the any employee, officer, director or consultant of the Acquired Companies in connection with the preparation of the Financials.

3.6.3.Compliance with GAAP, etc.  The Financials (a) are complete and correct in all material respects and were prepared in accordance with the books and records of the Acquired Companies, (b) have been prepared in accordance with GAAP, consistently applied, subject to, in the case of the Interim Financials, the absence of footnote disclosure and with respect to presentation, and (c) fairly present in all material respects the financial position of the Acquired Companies as at the respective dates thereof and the results of the operations of the Acquired Companies and changes in financial position for the respective periods covered thereby, except as otherwise noted therein.

3.7.Absence of Undisclosed Liabilities.  No Acquired Company has any Liabilities except for (a) Liabilities set forth on the face of the Most Recent Balance Sheet and (b) Liabilities incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date (none of which results from, arises out of, or relates to any breach or violation of, or default under, a Contractual Obligation or Legal Requirement).

3.8.Absence of Certain Developments.  Since the Most Recent Balance Sheet Date, the Business has been conducted in the Ordinary Course of Business and, except for the matters disclosed in Schedule 3.8:

(a)no Acquired Company has (i) amended its Organizational Documents, (ii) amended any term of its outstanding Equity Interests or other securities or (iii) issued, sold, granted, or otherwise disposed of, its Equity Interests or other securities other than grants of Company Options in the Ordinary Course of Business;

(b)no Acquired Company has become liable in respect of any guarantee or has incurred, assumed or otherwise become liable in respect of any Debt (other than drawdowns on the Existing Credit Facility in the Ordinary Course of Business) in excess of $500,000 in the aggregate;

(c)no Acquired Company has permitted any of its Assets to become subject to an Encumbrance other than a Permitted Encumbrance;

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(d)no Acquired Company has (i) made any declaration, setting aside or payment of any dividend or other distribution with respect to, or any repurchase, redemption or other acquisition of, any of its capital stock or other Equity Interests or (ii) entered into, or performed, any transaction with, or for the benefit of, any securityholder of the Company or any Affiliate of such securityholder (other than payments made to officers, directors and employees in the Ordinary Course of Business);

(e)there has been no material loss, destruction, damage or eminent domain taking (in each case, whether or not insured), individually or in the aggregate, affecting the Business or any Asset;

(f)no Acquired Company has directly or indirectly acquired, whether by merger or consolidating with, or acquiring all or substantially all of the assets of, any other Person;

(g)no sale, lease or disposition of any of material assets or properties of the Acquired Companies, other than (A) sales or dispositions in the Ordinary Course of Business, (B) sales or dispositions of obsolete or surplus assets in the Ordinary Course of Business consistent with past practice, (C) sales or dispositions in connection with the normal repair or replacement of assets or properties in the Ordinary Course of Business, or (D) sales or dispositions involving aggregate payments to the Acquired Companies of less than $100,000;

(h)there has been no liquidation, dissolution, reorganization or winding up the business or operations of the Acquired Companies;

(i)no Acquired Company has terminated or closed any facility, business or operation;

(j)no Acquired Company has engaged in any material new line of business;

(k)no Acquired Company has increased the Compensation payable or provided to or paid, whether conditionally or otherwise, to any current or former director, officer, employee or independent contractor, other than (i) as required by applicable Legal Requirements or under a Contractual Obligation or (ii) or annual increases made in the Ordinary Course of Business for any employee whose annual base compensation does not exceed $150,000;

(l)no Acquired Company has established, adopted, amended or terminated any collective bargaining agreement, works council agreement or other agreement of any kind with a labor union, labor organization, works council or other employee representative body;

(m)no Acquired Company has hired or engaged, or terminated the employment or engagement of, any employee, independent contractor or other service provider whose annual base compensation exceeds $150,000;

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(n)no Acquired Company has adopted, amended, modified, suspended or terminated any Company Plan or, except in accordance with terms thereof as in effect on the Most Recent Balance Sheet Date, increased any benefits under any Company Plan, other than modifications, amendments, suspensions or terminations required by an applicable Legal Requirement;

(o)no Acquired Company has written up or written down any of its material Assets;

(p)no Acquired Company has accelerated the collection of accounts receivable or delayed payment of accounts payable in a manner inconsistent with the Ordinary Course of Business and its past practices, or effected any material change in such Acquired Company’s cash management practices and its policies, practices and procedures with respect to the collection of accounts receivable and payment of trade accounts payable;

(q)no Acquired Company has made any change in its methods of accounting or accounting practices (including with respect to reserves);

(r)no Acquired Company has consented to the entry of any judgment or entered into any settlement with respect to any Action;

(s)no Acquired Company has entered into any Contractual Obligation to do any of the things referred to elsewhere in this Section 3.8;  and

(t)no Material Adverse Effect has occurred.

3.9.Debt; Guarantees.  The Acquired Companies have no Liabilities in respect of Debt except as reflected on the face of the Most Recent Balance Sheet or as set forth on Schedule 3.9.  For each item of Debt, Schedule 3.9 correctly sets forth the debtor, the principal amount of the Debt as the date of this Agreement, the creditor, the maturity date and the collateral, if any, securing the Debt.  No Acquired Company has any Liability in respect of a guarantee of any Liability of any other Person.

3.10.Assets.

3.10.1.Ownership of Assets.  Each Acquired Company has sole and exclusive, good and marketable title to, or, in the case of property held under a lease or other Contractual Obligation, a sole and exclusive, Enforceable leasehold interest in, or right to use, all of the properties, rights and assets owned or purported to be owned by an Acquired Company, whether real or personal and whether tangible or intangible, including all assets reflected in the Most Recent Balance Sheet or acquired after the Most Recent Balance Sheet Date (except for such assets which have been sold or otherwise disposed of since the Most Recent Balance Sheet Date in the Ordinary Course of Business) (collectively, the “Assets”).  None of the Assets is subject to any Encumbrances other than Permitted Encumbrances.

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3.10.2.Sufficiency of Assets.  The Assets comprise all of the material assets, properties and rights of every type and description, whether real or personal, tangible or intangible, used or necessary to the conduct of the Business and sufficient to enable Buyer to conduct the Business in substantially the same manner in which the Business was conducted prior to the Closing Date.  There are no material assets other than the Assets used in the operation of the Business.

3.10.3.Investments.  No Acquired Company controls, directly or indirectly, or owns any direct or indirect Equity Interest in any Person which is not a Subsidiary of the Company.  No Acquired Company has assumed any obligations to acquire any Equity Interest in any Person.

3.11.Real Property.

3.11.1.Except as described in Schedule 3.11, no Acquired Company owns or has ever owned any real property.  Schedule 3.11 describes each leasehold interest in real property leased, subleased by, licensed or with respect to which a right to use or occupy has been granted to or by any of the Acquired Companies (the “Real Property”), and specifies the lessor(s) of such leased property, the Acquired Company occupying such leased property, and identifies each lease or any other Contractual Obligation under which such Real Property is leased (the “Real Property Leases”).  The Acquired Companies are in material compliance with all of their obligations under the Real Property Leases.  Except as set forth on Schedule 3.11, the consummation of the Contemplated Transactions will not result in the violation of any of the terms of any Real Property Leases or trigger any obligation to deliver notice or obtain consent from any lessor under any of the Real Property Leases.  Each Real Property Lease is a binding contract enforceable pursuant to its terms.  There are no ongoing events of default (as and if such term is used in each Real Property Lease) or material defaults by the Acquired Companies or, to the Company’s Knowledge, by any other Person under any of the Real Property Leases, and the Company has not received written notice of default by any other Person and no facts or conditions exist that would result in an event of default or material default upon the delivery of notice or passage of time.  Except as described on Schedule 3.11, there are no written or oral subleases, licenses, concessions, occupancy agreements or other Contractual Obligations of the Company granting to any other Person the right of use or occupancy of the Real Property and there is no Person (other than an Acquired Company and any lessor(s) of leased Real Property) in possession of the leased Real Property.  The Acquired Companies hold valid title to the leasehold estate (as lessee or sublessee) in all Real Property Leases, set forth on Schedule 3.11, in each case free and clear of all liens, except for Permitted Encumbrances.

3.11.2.The Company has delivered to Buyer true, correct and complete copies of the Real Property Leases including all amendments, modifications, or memoranda of lease thereto and all estoppel certificates or subordinations, non-disturbance and attornment agreements related thereto and any other ancillary agreements thereto. No Real Property Lease has been or, to the Company’s Knowledge, is threatened to be terminated by the relevant lessor.  None of the Acquired Companies have received any written notice from any Governmental Authority or other third party asserting any violation of any law with respect to any Real Property, which alleged violation remains unresolved (without on-going obligation).  None of the Acquired Companies have received any written notice from any of the lessors under the Real Property Leases evidencing or asserting any disputes related to the Real Property, which have not been resolved without on-going obligations (beyond compliance with the terms of the applicable Real Property Lease).

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3.11.3.Each Real Property is supplied with utilities and other services necessary for its operation as currently operated or proposed to be operated, all of which utilities and other services are, to the Company’s Knowledge, provided via public roads or via permanent, irrevocable appurtenant easements benefitting the parcel of Real Property.  Each parcel of Real Property abuts on, and has direct vehicular access to, a public road, or has access to a public road via a permanent, irrevocable appurtenant easement benefitting the parcel of Real Property, in each case, to the extent necessary for the conduct of the Business.

3.11.4.All Permits related to the Company’s use of the Real Property and the lawful occupancy thereof have been issued by the appropriate Governmental Authorities, except as would not reasonably be expected to result in a Material Adverse Effect. All such Permits will continue in full force and effect immediately after giving effect to the Contemplated Transactions. To the Company’s Knowledge, the Real Property and its current use, occupancy and operation by the Acquired Companies do not violate or conflict with any covenants, conditions, restrictions or other Contractual Obligations to which any of the Acquired Companies, or to the Company’s Knowledge, any other Person, is subject, including in each case the requirements of any applicable Encumbrances thereto. No Acquired Company has received notice of any eminent domain, condemnation or similar proceeding with respect to any portion of the Real Property, and no such proceedings are pending or, to the Company’s Knowledge, threatened.

3.11.5.The Real Property and buildings, structures, equipment and improvements that are located on or constitute part of the leased Real Property and the use thereof by the Acquired Companies conform to all laws and regulations (including under any applicable building, zoning, subdivision or other land use requirements), are in good operating condition and repair in all material respects (subject to normal wear and tear), and are suitable, adequate and sufficient in all material respects for the purposes for which such facilities are used.  All structural, mechanical and other physical systems that constitute part of the facilities, including the walls, roofs and structural elements of all buildings and structures and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included as part of or located on the Real Property are in good operating condition and repair in all material respects (subject to normal wear and tear). No condition or defect in the Real Property exists that would reasonably be expected to result in a material increase in the cost of maintenance, repair or operation of the Real Property.

3.12.Equipment. All of the fixtures and other improvements to the Real Property included in the Assets and all of the tangible personal property included in the Assets (the “Equipment”) (a) are adequate and suitable for their present uses and (b) are in reasonably good working order, operating condition and state of repair in all material respects (subject to normal wear and tear).

3.13.Intellectual Property; Data Security.

3.13.1.Schedule 3.13.1 accurately and completely identifies (a) each item of Company Registered IP and the owner of record; (b) the jurisdiction in which such item of Company Registered IP has been registered or filed, the filing or registration date and the

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applicable registration or serial number; and (c) any Third Party that has an ownership interest in such item of Company Registered IP and the nature of such ownership interest. Schedule 3.13.1 also identifies each item of Company IP that is (i) custom or proprietary Software, (ii) an unregistered Trademark that is material to the Business, or (iii) an unregistered Copyright that is owned by any Acquired Company and material to the Business.

3.13.2.Schedule 3.13.2 accurately and completely identifies (a) all Company Licensed IP, except Off-the-Shelf Software; (b) the corresponding Contractual Obligations pursuant to which the Company-Licensed IP is licensed; (c) whether such licenses granted for the Company Licensed IP are exclusive or nonexclusive; and (d) any restrictions on the applicable Acquired Company’s use of such Company Licensed IP (including by geography or business lines).

3.13.3.Schedule 3.13.3 accurately and completely identifies the Contractual Obligations pursuant to which a Third Party has been granted a license or other right (whether or not currently exercisable) in Company IP by any Acquired Company. The Acquired Companies are not bound by, and no Company IP is subject to, any Contractual Obligation containing any covenant or other provision that materially limits or restricts the ability of the Acquired Companies to use, exploit, assert, or enforce any Company IP anywhere in the world. No royalties or other payments relating to the use of Intellectual Property are payable by the Acquired Companies to any Third Party except royalties paid for Off-the-Shelf Software.

3.13.4.The Acquired Companies solely and exclusively own all right, title, and interest to and in the Company IP (other than title to Intellectual Property licensed to the Acquired Companies, as identified in Schedule 3.13.2) free and clear of any Encumbrances, other than Permitted Encumbrances. The Company IP constitutes all of the Intellectual Property that is used or exploited in the Business. Except as would not reasonably be expected to result in a Material Adverse Effect, the Acquired Companies (a) own or have sufficient rights to use all Company IP and (b) will have the same rights to use the Company IP following the Closing as the Acquired Companies had immediately prior to the Closing.

3.13.5.An Acquired Company is the owner of record of all Company Registered IP. Except as would not reasonably be expected to have a Material Adverse Effect, each item of Company Registered IP is valid, enforceable, and subsisting (or in the case of applications, applied for), all registration, maintenance and renewal fees currently due in connection with the Company Registered IP have been paid or is within an applicable grace period, and all documents, recordations and certificates in connection with the Company Registered IP currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting the Company Registered IP and recording the Acquired Companies’ ownership interests therein, and the Acquired Companies have taken all other actions required to maintain their rights to the Company Registered IP.  Except as would not reasonably be expected to have a Material Adverse Effect, the Acquired Companies have complied in all material respects with all Legal Requirements in the preparing, filing, and maintaining of the Company IP for which the Acquired Companies have had responsibility, including timely submitting to appropriate government patent offices all prior art that is material to the patentability of inventions for which patent protection has been pursued.

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3.13.6.Each of the current and former employees, consultants and contractors of the Acquired Companies who has developed or contributed to the development of any Intellectual Property on behalf of, or for the benefit of, any Acquired Company has executed a valid and enforceable written Contractual Obligation pursuant to which such employee, consultant or contractor has assigned and agreed to assign such Intellectual Property to the applicable Acquired Company.

3.13.7.The Acquired Companies have maintained commercially reasonable practices to protect the confidentiality of (i) the Acquired Companies’ material confidential information and trade secrets; and (ii) the confidential information of any Third Parties to whom the Acquired Companies owe a duty of confidence and, except as would not reasonably be expected to have a Material Adverse Effect, the Acquired Companies have required all current and former employees, consultants and contractors of the Acquired Companies and all other Persons with access to an Acquired Company’s confidential information to execute written Contractual Obligations requiring them to maintain the confidentiality of such information and use such information only for the benefit of the Acquired Companies.

3.13.8.The execution, delivery, and performance of this Agreement and the consummation of the Contemplated Transactions will not result in, or give any Third Party the right or option to cause or declare, (i) a loss or impairment of, or Encumbrance on, any Company IP; (ii) a breach of or default under any Contractual Obligation relating to Company IP; (iii) the release, disclosure, or delivery of Company IP by or to any escrow agent or Third Party; (iv) the grant, assignment, or transfer to any Third Party of any license or other right or interest under, to, or in any Company IP; or (v) any modification, acceleration, termination or adverse change in any rights under any Contractual Obligation pertaining to Company IP.

3.13.9.The Company Registered IP and, to the Company’s Knowledge, the Company Licensed IP, is not subject to any outstanding order, judgment or decree adversely affecting the Acquired Companies’ use of, or rights to such Company IP. Except as would not reasonably be expected to result in a Material Adverse Effect, the activities of the Acquired Companies, the products or services of the Acquired Companies, and/or the conduct of the Business does not currently infringe, interfere with, dilute, misappropriate or otherwise violate the Intellectual Property of any Person, and has not infringed, interfered with, diluted, misappropriated or otherwise violated, the Intellectual Property of any Person.

3.13.10.No Acquired Company is a party to any Action directed or related to any Company IP, and no Action (including any invitation to license or request or demand to refrain from using any Intellectual Property of any Person in connection with the conduct of the Business) is pending or, to the Company’s Knowledge, threatened against any of the Acquired Companies (i) alleging that any Acquired Company has infringed, interfered with, diluted misappropriated, or otherwise violated the Intellectual Property of any Person or (ii) challenging or seeking to deny, revoke or limit the Acquired Companies’ rights in any Company IP, or challenging the legality, validity and enforceability, use, or ownership of any Company IP. To the Company’s Knowledge, no Person is infringing, interfering with, diluting, misappropriating or otherwise violating any Company IP or has infringed, interfered with, diluted, misappropriated or otherwise violated any Company IP.

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3.13.11.Except as would not reasonably be expected to result in a Material Adverse Effect, each Acquired Company (i) lawfully owns, leases or licenses all Systems, including any outsourced systems or services that are provided to any of the Acquired Companies by any Third Party, that are used in, held for use or necessary for the operation of the Business (each, a “Company System”), each of which is reasonably sufficient for the immediate and anticipated needs of such Acquired Company including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner; and (ii) will continue to have such rights immediately after the Closing. Since January 1, 2015, there has been no material failure or substandard performance of any Company System, in each case which has caused a material disruption to the Business.

3.13.12.The Acquired Companies maintain commercially reasonable backup and data recovery, disaster recovery and business continuity plans, procedures and facilities that are intended to provide for the backup and recovery of the data and information stored or processed using the Company Systems without material disruption to the business of any Acquired Company. The Acquired Companies test such plans, procedures and facilities on a regular basis, and such plans, procedures and facilities have proven effective in all material respects upon such testing. Except as would not reasonably be expected to result in a Material Adverse Effect, the Company Systems do not contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the computer software industry) or other software routines or hardware components intentionally designed to permit unauthorized access, to maliciously disable or to erase all or any portion of any Company System.

3.13.13.Each Acquired Company’s use, collection, disclosure, access, maintenance, transmission, protection and dissemination of Sensitive Data is and at all times since January 1, 2015 has been in material compliance with the Acquired Companies’ published privacy policies, Legal Requirements, and obligations under any material Contractual Obligation applicable to such Acquired Company, including, with respect to the Subsidiaries in the United Kingdom, the Data Protection Laws (“Privacy Obligations”). Each Acquired Company maintains policies and procedures regarding data security, privacy and the use of data, and maintains administrative technical and physical safeguards that are commercially reasonable and in material compliance with all applicable Privacy Obligations. Except as would not reasonably be expected to have a Material Adverse Effect, since January 1, 2016, there has been no (a) security breach or unauthorized intrusion affecting any Company System, or (b) any unauthorized use, misuse, access, loss or distribution of Sensitive Data or any other data or information owned, collected, processed, stored or controlled by the Acquired Companies.

3.13.14.The Subsidiaries in the United Kingdom have:

(a)introduced and applied appropriate written data protection policies and procedures concerning the collection, use, storage, retention, sharing, transfer and security of Personal Data and implemented regular staff training, use testing, audits or other documented mechanisms to ensure and monitor compliance with such policies and procedures;

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(b)put in place an adequate data breach response plan that enables the Subsidiaries in the United Kingdom and the Processors to comply with the related requirements of the Data Protection Laws.

(c)put in place an adequate protocol to ensure data subjects requests to exercise their rights under Data Protection Laws are complied with in accordance with Data Protection Laws.

3.13.15.Since January 1, 2016, the Subsidiaries in the United Kingdom have not disclosed or transferred any Personal Data outside the European Economic Area except in accordance with Data Protection Laws.

3.13.16.Since January 1, 2016, the Subsidiaries in the United Kingdom have complied with all data subject requests, including any requests for access to Personal Data, the cessation of specified processing activities or the rectification or erasure of any Personal Data, in each case in accordance with the requirements of the Data Protection Laws, and there are no such requests outstanding at the date of this Agreement.

3.13.17.To the Company’s Knowledge, since January 1, 2016, neither the Subsidiaries in the United Kingdom nor any of the Processors have suffered any breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to any Personal Data, and each of the Subsidiaries in the United Kingdom have passed all regulatory audits to which they have been subject.

3.13.18.Since January 1, 2016, none of the Subsidiaries in the United Kingdom has any:

(a)notice, request, correspondence or other communication from any Supervisory Authority, or been subject to any enforcement action (including any fines or other sanctions), in each case relating to a breach or alleged breach of their obligations under the Data Protection Laws;

(b)claim, complaint, correspondence or other communication from a data subject or any other person claiming a right to compensation under the Data Protection Laws, or alleging any breach of the Data Protection Laws; and

(c)To the Company’s Knowledge, there is no fact or circumstance that may lead to any such notice, request, correspondence, communication, claim, complaint or enforcement action.

3.14.Legal Compliance.

3.14.1.Each Acquired Company is in compliance in all material respects with, and is not in material violation of, and, since January 1, 2015, has not received any written notices or other claims or assertions of violation with respect to, any Legal Requirement with respect to the conduct of the Business, or the ownership or operation of the Business or otherwise applicable to them or their properties or Assets.

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3.14.2.The Acquired Companies have obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Authority that is necessary to own, lease and operate its properties and to carry on the Business as owned, leased, operated or carried on as of the date of this Agreement (all of the foregoing consents, licenses, permits, grants, and other authorizations, collectively, the “Company Authorizations”), and all of the Company Authorizations are in full force and effect.  Since January 1, 2015, none of the Acquired Companies have received any written notice or other communication from any Governmental Authority regarding (a) any material violation of any Legal Requirements or material violation of any Company Authorization or any failure to comply in a material respect with any term or requirement of any Company Authorization or (b) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Company Authorization.  Except as set forth on Schedule 3.14.2, none of the Company Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the Contemplated Transactions.

3.15.Regulatory Compliance.

3.15.1.The Acquired Companies are in compliance in all material respects with all Drug Regulatory Laws applicable to the Acquired Company’s business as it is currently conducted.

3.15.2.Since January 1, 2015, all products developed, tested, investigated, manufactured, stored, distributed, marketed or sold by or on behalf of the Acquired Companies have been so developed, tested, investigated, manufactured, stored, distributed, marketed and sold by the Acquired Companies in compliance with all applicable Drug Regulatory Laws, including 21 C.F.R. Parts 210 and 211 and equivalent requirements of any other applicable Governmental Authority in all material respects.

3.15.3.The Acquired Companies are not subject to any material Action by, and, since January 1, 2015, have received no written notice or inquiry from, the FDA, DEA, EMA, HIS, HSE, MHRA or other Governmental Authority alleging that any operation or activity of the Acquired Companies relating to its business or products is in material violation of any Drug Regulatory Law, and, to the Company’s Knowledge, no such material Action has been threatened. The Acquired Companies are not a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders or other similar written agreements, in each case, entered into with or imposed by any Governmental Authority. Since January 1, 2015, the Acquired Companies have not committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA, EMA, HIS, HSE, MHRA, SOCA or any other Governmental Authority to invoke a policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities,” or similar policy, set forth in any applicable Legal Requirements.

3.15.4.Since January 1, 2015, no Acquired Company has experienced a theft or significant loss of controlled substances or listed chemicals that would require reporting to the DEA, HIS, HSE, MHRA, SOCA or any comparable Governmental Authority, or experienced any material diversion of controlled substances or listed chemicals or any material breaches of the security systems and procedures required under any Drug Regulatory Laws.

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3.15.5.Since January 1, 2015, no product distributed or sold by or on behalf of any Acquired Company has been seized, withdrawn, recalled or detained and there are no facts or circumstances reasonably likely to cause (a) the seizure, denial, withdrawal, recall, detention, material field notification, material field correction or safety alert relating to any such product or (b) a termination, seizure or suspension of marketing of any such product. No proceedings in the United States, the United Kingdom or any other jurisdiction seeking the withdrawal, recall, correction, suspension, import detention or seizure of any such product are pending or, to the Company’s knowledge, threatened against any Acquired Company.

3.15.6.Since January 1, 2015, the Acquired Companies have not been, and to the Company’s Knowledge, none of the employees or other applicable persons engaged by any of the Acquired Companies have been, (a) debarred (under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. §335a (a) and (b)), (b) convicted of a crime for which a person can be debarred, (c) threatened to be debarred, (d) indicted for a crime or otherwise engaged in conduct for which a person can be debarred or (e) been subject to any equivalent sanction described in this Section 3.15.6 in the United Kingdom or any foreign jurisdiction.

3.16.Anticorruption Laws.

3.16.1.Since January 1, 2015, none of the Acquired Companies nor, to the Company’s Knowledge, their Representatives or any other Person acting for or on behalf of any of the Acquired Companies, including any of their Affiliates, has (a) violated any Anticorruption Laws, or (b) has taken any action, directly or indirectly, to give, offer to give, promise to give, or authorize the payment or giving of anything of value to any Government Official or to any Person:

(a)for the purpose of: (i) influencing any act or decision of a Government Official in their official capacity; (ii) inducing a Government Official to do or omit to do any act in violation of their lawful duties; (iii) securing any improper advantage; (iv) inducing a Government Official to influence or affect any act or decision of any Governmental Authority, any company, business, enterprise or other entity owned, in whole or in part, or controlled by any Governmental Authority, or any political party; or (v) assisting any of the Acquired Companies, including their Affiliates, their Representatives or any other Person acting for or on behalf of any of the Acquired Companies, including their Affiliates, in obtaining or retaining business for or with, or directing business to, any of the Acquired Companies , including their Affiliates, their Representatives or such Persons; and

(b)in a manner which would constitute or have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage.

3.16.2.None of the Acquired Companies, including their Affiliates, their Representatives or any other Person acting for or on behalf of any of the Acquired Companies, including their Affiliates, has received any notice, request or citation for any actual or potential noncompliance with any of the foregoing in this Section 3.16.2.

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3.17.Tax Matters.

3.17.1.All material Tax Returns required to be filed by the Acquired Companies with any Governmental Authority on or before the Closing Date have been duly and timely filed in accordance with the applicable Legal Requirements.  All income and other material Tax Returns filed by the Acquired Companies were true, correct and complete in all material respects.  All material Taxes due and payable by the Acquired Companies on or before the Closing Date (whether or not shown on any Tax Return) have been timely paid in full, collected or withheld and remitted to the appropriate Governmental Authority.

3.17.2.No claim has ever been made in writing by an authority in a jurisdiction where an Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by that jurisdiction and, to the Company’s Knowledge, there is no basis for any such claim to be made.  There are no material Encumbrances with respect to Taxes upon any Asset other than statutory liens for Taxes not yet due as payable.

3.17.3.Each Acquired Company has deducted, withheld and timely paid to the appropriate Governmental Authority all material Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, equityholder and other Third Party, and each Acquired Company has complied in all material respects with all reporting and recordkeeping requirements with respect to such Taxes.

3.17.4.There is no Action concerning any Tax Liability of any Acquired Company pending, being conducted, claimed in writing or, to the Company’s Knowledge, threatened by a Governmental Authority and no material deficiencies for Taxes or other assessments relating to Taxes have been claimed, proposed, or assessed in writing against the Acquired Company.  The Company has provided or made available to Buyer true, correct and complete copies of all income and other material Tax Returns filed and all examination reports and statements of deficiencies assessed against or agreed to by an Acquired Company for the past three (3) years.

3.17.5.No Acquired Company has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, other than waivers or extensions that are no longer in effect, and no such agreement waiving or extending the statute of limitations or the period of assessment or collection of any material Taxes has been requested in writing by any Governmental Authority.  Except as set forth on Schedule 3.17.5, no Acquired Company has executed any power of attorney with respect to any Tax or Tax Return other than powers of attorney that are no longer in effect.  No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority with or in respect of any Acquired Company.

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3.17.6.The unpaid Taxes of the Acquired Companies will not, as of the Closing Date, exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as set forth on the face of the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Companies in filing their Tax Returns. The Pre-Closing Taxes do not, and will not, exceed the amount of Pre-Closing Taxes taken into account in the Company Debt as finally determined pursuant to Section 2.14.

3.17.7.Except as set forth on Schedule 3.17.7, no Acquired Company has paid, or is a party to any agreement, contract, arrangement or plan that could result in making payments that have resulted or would result, separately or in the aggregate, in the payment of, any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 (or any corresponding provisions of state, local or foreign Tax law) or that were not or would not be deductible under Code Sections 162 or 404.  No Acquired Company is obligated to make any “gross-up” or similar payment to any Person on account of any Tax under Code Sections 4999 or 409A.

3.17.8.No Acquired Company has been a member of an Affiliated Group and no Acquired Company is otherwise liable for the Taxes of any other Person other than, in each case, an Affiliated Group comprised solely of the Acquired Companies. No Acquired Company is party to any Contractual Obligation relating to Tax sharing or Tax allocation, other than any contract entered into in the Ordinary Course of Business, the principal purpose of which is unrelated to Taxes.  No Acquired Company has any Liability for the Taxes of any Person (other than the Company) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor or otherwise.

3.17.9.No Acquired Company will be required to include any material amount in taxable income or exclude any material item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (a) change in method of accounting for a taxable period ending on or prior to the Closing Date (and will not be required to make such an adjustment as a result of the transactions contemplated by this Agreement), including by reason of Code Section 451(b), (b) any “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign law) executed on or prior to the Closing Date, (c) any deferred intercompany gain or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision or administrative rule of federal, state, local or foreign law), (d) installment sale or open transaction disposition made on or prior to the Closing Date, (e) any prepaid amount received on or prior to the Closing Date outside of the ordinary course of business, and (f) any Taxes imposed by Code Section 965(a) of the Code.

3.17.10.No Acquired Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361.

3.17.11.No Acquired Company has participated in any listed transactions under Treasury Regulation Section 1.6011-4(b)(2).

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3.17.12.None of the Acquired Companies is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

3.17.13.None of the Acquired Companies is, or has been, a party to any joint venture, partnership, or other contract or arrangement that could reasonably be expected to be treated as a partnership for U.S. federal income Tax purposes.

3.17.14.Each of the Acquired Companies is, and has been since its respective formation, treated as shown on Schedule 3.17.5 for U.S. federal income tax purposes.  None of the Acquired Companies is subject to Tax in any jurisdiction other than the country in which it is organized by virtue of having a permanent establishment, fixed place of business or otherwise. Neither Avista Holding Co., Ltd. nor Solid Form Solutions Limited have an investment in United States property, as defined by Section 956 of the Code.

3.17.15.The Company Preferred Stock is, and has always been, treated as not “preferred stock” within the meaning of Treasury Regulations Section 1.305-5(a). There are no, and have never been, dividends in arrears for purposes of Treasury Regulation Section 1.305-7 with respect to Company Preferred Stock. There are no, and have never been, deemed dividends or distributions to the holders of Company Preferred Stock under Section 305 of the Code.

3.17.16.Since the Most Recent Balance Sheet Date, the Business has been conducted in the Ordinary Course of Business, and no Acquired Company has taken, or omitted from taking, any of the actions set forth in Section 6.17.

3.18.Employee Benefit Plans and Employee Matters.

3.18.1.Schedule 3.18.1 includes a true, correct and complete list of all Benefit Plans that are maintained, contributed (or required to be contributed) to, or sponsored by any of the Acquired Companies or with respect to which any of the Acquired Companies has or may reasonably be expected to have any liability, contingent or otherwise (collectively, the “Company Plans”).

3.18.2.With respect to each Company Plan, the Company has made available to Buyer a true, correct and complete copy of each of the following, as applicable: (i) all documents embodying the Company Plan or, where a Company Plan has not been reduced to writing, a written summary of all material terms, (ii) any trust agreement, insurance policy (including any relevant “stop loss” policy) or other funding instrument, (iii)  the most recent summary plan description (including any summaries of material modifications thereto), (iv)  the most recent Form 5500 report filed and all attachments thereto, (v)  the most recent Internal Revenue Service (“IRS”) determination or opinion letter applicable to the Company Plan, and (vi) any non-routine correspondence from the IRS, United States Department of Labor or other Governmental Authority from the last three (3) years.

3.18.3.Each Company Plan that is intended to be qualified under Section 401(a) is so qualified and is the subject of a favorable determination or opinion letter from the IRS upon which the plan sponsor can rely.  No such determination letter or opinion letter has been revoked or been threatened to be revoked, and nothing has occurred since the issuance of such letter that would reasonably be expected to adversely affect the Tax-qualified status of any such Company Plan.

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3.18.4.None of the Acquired Companies or any of its Affiliates, or, to the Company’s Knowledge, any of their respective directors, officers, employees or agents has, with respect to any Company Plan, engaged in or been a party to any “prohibited transaction” (within the meaning of Section 406 and 407 of ERISA and Section 4975 of the Code) that would not be exempt under Section 408 of ERISA and the regulatory guidance thereunder with respect to any Company Plan which could reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Acquired Companies or any Company Plan or for which the Acquired Companies has any indemnification obligation.

3.18.5.Each Company Plan, including any associated trust or funding arrangement, has been established, operated and maintained in all material respects in accordance with its terms and in compliance with all Legal Requirements (including ERISA and the Code).

3.18.6.With respect to each Company Plan, all contributions (including salary reduction and contributions), premiums and other payments (i) to the extent due, have been timely made, and (ii) to the extent not yet due, have been appropriately accrued on the books of the applicable Acquired Company.

3.18.7.No Action has been brought, or, to the Company’s Knowledge, is threatened, against or with respect to any Company Plan (or fiduciary thereof) by a Governmental Authority, including the IRS or United States Department of Labor.  Other than routine claims for benefits, there are no pending, or, to the Company’s Knowledge, threatened claims by, or on behalf of, any Company Plan or by any participant or beneficiary of any Company Plan.

3.18.8.None of the Acquired Companies or any of their ERISA Affiliates maintains, sponsors, contributes (or is required to contribute) to or in the past six (6) years maintained, sponsored, contributed (or been required to contribute) to or has any liability with respect to (i) any “pension plan” (within the meaning of Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” as such term is defined in Section 3(37) of ERISA, (iii) any “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA or (iv) any “multiple employer plan” (within the meaning of Section 4063 or Section 4064 of ERISA, (v) any Company Plan that provides for or promises retiree or post-employment health or welfare benefits to any current or former director, officer, employee or independent contractor (or their respective dependents or beneficiaries) other than health continuation coverage provided  at the sole expense of  the participant pursuant to Part 6 of Subtitle B of Title I of ERISA or as otherwise required by an applicable Legal Requirement.

3.18.9.Each Company Plan that is for the benefit of any current or former non-U.S. employee, director or individual (or single member) independent contractor that, under applicable Legal Requirements, is required to be registered or approved by a Governmental Authority, has been so registered or approved. Each such Company Plan that, under applicable Legal Requirements, is required to be funded, is either: (i) funded in accordance therewith and to an extent sufficient to provide for all accrued benefit obligations thereunder, or (ii) is fully insured, in each case, determined based on applicable Legal Requirements and accounting standards.

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3.18.10.Each “non-qualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and the applicable regulations) to which any Acquired Company is a party has been established, maintained and operated at all times since January 1, 2015, in all material respects, with the applicable requirements of Section 409A of the Code and the regulations promulgated thereunder.

3.18.11.Neither the execution of this Agreement nor the consummation of the Contemplated Transactions (either alone or together with any other event) will (i) result in any Compensation from any Acquired Company becoming due to any Person except as specifically contemplated in this Agreement, (ii) increase any Compensation otherwise due under any Company Plan, except as specifically contemplated in this Agreement, (iii) result in the acceleration of the time of payment, funding or vesting of any Compensation from any Acquired Company to any Person, (iv) result in any forgiveness of indebtedness of any current or former employee, director or individual (or single member) independent contractor of any Acquired Company, or (v) require any contributions to or funding of any Company Plan.

3.18.12.The Acquired Companies are, and have at all times in the past three (3) years, been in compliance with all Legal Requirements respecting labor and employment, employment practices and terms and conditions of employment including discrimination in employment, sexual harassment, civil rights, wages, hours, the classification and payment of employees and independent contractors, occupational safety and health, immigration (including compliance with the Immigration Reform and Control Act), layoffs and plant closings or shut-downs, work authorization, workers compensation, unemployment insurance, child labor, affirmative action, and equal opportunity, except in each case for instances of noncompliance that would not reasonably be expected to result in material liability to any Acquired Company.  No Acquired Company has incurred, and no circumstances exist under which any Acquired Company would reasonably be expected to incur, any material Liability arising from the misclassification of employees as independent contractors and/or from the misclassification of employees as exempt from the requirements of the Fair Labor Standards Act or similar state or foreign Legal Requirements.  The Acquired Companies have withheld all amounts required by Legal Requirements or by Contractual Obligation to be withheld from the wages, salaries, and other payments to any of the Acquired Companies’ employees, consultants or independent contractors; and are not liable for any arrears of wages, Compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing, except in each case for instances of noncompliance that would not reasonably be expected to result in material liability to any Acquired Company. None of the Acquired Companies are liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other similar social insurance programs or obligations for employees of the Acquired Companies (other than routine payments to be made in the normal course of business and consistent with past practice).  There are no pending claims against any of the Acquired Companies under any workers compensation plan or policy or for long term disability.

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3.18.13.No Acquired Company is a party to or bound by any collective bargaining agreement or other Contractual Obligation or arrangement with any labor union, labor organization, works council or other employee representative body, and no such agreement, Contractual Obligation or arrangement is being negotiated by any Acquired Company.  No employees of the Acquired Companies are represented by a labor union, labor organization, works council or other employee representative body.  To the Company’s Knowledge, there is no pending demand for recognition or any other request or demand from a labor organization, works council or other employee representative body for representative status with respect to any Person employed by any Acquired Company. No petition has been filed or proceedings instituted by or on behalf of an employee or group of employees of any Acquired Company with any labor relations board or other Governmental Authority seeking recognition of a bargaining representative. To the Company’s Knowledge, there are no activities, petitions or proceedings of any labor union, labor organization, works council or other employee representative body to organize any employees of any Acquired Company.  There is no labor dispute, strike, picketing, lockout, slowdown or work stoppage against or affecting any Acquired Company, pending or, to the Company’s Knowledge, threatened, and there have been no such disputes or activities for the past three (3) years.  There is no effort currently being made or threatened by, or on behalf of, any labor union, labor organization, works council or other employee representative body to organize any employees of any Acquired Company, and there have been no such efforts for the past three (3) years. Neither the Acquired Companies nor, to the Company’s Knowledge, any of their Representatives or employees, has committed any unfair labor practice that would reasonably be expected to result in material liability to any Acquired Company.  No Acquired Company has received (a) notice of any unfair labor practice charge, complaint or other proceeding pending or threatened before the National Labor Relations Board or any other Governmental Authority against or affecting any Acquired Company, (b) notice of any complaints, grievances, arbitrations or other proceedings, whether or not filed pursuant to a collective bargaining agreement, against or affecting any Acquired Company, (c) notice of any charge, complaint or other proceeding concerning employment-related matters with respect to or relating to the Acquired Companies pending before the Equal Employment Opportunity Commission or any other Governmental Authority, (d) notice of the intent of any Governmental Authority to conduct an audit or investigation concerning employment-related matters with respect to or relating to any Acquired Company or notice that such audit or investigation is in progress, (e) notice of any proceedings against or affecting any Acquired Company relating to or concerning workers’ compensation, short-term disability, or long-term disability, or (f) notice of any Action pending or threatened by or on behalf of any Acquired Company’s employees or former employees, independent contractors or former independent contractors or applicants for employment.

3.18.14.Except as set forth on Schedule 3.18.14, no current executive, key employee or group of employees has given notice of termination of employment or otherwise disclosed plans to terminate employment with any Acquired Company within the twelve-month period following the date hereof.

3.18.15.No executive of any Acquired Company has been the subject of any Action regarding sexual harassment, sexual misconduct or sex-based discrimination (or the breach of any Acquired Company policy regarding the foregoing) and no other employee of the Acquired Companies has been the subject to two or more of such Actions. No Acquired Company has been party to any settlements or similar out-of-court or pre-litigation arrangement relating to any such matters, nor has any such Action, settlement or other arrangement been threatened in writing.

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3.18.16.Except as set forth on Schedule 3.18.16 or as otherwise required by applicable Legal Requirements, the employment of each of the employees of the Acquired Companies is “at will” such that employment can be terminated at any time for any reason.

3.18.17.The Company has provided to Buyer true, correct and complete copies of each of the following: forms of confidentiality, non-competition, non-solicitation or inventions agreements between any current or former employee, independent contractor or consultant of any Acquired Company, on the one hand, and any Acquired Company, on the other (along with a summary of which forms apply to which such Persons); the most current management organization chart(s); and all current agreements and/or insurance policies providing for the indemnification of any officers or directors of any Acquired Company.

3.19.Environmental Matters.

3.19.1.Except as set forth in Schedule 3.19.1, the Acquired Companies are, and at all times since January 1, 2015 have been, in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Acquired Companies of all permits, licenses, consents, registrations, certificates, filings, approvals and other governmental authorizations required under applicable Environmental Laws (“Environmental Permits”), and compliance in all material respects with the terms and conditions thereof, and each such Environmental Permit is valid and presently in effect and all required applications for renewal or modification thereof required under Environmental Laws have been timely filed). Since January 1, 2015, none of the Acquired Companies have received any written communication, whether from a Governmental Authority, citizens group, employee or otherwise, alleging that any of the Acquired Companies are not in such compliance in all material respects.

3.19.2.Except as set forth in Schedule 3.19.2, the Company has received no written notice (including, without limitation, PRP notices) threatening any Environmental Action and there is no Environmental Action pending or, to the Company’s Knowledge, threatened against any of the Acquired Companies, including as successor in interest, or, to the Company’s Knowledge, against any Person whose Liability for any Environmental Action any of the Acquired Companies have retained or assumed either contractually or by operation of law, except as would not reasonably be expected to be material to the Acquired Companies. None of the Acquired Companies have any material ongoing obligations pursuant to any consent decree or other agreement resolving or settling any alleged violation of or liability under Environmental Laws.  None of the Acquired Companies are subject to any agreement obligating it to indemnify a third party against material liabilities arising under any Environmental Laws, which liabilities would not, in the absence of such indemnification obligation, be liabilities of the Acquired Companies.

3.19.3.Except as set forth in Schedule 3.19.3, there are no past or present Releases or threatened Releases of any Hazardous Material which would reasonably be expected to result in material liabilities of any of the Acquired Companies, or to the Company’s Knowledge, against any Person whose Liability for any Environmental Action any of the Acquired Companies have retained or assumed, or may retain or assume, either contractually or by operation of law that could reasonably be expected to be material to the Acquired Companies.

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3.19.4.Except as set forth in Schedule 3.19.4, the Acquired Companies have not, and to the Company’s Knowledge, no other Person has, placed, stored, deposited, discharged, buried, dumped or disposed of Hazardous Materials or any other wastes produced by, or resulting from, any business, commercial or industrial activities, operations or processes, on, beneath or adjacent to any Facilities or Property currently or formerly owned, operated or leased by any of the Acquired Companies in a manner which would reasonably be expected to result in material liabilities of any of the Acquired Companies under any applicable Environmental Laws.

3.19.5.There are no unbudgeted or unreserved environmental capital expenditures necessary for any of the Acquired Companies and their assets and properties to comply with Environmental Laws or Environmental Permits.

3.19.6.The Company has delivered or otherwise made available for inspection to Buyer true, complete and correct copies and results of any material reports, studies, analyses, tests or monitoring possessed or initiated by any of the Acquired Companies pertaining to Hazardous Materials in, on, beneath or adjacent to any Facilities or Property, or regarding any of the Acquired Companies’ compliance with applicable Environmental Laws.

3.20.Contracts.

3.20.1.Contracts.  Except as disclosed on Schedule 3.20.1, no Acquired Company is bound by or a party to:

(a)any Contractual Obligation (or group of related Contractual Obligations) (i) for the purchase or sale of inventory, raw materials, commodities, supplies, goods, products, equipment or other personal property, (ii) for the furnishing or receipt of services or (iii) which contain take-or-pay provisions, in each case the performance of which will extend over a period of more than twelve (12) months or which provides for aggregate payments to or by an Acquired Company in excess of an aggregate of $500,000 over the last twelve (12) months.

(b)(i) any capital lease or (ii) any other lease or other Contractual Obligation relating to Equipment providing for aggregate rental payments in excess of $250,000, under which any Equipment is held or used by an Acquired Company;

(c)any Contractual Obligation, other than Real Property Leases or leases relating to the Equipment, relating to the lease or license of any Asset, including Intellectual Property (and including all customer license and maintenance agreements) that is not included on Schedule 3.13 (other than rights granted in the Ordinary Course of Business);

(d)any Contractual Obligation relating to the acquisition or disposition of (i) any business of an Acquired Company (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (ii) any asset other than in the Ordinary Course of Business;

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(e)any Contractual Obligation under which an Acquired Company is, or may become, obligated to pay any amount in respect of indemnification obligations or purchase price adjustment or otherwise in connection with any (i) acquisition or disposition of assets or securities (other than the sale of inventory in the Ordinary Course of Business), (ii) merger, consolidation or other business combination or (iii) series or group of related transactions or events of the type specified in clauses (i) and (ii) above;

(f)any Contractual Obligation concerning or consisting of any (i) separate entity joint venture, joint product development, strategic alliance or co-marketing with an unaffiliated third party or (ii) revenue sharing, in each case, other than Contracts with respect to partnered products entered into in the Ordinary Course of Business;

(g)any Contractual Obligation (or group of related Contractual Obligations) (i) under which an Acquired Company has created, incurred, assumed or guaranteed any Debt or (ii) under which an Acquired Company has permitted any Asset to become subject to an Encumbrance;

(h)any Contractual Obligation under which any other Person has guaranteed any Debt of an Acquired Company;

(i)any Contractual Obligation relating to non-competition or non-solicitation (whether an Acquired Company is subject to or the beneficiary of such obligations);

(j)any Contractual Obligation with a labor union, labor organization, works council or other employee representative body;

(k)any Contractual Obligation under which an Acquired Company is, or may become, obligated to incur any severance pay or other Compensation obligations which would become payable by reason of, this Agreement or the Contemplated Transactions;

(l)any Contractual Obligation under which an Acquired Company has, or may, have any Liability to any investment bank, broker, financial advisor, finder’s agreement or other similar Person (including an obligation to pay any legal, accounting, brokerage, finder’s, or similar fees or expenses in connection with this Agreement or the Contemplated Transactions);

(m)any Contractual Obligation providing for the employment or consultancy with an individual on a full-time, part-time, temporary, consulting, independent contractor or other basis or otherwise providing Compensation or other benefits to any officer, director, employee, independent contractor or consultant with annual base compensation in excess of $150,000;

(n)any Contractual Obligation under which an Acquired Company has advanced or loaned an amount to any of its Affiliates, employees or independent contractors other than in the Ordinary Course of Business;

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(o)any Contractual Obligation under which an Acquired Company has non-competition obligations, exclusivity or other agreements that purport to limit in any material respect the ability of the Acquired Companies from competing, operating or doing business in any location or in any line of business or from competing with any Person; any Contractual Obligation pursuant to which the Acquired Companies (i) obtain the right to use any Intellectual Property (other than licenses for Off-the-Shelf Software) or (ii) grant the right or license to use any Company IP to another Person (other than non-exclusive licenses granted to any of the Acquired Company’s customers in the ordinary course of business);

(p)any Contractual Obligations that otherwise affects the Acquired Companies’ use of, rights in or ability to enforce the Company IP used or proposed to be used in connection with the Business or any Company IP (including co-existence agreements and covenants not to sue), and under which the Acquired Companies have agreed to or have a Contractual Obligation to indemnify any Person for or against any interference, infringement, dilution, misappropriation, or violation with respect to any Intellectual Property, violation of Legal Requirements or product liability other than in the Ordinary Course of Business;

(q)any Contractual Obligation relating to Company Systems (other than Off-the-Shelf Software); and

(r)any Contractual Obligation with a Governmental Authority.

The Company has delivered or otherwise made available to Buyer true, correct and complete copies of each written Contractual Obligation listed on Schedule 3.20, in each case, as amended or otherwise modified and in effect.  The Company has delivered to Buyer a written summary setting forth the terms and conditions of each oral Contractual Obligation listed on Schedule 3.20.

3.20.2.Enforceability, etc.  Each Contractual Obligation required to be disclosed on Schedule 3.20.1 and the Real Property Leases (the “Disclosed Contracts”) is Enforceable against the applicable Acquired Company and, to the Company’s Knowledge, each other party to such Contractual Obligation, and is in full force and effect, and, subject to obtaining any necessary consents disclosed in Schedule 3.3, will continue to be so Enforceable and in full force and effect on identical terms following the consummation of the Contemplated Transactions.

3.20.3.Breach, etc.  No Acquired Company or, to the Company’s Knowledge, any other party to any Disclosed Contract is in breach or violation of, or default under, or has repudiated any material provision of, any Disclosed Contract, and no written notices exist of lack of conformity, objections, complaints or any other disagreements between any of the Acquired Companies and any other party under any Disclosed Contract.  No material agreement to which the any of the Acquired Companies are a party may be terminated, rescinded, lapse or demanded amended in consequence of the execution or completion of this Agreement.  The execution of this Agreement and/or the consummation of the Contemplated Transactions will not, to the Company’s Knowledge, have any adverse effect on the relationship of any of the Acquired Companies to their customers, suppliers, employees or other contracting parties.

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3.21.Affiliate Transactions.  Except for the matters disclosed on Schedule 3.21, no stockholder of the Company or any Affiliate of any such stockholder is an officer, director, employee, consultant, competitor, creditor, debtor, customer, distributor, supplier or vendor of, or is a party to any Contractual Obligation with, an Acquired Company, nor has an Acquired Company assumed or incurred any obligation or liability (whether accrued or contingent) on behalf of a holder of Company equity or an Affiliate of any such holder.  Except as disclosed on Schedule 3.24, no stockholder of the Company or any Affiliate of any such stockholder owns any Asset used in, or necessary to, the Business.

3.22.Customers, Suppliers, and Commercial Relationships.  Schedule 3.22 sets forth a complete and accurate list of (a) the thirty largest customers of the Acquired Companies (measured by aggregate billings) during the fiscal year ended December 31, 2017 and (b) the thirty  largest suppliers of materials, products or services to the Acquired Companies (measured by the aggregate amount purchased by the Acquired Companies) during the fiscal year ended December 31, 2017.  Except as disclosed on Schedule 3.22, none of such customers or suppliers has cancelled, terminated or otherwise materially altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) or notified the Acquired Companies in writing of any intention to do any of the foregoing or otherwise threatened in writing to cancel, terminate or materially alter (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid as the case may be) its relationship with any of the Acquired Companies. To the Company’s Knowledge, there is no reason to believe that there will be any material change in any Acquired Company’s relationship with such customers and suppliers prior to the expiration of the agreements with such customers and suppliers in the Ordinary Course of Business pursuant to their terms.

3.23.Litigation; Governmental Orders; Product Liability.

3.23.1.Litigation.  Except as disclosed on Schedule 3.23.1, there is no Action to which an Acquired Company is a party (either as plaintiff or defendant) or to which its Assets are subject pending, or to the Company’s Knowledge, threatened, which may affect an Acquired Company or its ownership of, or interest in, any Asset or the use or exercise by the Acquired Companies of any Asset.  There is no Action to which an Acquired Company is a party (either as plaintiff or defendant) or to which its Assets are subject pending, or to the Company’s Knowledge, threatened, which (a) in any manner challenges or seeks the rescission of, or seeks to prevent, enjoin, alter or materially delay the consummation of, or otherwise relates to, this Agreement and the Contemplated Transactions, or (b) may result in any change in the current equity ownership of any Acquired Company, nor, to the Company’s Knowledge, is there any basis for any of the foregoing. Except as disclosed on Schedule 3.23.1, there is no Action which an Acquired Company presently intends to initiate.

3.23.2.Governmental Orders.  Except as disclosed on Schedule 3.23.2, no Governmental Order has been issued which is directly applicable to an Acquired Company or its Assets or the Business.

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3.24.Insurance.  The properties, assets, employees, third-party liabilities, and operations of the Acquired Companies are insured by policies against such risks, casualties, and contingencies and of such types and amounts as are adequate and usual for the size and scope of the Business (as currently being conducted).  Schedule 3.24 sets forth a list of insurance policies, under which the Acquired Companies, or any of their Assets, employees, officers or directors or the Business is currently insured (the “Liability Policies”).  The list includes for each Liability Policy the type of policy, form of coverage, policy number, dates, limits, deductibles/retentions, broker and name of insurer.  The Company has made available to Buyer true, correct and complete copies of all Liability Policies, in each case, as amended or otherwise modified and in effect.  Schedule 3.24 describes any self-insurance arrangements affecting the Acquired Companies.  The Acquired Companies have for the past two (2) years maintained in full force and effect the insurance policies listed in Schedule 3.24 or other policies providing similar coverage with respect to their Assets and the Business.  Except as disclosed on Schedule 3.24, no insurer (a) has questioned, denied or disputed (or otherwise reserved its rights with respect to) the coverage of any claim pending under any Liability Policy or (b) has threatened to cancel any Liability Policy.  Except as disclosed on Schedule 3.24, to the Company’s Knowledge, no insurer plans to raise the premiums for, or materially alter the coverage under, any Liability Policy.  Except as disclosed on Schedule 3.24, the Acquired Companies will after the Closing continue to have coverage under all of the Liability Policies with respect to events occurring prior to the Closing.

3.25.No Brokers.  No Acquired Company has any Liability of any kind to, or is subject to any claim of, any broker, finder or agent in connection with the Contemplated Transactions other than those that will be borne by the Company Securityholders.

3.26.No Other Representations.  Except as expressly set forth in Article III and Article IV, none of the Signatory Stockholders or the Company makes any representation or warranty, express or implied, at law or in equity and any such other representations or warranties, express or implied, at law or in equity are hereby expressly disclaimed, including any implied representation or warranty as to condition, merchantability, suitability or fitness for any particular purpose. Notwithstanding anything to the contrary herein, none of the Signatory Stockholders or the Company shall be deemed to make to Buyer any representation or warranty (a) other than as expressly made by such Person in this Agreement or (b) with respect to (i) any projections, estimates or budgets heretofore delivered to or made available to Buyer or its Representatives of future revenues, expenses or expenditures or future results of operations of the Company, or (ii) any other information or documents (financial or otherwise) made available to Buyer or its Representatives with respect to the Company.

Article IV
INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF THE
SIGNATORY STOCKHOLDERS.

Each Signatory Stockholder severally, and not jointly, hereby represents and warrants to Buyer and MergerSub, solely as to such Signatory Stockholder, that:

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4.1.Organization.  In the case of each Signatory Stockholder which is not an individual, such Signatory Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

4.2.Power and Authorization.  The execution, delivery and performance by such Signatory Stockholder of this Agreement and each Ancillary Agreement to which it is (or will be) a party and the consummation of the Contemplated Transactions are within the power and authority of such Signatory Stockholder and, if applicable, have been duly authorized by all necessary action on the part of such Signatory Stockholder.  This Agreement and each Ancillary Agreement to which such Signatory Stockholder is (or will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) duly executed and delivered by such Signatory Stockholder and (b) is (or in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) a legal, valid and binding obligation of such Signatory Stockholder, Enforceable against such Signatory Stockholder in accordance with its terms.

4.3.Authorization of Governmental Authorities.  Except (i) for compliance with the HSR Act and (ii) as disclosed on Schedule 4.3, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by such Signatory Stockholder of this Agreement and each Ancillary Agreement to which it is (or will be) a party or (b) consummation of the Contemplated Transactions by such Signatory Stockholder.

4.4.Noncontravention.  Except as disclosed on Schedule 4.4, neither the execution, delivery and performance by such Signatory Stockholder of this Agreement or any Ancillary Agreement to which such Signatory Stockholder is (or will be) a party nor the consummation of the Contemplated Transactions will:

(a)assuming the taking of any action by (including any authorization, consent or approval) or in respect of, or any filing with, any Governmental Authority, in each case, as disclosed on Schedule 4.3, violate any provision of any Legal Requirement applicable to such Signatory Stockholder;

(b)result in a breach or violation of, or default under, any Contractual Obligation of such Signatory Stockholder;

(c)require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contractual Obligation; or

(d)in the case of each Signatory Stockholder which is not an individual, result in a breach or violation of, or default under, such Signatory Stockholder’s Organizational Documents.

4.5.Title.  Such Signatory Stockholder is the record and beneficial owner of the outstanding shares of Company Capital Stock set forth opposite such Signatory Stockholder’s name on Schedule 3.5, and has good and valid title to such shares, free and clear of all Encumbrances except as are imposed by applicable securities laws.  Such Signatory Stockholder

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has full right, power and authority to transfer and deliver to Buyer valid title to the shares of Company Capital Stock held by such Signatory Stockholder, free and clear of all Encumbrances.  Except pursuant to this Agreement, there is no Contractual Obligation pursuant to which such Signatory Stockholder has, directly or indirectly, granted any option, warrant or other right to any Person to acquire any shares of Company Capital Stock or other Equity Interests in the Company.

4.6.No Brokers.  Except as disclosed in Schedule 4.6, such Signatory Stockholder has no Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions, and such Signatory Stockholder agrees to satisfy in full at or prior to the Closing any Liability required to be disclosed on Schedule 4.6.

Article V
REPRESENTATIONS AND WARRANTIES OF THE BUYER AND MERGERSUB.

Each of Buyer and MergerSub represents and warrants to the Company and the Company Securityholders that:

5.1.Organization.  Each of Buyer and MergerSub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

5.2.Power and Authorization.  The execution, delivery and performance by each of Buyer and MergerSub of this Agreement and each Ancillary Agreement to which Buyer and MergerSub is (or will be) a party and the consummation of the Contemplated Transactions are within the power and authority of each of Buyer and MergerSub and have been duly authorized by all necessary action on the part of each of Buyer and MergerSub.  This Agreement and each Ancillary Agreement to which Buyer and MergerSub is (or will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) duly executed and delivered by Buyer and MergerSub and (b) is (or in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) a legal, valid and binding obligation of each of Buyer and MergerSub Enforceable against each of Buyer and MergerSub in accordance with its terms.

5.3.Authorization of Governmental Authorities.  Except (i) for compliance with the HSR Act and (ii) as disclosed on Schedule 5.3, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by Buyer and MergerSub of this Agreement and each Ancillary Agreement to which each of Buyer and MergerSub is (or will be) a party or (b)  consummation of the Contemplated Transactions by Buyer and MergerSub.

5.4.Noncontravention.  Except as disclosed on Schedule 5.4 or as would not reasonably be expected to materially delay or prevent the consummation of the Contemplated Transactions, neither the execution, delivery and performance by Buyer and MergerSub of this Agreement or any Ancillary Agreement to which Buyer and MergerSub is (or will be) a party nor the consummation of the Contemplated Transactions will:

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(a)assuming the taking of any action by (including any authorization, consent or approval) or in respect of, or any filing with, any Governmental Authority, in each case, as disclosed on Schedule 5.3, violate any provision of any Legal Requirement applicable to Buyer or MergerSub;

(b)result in a breach or violation of, or default under, any Contractual Obligation of Buyer or MergerSub;

(c)require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contractual Obligation; or

(d)result in a breach or violation of, or default under, Buyer’s or MergerSub’s Organizational Documents.

5.5.No Brokers.  Except as disclosed on Schedule 5.5, neither Buyer nor MergerSub has any Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions.

5.6.Operations of MergerSub.  MergerSub has not (a) engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions or (b) incurred any liabilities other than in connection with its formation and the Contemplated Transactions.

5.7.Sufficiency of Funds.  Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Merger Consideration and consummate the Contemplated Transactions.

5.8.Investment Purpose.  Buyer and MergerSub will be acquiring the Company Capital Stock for the purpose of investment and not with a view to, or for resale in connection with, the distribution thereof in violation of applicable federal, state or provincial securities Legal Requirements.  Each of Buyer and MergerSub acknowledges and agrees that the sale of the Company Capital Stock hereunder has not been registered under the 1933 Act or any state securities Legal Requirements, and that the Company Capital Stock may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the 1933 Act, pursuant to an exemption from the 1933 Act or in a transaction not subject thereto.  Buyer represents that it is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D of the 1933 Act.

5.9.Inspection; No Other Representation.

5.9.1.Buyer is an informed and sophisticated Person, and has engaged expert advisors experienced in the evaluation and acquisition of companies such as the Acquired Companies as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an intelligent and informed decision with respect to the execution, delivery and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. Buyer acknowledges and agrees that it is relying exclusively on the representations set forth in Article III and Article IV and its own examination and investigation of the Acquired Companies and that it is not relying on any other statements or documents.

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5.9.2.Without limiting the generality of the foregoing, Buyer acknowledges that (i) none of the Signing Stockholders or the Acquired Companies makes any representation or warranty with respect to (A) any projections, estimates or budgets delivered to or made available to Buyer or its Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Acquired Companies or the future business or operations of the Acquired Companies or (B) any other information or documents made available to Buyer or its Representatives with respect to the Acquired Companies or any of its business, assets, liabilities or operations, except as expressly set forth in this Agreement, and (ii) Buyer has not relied on, nor will rely upon, any of the information described in subclauses (A) and (B) of clause (i) above in executing, delivering and performing this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby or any other information, representation or warranty, except those representations or warranties set forth in Article III or Article IV in negotiating, executing, delivering and performing this Agreement and the Contemplated Transactions.

Article VI
COVENANTS.

6.1.Closing.  The Acquired Companies, the Stockholders’ Representative and the Signatory Stockholders will cooperate with Buyer and will take all of the actions and deliver all the various certificates, documents and instruments described in this Agreement as being performed or delivered by the Acquired Companies, the Stockholders’ Representative or the Signatory Stockholders, respectively.  Buyer will take all of the actions and deliver all the various certificates, documents and instruments described in this Agreement as being performed and delivered by Buyer.

6.2.Operation of Business.

6.2.1.Conduct of Business.  From the date of this Agreement until the Closing Date, the Company will and the Signatory Stockholders will cause the Acquired Companies to:

(a)conduct the Business only in the Ordinary Course of Business; and

(b)exercise commercially reasonable efforts to preserve intact its business organization and relationships with third parties (including lessors, licensors, suppliers, distributors and customers) and employees.

6.2.2.Buyer’s Consent.  Without limiting the generality of Section 6.2.1, without the written consent of Buyer, the Company will not, and the Signatory Stockholders will cause the Acquired Companies not to (i) take or omit to take any action which, if taken or omitted to be taken between the Most Recent Balance Sheet Date and the date of this Agreement, would have been required to be disclosed on Schedule 3.8 (with the exception of Section 3.8.1.e)) or (ii) incur any Debt (other than Pre-Closing Taxes) on the Closing Date.

6.3.Efforts to Consummate; Notices and Consents.  From  the date of this Agreement to the Closing, or the earlier termination of this Agreement pursuant to its terms, each of the Parties shall use its respective reasonable best efforts to take, or cause to be taken, all appropriate action to file or cause to be filed all documents, to give or cause to be given all notices to

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Governmental Authorities or other Persons, to obtain or cause to be obtained all authorizations, consents, waivers, approvals, permits or orders from Governmental Authorities or other Persons,  and to do, or cause to be done, all other things necessary, proper or advisable under applicable Legal Requirements or otherwise to consummate and make effective the Contemplated Transactions as promptly as practicable at Buyer’s sole expense, including to (i) cause the conditions set forth in Article VII and Article VIII to be satisfied (but not waived) and to enable the Closing to occur as promptly as practicable and in any event prior to the Drop Dead Date, (ii) obtain as promptly as practicable any consent of, or any approval by, any Governmental Authority which is required to be obtained by the Parties or their respective Affiliates to consummate the Contemplated Transactions; and (iii) cause to be taken, on a timely basis, all other reasonable actions necessary or appropriate for the purpose of consummating and effectuating the Contemplated Transactions, including taking, and causing their respective Affiliates to take, all reasonable actions and steps required by any Governmental Entity as a condition to granting any consent, permit, authorization, waiver, clearance and approvals, and to cause the prompt expiration or termination of any applicable waiting period the HSR Act (and any applicable foreign antitrust or competition laws), including agreeing to divest, hold separate, license, or accept any operational restriction related to any portion of the Business or of the businesses conducted by Buyer and its Affiliates, and defending any Action brought by any Governmental Authority or other Person seeking to enjoin, prevent or materially delay the consummation of the Contemplated Transactions; provided, further, that the Parties and their respective Affiliates will only be required to take or commit to take any such action, or agree to any such condition or restriction, if such action, commitment, agreement, condition or restriction is binding only in the event the Closing occurs. In furtherance and not in limitation of the foregoing, each of the Parties shall prepare and file within ten (10) Business Days following the execution of this Agreement, any required notification pursuant to the HSR Act that is required to be made by such Party or its ultimate parent with respect to the Contemplated Transactions and shall prepare and file, or cause to be prepared and filed, all other filings, submissions and registrations required to be made by such Party and its Affiliates under applicable Legal Requirements, in each case, as promptly as reasonably practicable after the date hereof.  The Parties shall furnish each other with all necessary information and cooperate with each other in connection with the preparation of such filings, submissions and registrations and seek to secure the expiration or termination of all applicable waiting periods under the HSR Act (and any applicable foreign antitrust or competition laws) and to obtain all such authorizations, consents, waivers, approvals, permits and orders as soon as practicable following the date of this Agreement.  The Parties shall provide each other reasonable opportunity to review and comment on any filing, submission, registration or other written communication to be given to, and consult with each other in advance of any meeting or conference with, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority in connection with the efforts taken pursuant to this Section 6.3 or otherwise in connection with the Contemplated Transactions.  If any investigation, inquiry or other Proceeding, whether initiated by a Governmental Authority or a private party, arising out of or relating to any such filing, submission or registration or otherwise relating to the Contemplated Transactions is initiated or threatened, the Parties shall keep each other reasonably informed of any material communications and developments in connection therewith and shall provide copies of any notices or communications received from any Governmental Authority or other parties in respect to the Contemplated Transactions.  In addition, to the extent permitted by

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the FTC, the DOJ and other relevant Persons, the Parties shall give each other the opportunity to attend and participate in any meetings and conferences relating to such filings, submissions, registrations and Proceedings.  The Parties shall promptly respond to all inquiries made by the FTC, DOJ and any other applicable Governmental Authorities in connection with such filings, submissions or registrations or otherwise in connection with the Contemplated Transactions, and promptly provide to such Governmental Authorities any additional information and documentary material requested under applicable Legal Requirements.

6.4.Merger Consent.  Prior to 5:00 p.m. Eastern Time on the day immediately following the date of this Agreement, the Company will deliver the Merger Consent, which will include, with respect to all of its shares of Company Capital Stock, the consent in writing of each Signatory Stockholder with respect to the approval and adoption of this Agreement and the Contemplated Transactions.  As promptly as practicable, and in no event later than ten Business Days after the date of this Agreement, the Company will mail the notices required by Sections 228(e) and 262(d)(2) of the DGCL to the holders of Company Capital Stock entitled to receive such notices.  Prior to distributing any notice, consent or other communication pursuant to this Section 6.4, the Acquired Companies will provide such communication to Buyer and provide Buyer with a reasonable opportunity to review and comment thereon.

6.5.Exercise of Drag-Along Right.  Promptly following the date hereof (and in any event within two (2) days), the Signatory Stockholders shall validly exercise their “drag-along” right pursuant to Section 3 of the Voting Agreement dated as of August 15, 2011, as amended, to compel all Company Stockholders to approve and participate in the Merger on the terms and conditions set forth in this Agreement, including compelling all such Company Stockholders to waive any appraisal rights otherwise available to such Company Stockholders under Section 262 of the DGCL.

6.6.Repayment of Debt.  On or prior to the Closing Date, (a) the Company shall deliver to Buyer debt payoff letters, in commercially reasonable form, with respect to the Credit Facilities (the “Company Debt Payoff Letters”), and debt payoff letters, in commercially reasonable form, with respect to the Shareholder Loans (the “Shareholder Loan Payoff Letters”), in each case specifying the amount required to be paid to fully satisfy all obligations that will be outstanding as of the Closing under the Credit Facilities and the Shareholder Loans, as applicable, including principal, interest, fees, expenses and other amounts payable, as applicable, and provide for the release of all Encumbrances over the properties and assets of any of the Acquired Companies securing any such obligations.

6.7.Buyer’s Access to Premises; Information.

6.7.1.Access.  From the date of this Agreement until the Closing Date, the Acquired Companies will permit Buyer and its Representatives to have reasonable access (at reasonable times and upon reasonable notice) to all premises, properties, books, records (including Tax records), contracts, financial and operating data and information and documents pertaining to the Acquired Companies; provided, that, notwithstanding the foregoing, (a) such access does not unreasonably interfere with the normal operations of the Acquired Companies, (b) such access shall occur in such a manner as the Acquired Companies reasonably determine to be appropriate to reflect the confidentiality of the Contemplated Transactions, and (c) nothing

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herein shall require the Acquired Companies to provide access to, or to disclose any information to, Buyer or any of its Representatives if such access or disclosure would reasonably be expected to (i) result in the waiver of any legal privilege of the Acquired Companies or (ii) be in violation of applicable Legal Requirements (including the HSR Act and other antitrust Legal Requirements); provided, further, that in the case of (i) or (ii) the Acquired Companies shall use commercially reasonable efforts to make appropriate substitute arrangements to permit Buyer and its Representatives reasonable access without resulting in such waiver of legal privilege or such violation of applicable Legal Requirements, as applicable.

6.7.2.Monthly Financials.  The Company will prepare and furnish to Buyer, promptly after becoming available and in any event within fifteen (15) days of the end of each calendar month, monthly unaudited financial statements of the Acquired Companies in the form customarily prepared by management for internal use (the “Monthly Financials”) for each complete month following October 31, 2018 through the Closing Date.

6.7.3.Cooperation.  From and after the date hereof, the Acquired Companies shall (a) cooperate with Buyer and its accountants, auditors and other Representatives by providing access to such information, books and records as Buyer may reasonably request in connection with the preparation by Buyer of historical and pro forma financial statements related to the Acquired Companies as may be required to be included in any filing made by Buyer following the Closing under the 1933 Act or the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, including the requirements of Regulation S-K and Regulation S-X, and (b) without limiting the foregoing, shall provide Buyer with such information requested by Buyer that is required for Buyer to prepare any audited “carve out” financial statements related to the Acquired Companies and pro forma financial information required to be filed by Buyer following the Closing with the Securities and Exchange Commission. Such cooperation shall include, as applicable, (i) the signing of customary management representation letters to the extent required in connection with any such audit performed by Buyer’s auditors, (ii) providing Buyer and its accountants and auditors with access to management representation letters and (iii) directing the Acquired Companies’ accountants, auditors and other Representatives to reasonably cooperate with Buyer and its accountants, auditors and other Representatives in connection with the preparation and audit of any financial information to be provided under this Section 6.7.3. The Buyer will be responsible for all out-of-pocket costs and expenses incurred by the Acquired Companies in connection with the generation of financial information as set forth in this Section 6.7.3.

6.8.Exclusivity.  From the date of this Agreement until the Closing, unless earlier terminated under Article IX hereof (the “Exclusivity Period”), neither the Signatory Stockholders nor the Company will (and neither the Company nor the Signatory Stockholders will direct their respective Affiliates or any of their or their Affiliates’ Representatives to) directly or indirectly: (a) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to, or enter into or consummate any transaction relating to, the acquisition of any Equity Interests in the Acquired Companies or any merger, recapitalization, share exchange, sale of substantial Assets or any similar transaction or alternative to the Contemplated Transactions or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.  During the Exclusivity Period, none of the Signatory

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Stockholders will vote their shares of Company Capital Stock in favor of any such transaction structured as a merger, consolidation, share exchange or otherwise.  The Company and the Signatory Stockholders will notify Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing (whether solicited or unsolicited).

6.9.Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the Contemplated Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be borne by the party incurring such expenses.

6.10.Signatory Stockholders’ Release.  Effective as of the Closing, each Signatory Stockholder, by executing this Agreement, on behalf of itself and its Affiliates and their respective successors and assigns, hereby releases, acquits and forever discharges any and all rights and claims that it has had, now has or might now have against the Acquired Companies in its capacity as holder of an Equity Interest except for (a) any rights under this Agreement and the Ancillary Agreements, (b) any right to indemnification under the Organizational Documents of the Acquired Companies and in any indemnification agreements with any director or officer of the Acquired Companies disclosed in the Disclosure Schedule or to coverage under any director and officer liability policy, (c) any right such holder may have as an employee or director with respect to accrued salary, accrued benefits or other compensation and (d) rights with respect to consideration payable in exchange for such Equity Interests hereunder.

6.11.Confidentiality.

6.11.1.Confidentiality of the Signatory Stockholders.  Each Signatory Stockholder acknowledges that the success of the Acquired Companies after the Closing depends upon the continued preservation of the confidentiality of certain information possessed by such Signatory Stockholder, that the preservation of the confidentiality of such information by such Signatory Stockholder is an essential premise of the bargain between the Signatory Stockholders and Buyer, and that Buyer would be unwilling to enter into this Agreement in the absence of this Section 6.11.1.  Accordingly, each Signatory Stockholder hereby agrees with Buyer that such Signatory Stockholder and its Representatives will not, and that such Signatory Stockholder will instruct its Affiliates not to, at any time, directly or indirectly, without the prior written consent of Buyer, disclose or use, any confidential or proprietary information involving or relating to the Business or an Acquired Company; provided, however, that the information subject to the foregoing provisions of this sentence will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof); and provided, further, that the provisions of this Section 6.11.1 will not prohibit any retention of copies of records or disclosure (a) required by any applicable Legal Requirement so long as reasonable prior notice is given of such disclosure and a reasonable opportunity is afforded to contest the same or (b) made in connection with the enforcement of any right or remedy relating to this Agreement or the Contemplated Transactions.  The Signatory Stockholders agree that they will be responsible for any breach or violation of the provisions of this Section 6.11.1 by any of their Representatives.  Notwithstanding the foregoing, each Signatory Stockholder may disclose financial information of the Acquired Companies to limited partners and potential limited partners in a manner consistent with disclosures that an investment fund would typically make with respect to disclosures of portfolio company performance.

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6.11.2.Confidentiality of Buyer.  Buyer hereby reaffirms its obligations under the Confidentiality Agreement, dated as of December 11, 2017, by and between Buyer and the Company and acknowledges that the confidentiality obligations thereunder shall continue until Closing, notwithstanding anything to the contrary therein.

6.12.Publicity.  Unless otherwise required by applicable Legal Requirements, including stock exchange requirements, no Party to this Agreement shall make any public announcements in respect of this Agreement or the Contemplated Transactions or otherwise communicate with any news media with respect thereto without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed) and the Parties shall cooperate as to the timing and the contents of any such announcement; provided that the Parties shall file the press release attached as Exhibit F hereto immediately after the execution of this Agreement, and may thereafter make public disclosures of the substance of the information set forth in such press release.

6.13.Nonsolicitation.  For a period of two (2) years from and after the Closing Date, the Signatory Stockholders will not, will cause each of their affiliated funds and investment vehicles not to, and will not direct, induce, encourage or otherwise cause their Affiliates to, directly or indirectly, hire or solicit for employment any employee of any Acquired Company or any individual who was an employee of any Acquired Company within one (1) year prior to such hiring or solicitation (provided that the foregoing restriction on hiring and solicitation shall not apply with respect to (i) any employee whose employment is terminated by the Company or (ii) Patrick Walsh and Eric Evans), or otherwise induce or attempt to induce any such employees to terminate their employment with the Acquired Companies or the Surviving Corporation (as the case may be). If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.13 is invalid or unenforceable, the Parties hereto agree such term or provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

6.14.Directors’ & Officers’ Indemnification.

(a)Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof, an officer or director of the Company, as provided in the Organization Documents of the Company as in effect on the date of this Agreement or in any indemnification agreement disclosed in the Disclosure Schedule, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms for a period of six (6) years after the Closing Date.

(b)The Surviving Corporation shall, and Buyer shall cause the Surviving Corporation to, obtain as of the Closing Date, “tail” insurance policies with a claims period of six (6) years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors and officers of the Company, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date; provided that, notwithstanding the foregoing, in no event shall the Surviving Corporation be required to expend an annual premium for such coverage in excess of 175 % of the last annual premium paid by the Company for such insurance prior to the date of

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this Agreement (the “Maximum Amount”).  If such “tail” insurance cannot be obtained at an amount equal to or less than the Maximum Amount, the Surviving Corporation shall, and Buyer shall cause the Surviving Corporation to obtain, that amount of directors’ and officers’ insurance or “tail” coverage obtainable for an amount equal to the Maximum Amount.

(c)The obligations of Buyer and the Surviving Corporation under this Section 6.14 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 6.14 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 6.14 applies shall be third-party beneficiaries of this Section 6.14, each of whom may enforce the provisions of this Section 6.14).

6.15.Further Assurances.  From and after the Closing Date, upon the request of either the Stockholders’ Representative or Buyer, each of the Parties hereto will do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the Contemplated Transactions.

6.16.Tax Matters.  From the date of this Agreement until the Closing Date, without the prior written consent of Buyer, neither the Seller nor any of the Acquired Companies shall make, change or revoke any material Tax election; elect or change any method of accounting for Tax purposes or Tax accounting period; amend any Tax Return; file any Tax Return in a manner inconsistent with past practice; surrender any right to, or file any claim for, a material Tax refund; settle or compromise any Action in respect of Taxes; enter into any Contractual Obligation in respect of Taxes with any Governmental Authority or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any Acquired Company.

6.17. 280G Stockholder Approval.  As soon as practicable after the date hereof and in any event prior to the Closing, the Company shall use its best efforts to obtain an approval of the Company’s stockholders (and other parties entitled to vote) in a manner that satisfies all applicable requirements of Section 280G(b)(5) of the Code and Treasury Regulations § 1.280G-1 (the “Requisite Approval”), for approval of any payments or benefits that may be made or provided to any Person who, with respect to any Acquired Company, is a “disqualified individual” (as such term is defined for purposes of Section 280G of the Code), if such payments and benefits would otherwise be a “parachute payment” under Section 280G of the Code.  The Company shall deliver to Buyer all waivers, shareholder votes, disclosures and related materials (including detailed calculations) that it has prepared in connection with its obligations under this Section 6.17 no later than five (5) Business Days prior to the Closing, and shall deliver to Buyer prior to the Closing such evidence as may be reasonably acceptable to Buyer that the Requisite Approval was obtained, or that the Requisite Approval was not obtained. In no case shall any Acquired Company or any of its Affiliates pay any amount waived by a disqualified individual in connection with the Company’s efforts to obtain the Requisite Approval unless the Requisite Approval was obtained.

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6.18.Employee Matters.

6.18.1.Buyer shall, or shall cause the Surviving Corporation to, provide each employee of the Acquired Companies as of the date hereof who remains employed by the Surviving Corporation during the one-year period following the Closing (each, a “Continuing Employee”) (i) until the first anniversary of the Closing, a base rate of pay and, until December 31, 2019, a cash bonus opportunity (excluding any equity or equity-based incentive bonus opportunities) that are,  in each case, no less favorable than those provided to such Continuing Employee immediately prior to the Closing and (ii) employee benefits (excluding any severance, change in control, retention or similar, or equity or equity-based incentive, benefits or compensation) that are substantially comparable in the aggregate to those provided by the Acquired Companies immediately prior to the Closing or those provided to similarly situated employees of Buyer and its Affiliates.

6.18.2.For purposes of vesting, eligibility to participate and level of benefits under the employee benefit plans of Buyer (but not for purposes of any benefit accruals or any purpose under  a defined benefit pension plan) providing benefits to any Continuing Employees after the Effective Time (the “New Plans”), each Continuing Employee shall be credited with his or her years of service with the Company before the Effective Time, to the same extent as such Continuing Employee was entitled before the Effective Time, to credit for such service under any similar Company Plan in which such Continuing Employee participated immediately prior to the Effective Time, except to the extent that its application would result in a duplication of benefits.  In addition, Buyer shall use commercially reasonable efforts to (i) provide that each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Plan in which such Continuing Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plans, and (iii) cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. No provision of this Agreement shall (i) create any third-party beneficiary or other rights in any current or former employee, director, officer or independent contractor of Buyer, the Surviving Corporation or their respective Affiliates to enforce the provisions of this Section 6.18, (ii) be construed as an establishment, adoption, termination,  amendment, or other modification of any Company Plan or other employee benefit plan, (iii) limit in any way the right of Buyer, the Surviving Corporation or their respective Affiliates to amend or terminate any Company Plan at any time or (iv) create any rights in any current or former employee, director, independent contractor or other service provider of Buyer, any Acquired Company or any of their respective Affiliates (or any beneficiaries, dependents or legal representatives thereof) or any other Person not a party to this Agreement, including any right to employment, continued employment for any specified period, any level of Compensation or benefits or any other term or condition of employment.

6.19.Termination of Affiliate Arrangements.

  The Acquired Companies shall cause all agreements between an Acquired Company, on the one hand, and any of their respective

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affiliates, on the other hand, to be terminated, and all obligations and liabilities thereunder to be satisfied, prior to the Closing Date, other than (a) agreements listed on Schedule 6.19 and (b) agreements and transactions solely between or among one or more of the Acquired Companies.

6.20.Resignations.

  The Acquired Companies and each of the Signatory Stockholders shall use commercially reasonable efforts to cause each director and officer of the Acquired Companies to deliver written resignations to the Acquired Companies prior to the Closing Date, which resignations shall be effective upon the Closing.

6.21.Termination Benefits.  In the event any Termination Benefits become payable pursuant to Section 6(c)(ii) (but only if claimed in connection with the executive no longer serving on the Board of Directors of the Company or the Surviving Corporation or if claimed solely as a result of a change in title (and not, for the avoidance of doubt, if claimed as a result of a material diminution in authority, duties or responsibilities with respect to the business of the Acquired Companies)) or Section 6(c)(iii) of an Executive Employment Agreement (such sections entitled “Termination by Employee for Good Reason”), or Section 6(d) of an Executive Employment Agreement (such section entitled “Termination by Employee Following a Change of Control”), in each case within six (6) months following the Closing Date and not, for the avoidance of doubt, pursuant to any other section of an Executive Employment Agreement, then Buyer and the Stockholders’ Representative will promptly deliver a joint written instruction to the Escrow Agent to release to Buyer out of funds from the Severance Escrow Account the aggregate amount of such Termination Benefits.  Upon the date that is six (6) months and one (1) day following the Closing Date, Buyer and the Stockholders’ Representative shall promptly deliver a joint written instruction to the Escrow Agent to release the then-remaining balance of the Severance Escrow Account (together with all interest and earnings thereon) to the Company Securityholders; provided that any portion of the Severance Escrow Account payable in respect of Company Options shall be paid through the Surviving Corporation’s payroll.

Article VII
CONDITIONS TO THE BUYER’S OBLIGATIONS AT THE CLOSING.

The obligations of Buyer and MergerSub to consummate the Closing are subject to the fulfillment of each of the following conditions:

7.1.Representations and Warranties.  (a) The representations and warranties of the Company and the Signatory Stockholders contained in this Agreement, other than the Company Fundamental Representations, shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation contained herein) as of the Closing with the same force and effect as if made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of the Company and the Signatory Stockholders to be so true and correct, individually or in the aggregate, would not have a Material Adverse Effect; and (b) the Company Fundamental Representations shall be true and correct in all respects (with only de minimis exceptions) as of the Closing with the same force and effect as if made as of the Closing.

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7.2.Performance.  The Company and each Signatory Stockholder will have performed and complied in all material respects, with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by them at or prior to the Closing.

7.3.Stockholder Approval.  (a) the Company will have delivered to Buyer the Merger Consent; and (b) Company Stockholders holding at least 95% of the outstanding shares of Company Capital Stock (on an as-converted basis) shall have adopted this Agreement and approved the Merger or effectively waived or had lapse any appraisal or dissenters rights for such shares in accordance with Section 262 of the DGCL.

7.4.Compliance Certificate.  The Company and the Stockholders’ Representative will have delivered to Buyer a certificate signed by an authorized officer certifying that the conditions set forth in Section 7.1 and Section 7.2 have been satisfied.

7.5.Absence of Litigation.  No Action will be pending or threatened in writing which may result in a Governmental Order, nor will there be any Governmental Order in effect, (a) which would prevent consummation of any of the Contemplated Transactions or (b) which would result in any of the Contemplated Transactions being rescinded following consummation.

7.6.HSR Act.  The applicable waiting period under the HSR Act shall have expired or been terminated and any required approvals thereunder shall have been obtained.

7.7.FIRPTA Certificate.  The Company will have delivered to Buyer a certification (in such form as may be reasonably requested by counsel to Buyer) conforming to the requirements of Treasury Regulations 1.1445-2(c)(3) and 1.897-2(h).

7.8.Ancillary Agreements.  Each of the Ancillary Agreements will have been executed and delivered to Buyer by each of the other Parties thereto.

7.9.Payoff Letters.  The Company shall have delivered to Buyer the Company Debt Payoff Letters and the Shareholder Loan Payoff Letters, and all Encumbrances set forth on Schedule 7.9 shall have been released or otherwise terminated upon payment of the amounts set forth in such payoff letters.

7.10.Termination of Affiliate Agreements.  The agreements required to be terminated pursuant to Section 6.19 shall have been terminated and be of no further force or effect.

7.11.No Material Adverse Effect.  Since the Most Recent Balance Sheet Date, there will have occurred no events nor will there exist circumstances which singly or in the aggregate have resulted in a Material Adverse Effect.

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Article VIII
CONDITIONS TO THE COMPANy’S AND Signatory STOCKHOLDERS’ OBLIGATIONS AT THE CLOSING.

The obligations of the Company and the Signatory Stockholders to consummate the Closing are subject to the fulfillment of each of the following conditions (unless waived by the Stockholders’ Representative in accordance with Section 12.3):

8.1.Representations and Warranties.  (a) The representations and warranties of Buyer and MergerSub contained in this Agreement, other than Buyer Fundamental Representations, shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation contained herein) as of the Closing with the same force and effect as if made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of Buyer and MergerSub to be so true and correct, individually or in the aggregate, would not reasonably be expected to prevent or have a material adverse effect on Buyer’s ability to consummate the Contemplated Transactions; and (b) Buyer Fundamental Representations shall be true and correct in all respects (with only de minimis exceptions) as of the Closing with the same force and effect as if made as of the Closing.

8.2.Performance.  Each of Buyer and MergerSub will have performed and complied with, in all material respects, all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by it at or prior to the Closing.

8.3.Compliance Certificate.  Buyer will have delivered to the Stockholders’ Representative a certificate signed by an authorized officer certifying that the conditions set forth in Section 8.1 and Section 8.2 have been satisfied.

8.4.Absence of Litigation.  No Action will be pending or threatened in writing which may result in a Governmental Order, nor will there be any Governmental Order in effect, (a) which would prevent consummation of any of the Contemplated Transactions or (b) which would result in any of the Contemplated Transactions being rescinded following consummation.

8.5.HSR Act.  The applicable waiting period under the HSR Act shall have expired or been terminated and any required approvals thereunder shall have been obtained.

8.6.Ancillary Agreements.  Each of the Ancillary Agreements to which the Company Stockholders are party will have been executed and delivered to the Stockholders’ Representative by each of the other Parties thereto.

Article IX
TERMINATION.

9.1.Termination of Agreement.  This Agreement may be terminated (the date on which the Agreement is terminated, the “Termination Date”) at any time prior to the Closing:

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(a)by mutual written consent of Buyer and the Company;

(b)by either Buyer or the Company by providing written notice to the other at any time after the 90th Business Day after the date hereof (the “Drop Dead Date”) if the Closing will not have occurred by reason of the failure of any condition set forth in Article VII, in the case of Buyer, or Article VIII, in the case of the Company, to be satisfied (unless such failure is the result of one or more breaches or violations of, or inaccuracy in any covenant, agreement, representation or warranty of, this Agreement by the terminating party);

(c)by either Buyer or the Company if a final nonappealable Governmental Order permanently enjoining, restraining or otherwise prohibiting the Closing will have been issued by a Governmental Authority of competent jurisdiction;

(d)by Buyer if (i) there will be a breach of, or inaccuracy in, any representation or warranty of the Company or any of the Signatory Stockholders contained in this Agreement as of the date of this Agreement or as of any subsequent date (other than representations or warranties that expressly speak only as of a specific date or time, with respect to which Buyer’s right to terminate will arise only in the event of a breach of, or inaccuracy in, such representation or warranty as of such specified date or time), (ii) the Company or a Signatory Stockholder will have breached or violated in any material respect any of their respective covenants and agreements contained in this Agreement or (iii) events or circumstances have occurred that singly or in the aggregate have resulted in a Material Adverse Effect, in each case which breach, violation, event or circumstance would give rise to a failure of a condition set forth in Article VII and cannot be or has not been cured on or before the earlier of the Drop Dead Date or thirty (30) days after Buyer notifies the Company of such breach or violation;

(e)by the Company if either (i) there will be a breach of, or inaccuracy in, any representation or warranty of Buyer contained in this Agreement as of the date of this Agreement or as of any subsequent date (other than representations or warranties that expressly speak only as of a specific date or time, with respect to which the Company’s right to terminate will arise only in the event of a breach of, or inaccuracy in, such representation or warranty as of such specified date or time), or (ii) Buyer will have breached or violated in any material respect any of its covenants and agreements contained in this Agreement, which breach or violation would give rise to a failure of the condition set forth in Article VIII and cannot be or has not been cured on or before the earlier of the Drop Dead Date or thirty (30) days after the Company notifies Buyer of such breach or violation; or

(f)by Buyer, if the Merger Consent will not have been delivered to Buyer prior to 5:00 p.m. Eastern Time on the Business Day immediately following the date of this Agreement.

9.2.Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement (other than this Section 9.2 and Article XII, which will survive termination) will then be null and void and have no further force and effect and all other rights and Liabilities of the parties hereunder will terminate without any Liability of any Party to any other Party, except for Liabilities arising in respect of Fraud or willful breach of this Agreement by any Party on or prior to the Termination Date.

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Article X
INDEMNIFICATION.

10.1.Indemnification by the Company Securityholders.

10.1.1.Indemnification Regarding the Company.  From and after the Closing, subject to the limitations set forth in this Article X, each Company Securityholder will severally, in accordance with each such Company Securityholder’s Pro Rata Share, indemnify and hold harmless Buyer and MergerSub and each of their Affiliates (including, following the Closing, the Surviving Corporation), and the Representatives and Affiliates of each of the foregoing Persons (each, a “Buyer Indemnified Person”), from, against and in respect of any and all Losses, whether or not involving a Third Party Claim incurred or suffered by the Buyer Indemnified Persons or any of them as a result of, arising out of or directly or indirectly relating to:

(a)any breach of, or inaccuracy in, any representation or warranty made by the Company in Article III of this Agreement or in any certificate delivered pursuant to this Agreement (in each case, as such representation or warranty would read if all qualifications as to materiality, including each reference to the defined term “Material Adverse Effect,” were deleted therefrom);

(b)any breach or violation of any covenant or agreement of the Company in this Agreement to the extent required to be performed or complied with by the Company prior to the Closing in this Agreement;

(c)any Company Debt or Company Transaction Expenses not taken into account in determining the final Merger Consideration paid pursuant to Section 2.14.5;

(d)any claim made by any Company Securityholder relating to such Company Securityholder’s rights with respect to the Merger Consideration, or the calculations and determinations set forth on the Payment Statement; or

(e)any amount paid by Buyer, the Company or the Surviving Corporation to any Person with respect to Dissenting Shares pursuant to Section 262 of the DGCL in excess of the amount that would otherwise be payable pursuant to Section 2.5 for each such Dissenting Share (such amount, unless determined in a final, non-appealable judgment of a court, being subject to the written approval of the Stockholders’ Representative, which approval will not be unreasonably withheld, conditioned or delayed), and all interest, costs, expenses and fees as incurred by the Company, Buyer or the Surviving Corporation in connection with the exercise of all rights by Company Securityholders under Section 262 of the DGCL.

10.1.2.Indemnification Regarding Signatory Stockholders.  From and after the Closing, subject to the limitations set forth in this Article X, each Signatory Stockholder will severally, solely as to itself, indemnify and hold harmless the Buyer Indemnified Persons from, against and in respect of any and all Losses, whether or not involving a Third Party Claim incurred or suffered by the Buyer Indemnified Persons or any of them as a result of, arising out of or directly or indirectly relating to:

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(a)any breach of, or inaccuracy in, any representation or warranty made by such Signatory Stockholder in Article IV of this Agreement  (in each case, as such representation or warranty would read if all qualifications as to materiality or material adverse effect were deleted therefrom); and

(b)any breach or violation of any covenant or agreement of such Signatory Stockholder in this Agreement.

10.1.3.Limitations.

(a)The Company Securityholders will have no obligation to indemnify the Buyer Indemnified Persons pursuant to Section 10.1.1.(a) or Section 10.1.2.(a) in respect of Losses (i) with respect to any individual claim for which the Losses do not exceed $25,000 (provided that, if the total Losses with respect to all claims exceed $100,000, the full amount of such Losses shall be recoverable by the Buyer Indemnified Persons without regard to the foregoing limitation) and (ii) unless the aggregate amount of all such Losses taken into account under clause (i) and incurred or suffered by the Buyer Indemnified Persons exceeds $1,260,000.00 (the “Deductible”), in which event the Company Securityholders will only be required to pay for Losses in excess of such amount, and the aggregate liability of the Company Securityholders in respect of such Indemnity Claims pursuant to Section 10.1.1.(a) and 10.1.2.(a) will not exceed $1,260,000.00 (the “Cap”); provided, however, that the foregoing limitations will not apply to (i) claims for indemnification pursuant to Section 10.1.1.(a) and Section 10.1.2.(a) in respect of breaches of, or inaccuracies in, any of the Company Fundamental Representations, (ii) claims based upon Fraud, or (iii) any matters related to Taxes.  For purposes of this Section 10.1, the amount of any Losses relating to any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(b)Other than in the case of Fraud, in no event shall the aggregate obligation of any Company Securityholder to indemnify the Buyer Indemnified Persons pursuant to Section 10.1 exceed the proceeds actually received by such Company Securityholder hereunder.

(c)The amount of any Losses for which indemnification is payable under this Article X shall be reduced to take account of any amounts actually received by the Buyer Indemnified Persons under applicable insurance policies (other than the R&W Policy), under indemnification or similar agreements, or other rights of recovery with respect to such Losses (other than from an Affiliate of such Buyer Indemnified Person), net of any deductible or any other reasonable and necessary out-of-pocket expense incurred by the Buyer Indemnified Person in obtaining such recovery.  If a Buyer Indemnified Person receives any such recovery described above that was not previously taken into account after an indemnification payment by the Indemnifying Party has been made, then such Buyer Indemnified Person shall promptly reimburse the Indemnifying Party for any payment made, but not in excess of the amount received by the Buyer Indemnified Person.  Each Buyer Indemnified Person shall take all commercially reasonably actions to seek full and prompt recovery under all insurance policies and any other rights, remedies or agreements covering any Losses to the same extent as if it would if such Loss were not subject to indemnification hereunder.  Each Buyer Indemnified Person waives, to the extent permitted under its applicable insurance policies, any subrogration rights that its insurer may have with respect to indemnifiable Losses.

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(d)The Company Securityholders shall have no liability pursuant to Section 10.1.1(a) with respect to a Loss to the extent such Loss relates to a breach of or inaccuracy in Section 3.17, unless such Losses are incurred with respect to a Pre-Closing Tax Period.

10.2.Indemnity by Buyer.

10.2.1.Indemnification.  From and after the Closing, subject to the limitations set forth in this Article X, Buyer will indemnify and hold harmless each Company Securityholder and such holder’s respective Affiliates, and the Representatives and Affiliates of each of the foregoing Persons (each, a “Securityholder Indemnified Person”), from, against and in respect of any and all Losses incurred or suffered by the Securityholder Indemnified Persons or any of them as a result of, arising out of or relating to, directly or indirectly:

(a)any breach of, or inaccuracy in, any representation or warranty made by Buyer in this Agreement delivered pursuant to this Agreement (in each case, as such representation or warranty would read if all qualifications as to materiality or material adverse effect were deleted therefrom); or

(b)any breach or violation of any covenant or agreement of Buyer (including under this Article X) or any covenant or agreement of the Company to the extent required to be performed or complied with by the Company after the Closing, in either case in this Agreement.

10.2.2.Monetary Limitations.  Buyer will have no obligation to indemnify the Securityholder Indemnified Persons pursuant to Section 10.2.1.(a) in respect of Losses (i) with respect to any individual claim for which the Losses do not exceed $25,000 (provided that, if the total Losses with respect to all claims exceeds $100,000, the full amount of such Losses shall be recoverable by the Securityholder Indemnified Persons without regard to the foregoing limitation) and (ii) until the aggregate amount of all such Losses incurred or suffered by the Securityholder Indemnified Persons exceeds the Deductible, in which case Buyer shall only be required to pay for Losses in excess of such amount, and Buyer’s aggregate liability in respect of such Indemnity Claims pursuant to Section 10.2.1.a) will not exceed the Cap; provided, however, that foregoing limitations will not apply to (a) claims for indemnification pursuant to Section 10.2.1.(a) in respect of breaches of, or inaccuracies in, any of Buyer Fundamental Representations or (b) claims based upon Fraud. For purposes of this Section 10.2, the amount of any Losses relating to any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, material adverse effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

10.2.3.Indemnification Priority.  If a Buyer Indemnified Person has indemnification claims for Losses under this Article X arising from a breach of a representation or warranty that is insured under the R&W Policy, then such Buyer Indemnified Person shall seek recovery with respect to such claims as follows: (a) first, until the retention is met under the R&W Policy, such Buyer Indemnified Person shall pursue recovery from the Indemnification Escrow Account (to the extent such Losses exceed the Deductible); (b) second, after the applicable retention under the R&W Policy has been satisfied, such Buyer Indemnified Person shall pursue recovery by making and pursuing such claim under the R&W Policy; and (c) third,

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if (i) the claim is for a breach of a Company Fundamental Representation and (ii) such Buyer Indemnified Person has made a valid and timely claim under the R&W Policy and the insurer providing coverage under the R&W Policy has indicated to such Buyer Indemnified Person in writing (after reasonable pursuit by such Buyer Indemnified Person of such claim under the R&W Policy) that the claim will not be paid or payment under the R&W Policy has been exhausted, then such Buyer Indemnified Person shall be entitled to pursue recovery of any remaining Losses directly from the Company Securityholders, subject to the provisions and limitations set forth in this Agreement.

10.3.Time for Claims.

10.3.1.No claim may be made or suit instituted seeking indemnification pursuant to Section 10.1.1.(a), Section 10.1.2.(a) or Section 10.2.1.a) unless a written notice describing such claim in reasonable detail in light of the circumstances then known to the Indemnified Party is provided to the Indemnifying Party:

(a)at any time within five (5) years of the Closing in the case of any breach of, or inaccuracy in, any of the Company Fundamental Representations or Buyer Fundamental Representations;

(b)at any time, in the case of any claim or suit based upon Fraud;

(c)at any time prior to the one hundred twentieth (120th) day after the expiration of the applicable statute of limitations (taking into account any tolling periods and other extensions) in the case of any matters relating to Taxes; and

(d)at any time within twelve (12) months of the Closing in the case of any breach of, or inaccuracy in, any other representation and warranty in this Agreement.

10.3.2.No claim may be made or suit instituted seeking indemnification pursuant to Section 10.1.1(c) (except with respect to Taxes, which shall be treated in accordance with Section 10.3.3) unless a written notice describing such claim in reasonable detail in light of the circumstances then known to the Indemnified Party is provided to the Indemnifying Party at any time within twelve (12) months of the Closing.

10.3.3.Claims for indemnification pursuant to Section 10.1.1.b), Section 10.1.1(c) (with respect to Taxes only), Section 10.1.1.(d), Section 10.1.1.e), Section 10.1.2.b) and Section 10.2.1.b) shall survive until the expiration of the applicable statute of limitations (taking into account any tolling periods and other extensions).

10.4.Third Party Claims.

10.4.1.Notice of Claim.  If any Third Party notifies an Indemnified Party with respect to any matter (a “Third Party Claim”) which is expected to give rise to an Indemnified Claim against an Indemnifying Party under this Article X, then the Indemnified Party will promptly give written notice to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Article X, except to the extent such delay actually and materially prejudices the Indemnifying Party.

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10.4.2.Assumption of Defense, etc.  The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by the Indemnified Party pursuant to Section 10.4.1.  In addition, the Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (a) the Indemnifying Party gives written notice to the Indemnified Party within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party elects to defend the Third Party Claim, (b) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against the Third Party Claim, (c) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (d) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim, (e) the Third Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory enforcement Action and (f) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.  The Indemnifying Party agrees to use commercially reasonable efforts as required by the Insureds under the R&W Policy, at the R&W Policy’s insurer’s sole cost, to provide such insurer with any information, assistance and cooperation reasonably requested in writing by such insurer in connection with a Third Party Claim relating to the R&W Policy. The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided, however, that the Indemnifying Party will pay the fees and expenses of separate co-counsel retained by the Indemnified Party that are incurred prior to Indemnifying Party’s assumption of control of the defense of the Third Party Claim.

10.4.3.Limitations on Indemnifying Party.  The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld or delayed) unless such judgment, compromise or settlement (a) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (b) results in the full, unconditional and general release of the Buyer Indemnified Persons or Securityholder Indemnified Persons, as applicable, from all liabilities arising or relating to, or in connection with, the Third Party Claim, and (c) involves no finding or admission of fault, breach, liability or any violation of Legal Requirements or the rights of any Person and has no effect on any other claims that may be made against the Indemnified Party.

10.4.4.Indemnified Party’s Control.  If the Indemnifying Party does not deliver the notice contemplated by clause (a), or the evidence contemplated by clause (b), of Section 10.4.2 within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim, or otherwise at any time fails to conduct the defense of the Third Party Claim actively and diligently, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith).  If such notice and evidence is given on a timely basis and the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently but any of the other conditions in Section 10.4.2 is or becomes unsatisfied, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim.

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10.4.5.This Section 10.4 shall not apply to matters relating to Taxes, which are governed by Article XI.

10.5.No Circular Recovery.  Each Company Securityholder hereby agrees that it will not make any claim for indemnification against Buyer, MergerSub or any Acquired Company by reason of the fact that such Company Securityholder was a controlling person, director, employee or Representative of the Company or was serving as such for another Person at the request of the Company (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any statute, Organizational Document, Contractual Obligation or otherwise) with respect to any claim brought by a Buyer Indemnified Person against any Company Securityholder relating to this Agreement or any of the Contemplated Transactions or the facts and circumstances underlying any such claim.  With respect to any claim brought by a Buyer Indemnified Person against any Company Securityholder relating to this Agreement and any of the Contemplated Transactions, each Company Securityholder expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against any Company with respect to any amounts owed by such Company Securityholder pursuant to this Article X.

10.6.Indemnification Escrow.  The sole and exclusive source for recovery of the Buyer Indemnified Persons for claims for indemnification pursuant to Section 10.1.1.(a) and Section 10.2.1.(a) shall be from the Indemnification Escrow Account, except in respect of (i) breaches of, or inaccuracies in, any of the Company Fundamental Representations, (ii) claims based upon Fraud, (iii) any matters related to Taxes or (iv) claims under the R&W Policy.

10.7.Knowledge and Investigation.  The right of any Buyer Indemnified Person or Securityholder Indemnified Person to indemnification pursuant to this Article X or Article XI will not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy of any representation or warranty, or performance of or compliance with any covenant or agreement, referred to in Section 10.1 and Section 10.2.  The waiver of any condition contained in this Agreement or in any Ancillary Agreement based on the breach of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right of any Buyer Indemnified Person or Securityholder Indemnified Person to indemnification pursuant to this Article X or Article XI based on such representation, warranty, covenant or agreement.

10.8.Remedies Cumulative.  The rights of each Buyer Indemnified Person and Securityholder Indemnified Person under this Article X and Article XI are cumulative, and each Buyer Indemnified Person and Securityholder Indemnified Person, as the case may be, will have the right in any particular circumstance, in its sole discretion, to enforce any provision of this Article X and Article XI without regard to the availability of a remedy under any other provision of this Article X and Article XI.

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10.9.Exclusive Remedies.  Subject to Section 2.14 and Section 12.12, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims based on Fraud or claims under the R&W Policy) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article X and Article XI. Nothing in this Section 10.9 shall limit any Person’s right to (i) seek and obtain any equitable relief to which any Person shall be entitled; (ii) seek any remedy on account of any party’s Fraud; or (iii) prevent any Buyer Indemnified Person from seeking recovery or recovering under the R&W Policy in accordance with its terms.

Article XI
TAX MATTERS

11.1.Returns.  The Stockholders’ Representative shall prepare and file or otherwise furnish to the appropriate party (or cause to be prepared and filed or so furnished) in a timely manner all Tax Returns relating to the Acquired Companies that are due on or before the Closing Date.  Buyer shall have a reasonable opportunity to review any income Tax Returns required to be filed by the Acquired Companies after the date of signing of this Agreement but prior to the Closing Date.  The Acquired Companies shall in good faith consider incorporation of any comments made by Buyer on such income Tax Returns.  Buyer shall prepare or cause to be prepared and file or caused to be filed in a timely manner all Tax Returns relating to the Acquired Companies that are due after the Closing Date and that relate to a taxable period (or a portion thereof) ending on or prior to the Closing Date (the “Pre-Closing Tax Returns”).  Such Pre-Closing Tax Returns shall be prepared in a manner consistent with past practice unless otherwise required by applicable Legal Requirements, provided, however, that the Acquired Companies shall  deduct the Transaction Deductions to the extent permitted by applicable Legal Requirements as provided in the definition thereof on the Pre-Closing Tax Returns. Buyer shall provide drafts of the Pre-Closing Tax Returns to the Stockholders’ Representative at least thirty (30) days prior to the filing of any Pre-Closing Tax Returns that relate to income or other material Taxes for the Stockholders’ Representative’s review, comment and approval (such approval not to be unreasonably withheld, conditioned or delayed). In the event Buyer and Stockholders’ Representative cannot resolve any disputes after twenty (20) days of good faith discussions, the dispute shall be referred to and resolved by an independent accounting firm mutually agreeable to both Buyer and Stockholders’ Representative, the cost of which shall be borne by the Party that loses the dispute. Notwithstanding anything herein to the contrary, in the event any disputes are not resolved prior to the due date for filing of such Tax Returns (taking into consideration applicable extensions), such Tax Returns shall be filed consistent with the Buyer’s position, subject to later amendment to reflect any resolutions of such disputes (including by the independent accounting firm). Buyer shall cause any Pre-Closing Tax Returns prepared and finalized hereunder to be timely filed. To the extent the amount of Pre-Closing Taxes have not been taken into account in the final Merger Consideration, such amount shall be paid at least five (5) days prior to the due date of the applicable Pre-Closing Tax Return by Stockholders’ Representative, on behalf of the Company Securityholders in accordance with each such Company Securityholder’s Pro Rata Share, to Buyer, and to the extent elected so by the Stockholders’ Representative, such amount shall be paid out of the Stockholders’ Expense Fund Amount.

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11.2.Contests.

11.2.1.After the Closing, Buyer shall promptly notify the Stockholders’ Representative in writing of the proposed assessment or the commencement of any Tax Action or of any demand or claim on any Buyer Indemnified Person that, if determined adversely to the taxpayer or after the lapse of time, could be grounds for indemnification by the Company Securityholders pursuant to this Agreement.  Such notice shall contain factual information describing the asserted Tax Liability in reasonable detail and shall include copies of any notice or other document received from any Governmental Authority in respect of any such asserted Tax Liability.

11.2.2.In the case of a Tax Action that relates to a taxable period ending on or before the Closing Date and in respect of which the Company Securityholders could have an indemnification obligation pursuant to this Agreement, after taking into account the provisions hereof (a “Contest”), and provided such Tax Action does not affect the Taxes of Buyer or its Affiliates (including the Surviving Corporation) in a taxable period (or portion thereof) beginning after the Closing Date, the Stockholders’ Representative shall have the sole right, on behalf of the Company Securityholders and at their expense to participate in the defense of any Contest that is the subject of notice given by Buyer pursuant to Section 11.2.1 and the right to control the conduct of such Contest with counsel of their choice reasonably satisfactory to Buyer so long as the Stockholders’ Representative notifies Buyer in writing within fifteen (15) days after Buyer has given notice of the Contest that the Company Securityholders will control such Contest.  Buyer may retain separate co-counsel at its sole cost and expense and participate in the defense of the Contest.  Neither the Company Securityholders nor the Stockholders’ Representative will consent to the entry of any judgment or enter into any compromise or settlement with respect to a Contest without the prior written consent of Buyer, such consent not to be unreasonably withheld, conditioned or delayed.  If Stockholders’ Representative does not deliver the notice contemplated by clause (i) above within fifteen (15) days after Buyer has given notice of a Contest, or if such Contest does affect the Taxes of Buyer or its Affiliates (including the Surviving Corporation) in a taxable period beginning after the Closing Date, Buyer shall control such Contest; provided that the Stockholders’ Representative may retain separate co-counsel at its sole cost and expense and participate in the defense of the Contest and Buyer may not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Contest without the prior written consent of the Stockholders’ Representative, such consent not to be unreasonably withheld, conditioned or delayed.  Notwithstanding anything to the contrary in this Agreement, Buyer shall not be required to provide any access to or to permit any inspection of any Tax Return of the Affiliated Group of the Buyer or its Affiliates (including, for the avoidance of doubt, with respect to the Company following the Closing Date), and the Stockholders’ Representative shall not participate in or control any Contest to the extent such Contest relates to any Tax Return of the Affiliated Group of the Buyer or its Affiliates; provided that if the Company Securityholders could have an indemnification obligation pursuant to this Agreement in respect of such Contest, the Buyer (i) shall keep the Stockholders’ Representative reasonably informed of the on-going proceeding and (ii) shall not settle or compromise such Contest without the prior written consent of the Stockholders’ Representative, which consent (A) shall not to be unreasonably withheld, delayed or conditioned and (B) shall be based on such information (other than such Tax Returns of the Affiliated Group of the Buyer or its Affiliates), calculations and methodologies provided by the Buyer (and certified by the an officer of the Buyer) as are reasonably necessary for the Stockholders’ Representative to provide such consent.

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11.3.Post-Closing Actions.  Except as required by applicable Legal Requirements and to the extent the Company Securityholders could have an indemnification obligation pursuant to this Agreement, after taking into account the provisions hereof, none of Buyer, the Surviving Corporation, or any Affiliate shall (i) amend, re-file or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to an Acquired Company with respect to any Pre-Closing Period, (ii) voluntarily initiate discussions or examinations with Governmental Authorities regarding Taxes with respect to an Acquired Company for a Pre-Closing Period or make any voluntary disclosures with to an Acquired Company for a Pre-Closing Period, (iii) make or change any material Tax election, change in accounting method or adopt any convention that shifts material taxable income of an Acquired Company from a Tax period beginning (or deemed to begin) after the Closing Date to a Pre-Closing Period or shifts deductions or losses from a Pre-Closing Period to a Tax period beginning (or deemed to begin) after the Closing Date, (iv) make an election under Sections 336 or 338 of the Code or any similar provision of foreign, state or local law in respect of an Acquired Company, or (v) take any action on the Closing Date after the Closing outside of the Ordinary Course of Business and not in accordance of the provisions of this Agreement, without the prior written consent of the Stockholders’ Representative. To the extent of a conflict between this Section 11.3 and the provisions of Section 11.1, the provisions of Section 11.1 shall control.

11.4.Tax Refunds.

11.4.1.  To the extent the Company Securityholders are obligated to indemnify pursuant to this Agreement, after taking into account the provisions hereof, in a taxable period to which a refund of Taxes is attributable, any net refunds for Taxes (including any interest in respect thereof) received by Buyer, the Surviving Corporation or any of their Affiliates, and any amounts credited as an offset against Taxes otherwise due to which Buyer, the Surviving Corporation or any of their Affiliates become entitled that are related to, or resulting or arising from any Taxes of an Acquired Company for a Pre-Closing Tax Period, net of any additional Taxes or out of pocket expenses incurred in connection therewith, shall be for the benefit of the Company Securityholders.  A Tax refund (or credit for overpayment of Taxes) shall be deemed received or credited as an offset against Taxes at the time the final Tax Return showing an overpayment of Tax is filed with a Governmental Authority.  Buyer shall pay to the Company Securityholders any such refund or the amount of any such credit within five (5) Business Days of receipt or entitlement thereto.

11.5.Tax Sharing Agreements.  All Tax sharing agreements or similar agreements (other than any contract entered into in the ordinary course of business, the principal purpose of which is unrelated to Taxes) and all powers of attorney with respect to or involving any Acquired Company will be terminated prior to the Closing and, after the Closing, the Acquired Companies will not be bound thereby or have any Liability thereunder.

11.6.Certain Taxes and Fees.  All Transfer Taxes incurred in connection with the Contemplated Transactions, will be borne fifty percent (50%) by Buyer and fifty percent (50%) by the Company Securityholders when due.  The Stockholders’ Representative will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Legal Requirements, Buyer will (and will cause its Affiliates to) join in the execution of any such Tax Returns and other documentation. The Stockholders’ Representative and Buyer will each bear fifty percent (50%) of any out of pocket third party expenses in connection with such filings.

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11.7.Cooperation on Tax Matters.  Buyer, the Acquired Companies and the Stockholders’ Representative will cooperate fully, as and to the extent reasonably requested by the other Party, in connection with any Tax matters relating to the Acquired Companies.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant and available to any such Tax matter. Notwithstanding anything to the contrary in this Agreement, Buyer shall not be required to provide, to permit any inspection of, or to disclose any information with respect to, any Tax Return of the Affiliated Group of Buyer or its Affiliates.

11.8.Treatment of Payments.  Each Party agrees to treat all payments, other than compensatory payments, made by it to or for the benefit of another Party  under indemnity provisions of this Agreement, as adjustments to the purchase price (as determined for Tax purposes) paid in connection with the Merger, and such treatment shall govern for purposes hereof except to the extent that the Legal Requirements of a particular jurisdiction provide otherwise.

Article XII
MISCELLANEOUS

12.1.Notices.  All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:

(a)by hand (in which case, it will be effective upon delivery);

(b)by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission);

(c)by electronic mail with confirmatory copies delivered promptly thereafter by hand or overnight delivery by a nationally recognized courier service (in which case it will be effective upon the later of confirmed receipt of such electronic mail message or the Business Day after being deposited with such courier service); or

(d)by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service);

in each case, to the address (or facsimile number) listed below:

If to the Company, to Company at:

Avista Pharma Solutions

3501 Tricenter Blvd., Suite C

Durham, NC 27713

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Attention: Patrick Walsh
Telephone: 910-232-3709
Email: patrick.walsh@avistapharma.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: James Barrett, Ed Amer
Telephone: 617-570-1530, 617-570-1586
Facsimile: 617-321-4709
Email: jbarrett@goodwinlaw.com, eamer@goodwinlaw.com

J. David Jacobs

55 William Street, Suite 240

Wellesley, MA 02481-4003

Telephone: 781-239-0700

Facsimile: 617-239-0824

Email: JDJ@Ampersandcapital.com

If to Buyer, to it at:

Cambrex Corporation

One Meadowlands Plaza

East Rutherford, NJ 07073

Attention: General Counsel

Telephone: 201-804-3000

Facsimile: 201-804-9852

E-mail: Samantha.Hanley@Cambrex.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

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Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

Attention: Paul M. Kinsella; Thomas J. Fraser

Telephone: 617-951-7921; 617-951-7063

Facsimile: 617-235-0822; 617-235-0699

E-mail:paul.kinsella@ropesgray.com;

thomas.fraser@ropesgray.com

If to the Company Securityholders, to the Stockholders’ Representative.

If to the Stockholders’ Representative, to:

Ampersand 2011 Limited Partnership

55 William Street, Suite 240
Telephone: 781-239-0700
Attention: Dana L. Niles
Email: DLN@ampersandcapital.com

Each of the Parties to this Agreement may specify different address or facsimile number by giving notice in accordance with this Section 12.1 to each of the other Parties hereto.

12.2.Succession and Assignment; No Third-Party Beneficiary.  Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof.  No Party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and Company; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder, in each case, so long as Buyer is not relieved of any Liability hereunder.  Except as expressly set forth in Section 6.14, this Agreement is for the sole benefit of the Parties and their permitted successors and assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the Parties and such successors and assignees, any legal or equitable rights hereunder, including any rights of employment for any specified period, under or by reason of this Agreement.

12.3.Amendments and Waivers.  No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Buyer and the Stockholders’ Representative or in the case of a waiver, by the

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Party (in the case of the Signatory Stockholders, the Stockholders’ Representative) against whom the waiver is to be effective.  No waiver by any Party of any breach or violation or, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  No delay or omission on the part of any Party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

12.4.Provisions Concerning Stockholders’ Representative.

12.4.1.Appointment.  By virtue of the approval and adoption of this Agreement by the requisite consent of the Company Stockholders, each of the Company Stockholders (other than such Company Stockholders, if any, who have perfected dissenters’ or appraisal rights under Delaware law) shall be deemed to have agreed to appoint Ampersand 2011 Limited Partnership as the agent, proxy and attorney-in-fact for and on behalf of the Company Securityholders for all purposes under this Agreement (including full power and authority to act on the Company Securityholders’ behalf).  Without limiting the generality of the foregoing, the Stockholders’ Representative will be authorized to:

(a)in connection with the Closing, execute and receive all documents, instruments, certificates, statements and agreements on behalf of and in the name of the Company Securityholders necessary to effectuate the Closing and consummate the Contemplated Transactions;

(b)authorize delivery to Buyer of the Adjustment Escrow Amount, or any portion thereof, pursuant to Section 2.14.5.(a);

(c)take all actions on behalf of the Company Securityholders in connection with any claims made under Article X to defend or settle such claims, and to make payments in respect of such claims;

(d)execute and deliver, should it elect to do so in its sole discretion, on behalf of the Company Securityholders, any amendment to this Agreement so long as such amendment will apply equally to all Company Securityholders; and

(e)take all other actions to be taken by or on behalf of the Company Securityholders and exercise any and all rights which the Company Securityholders are permitted or required to do or exercise under this Agreement.

12.4.2.Liability.  The Stockholders’ Representative will not be liable to any Company Securityholder for any action taken by it in good faith pursuant to this Agreement, and the Company Securityholders will jointly and severally indemnify the Stockholders’ Representative from any Losses arising out of its serving as the Stockholders’ Representative hereunder.  The Stockholders’ Representative is serving in that capacity solely for purposes of administrative convenience, and is not personally liable in such capacity for any of the obligations of the Company Securityholders hereunder, and Buyer agrees that it will not look to the personal assets of the Stockholders’ Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Company Securityholders hereunder.

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12.4.3.Expense Fund. The Stockholders’ Expense Fund Amount shall be used to fund any Stockholders’ Representative expenses incurred by the Stockholders’ Representative in the performance of its duties and obligations hereunder. The Stockholders’ Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Stockholders’ Expense Fund Amount other than as a result of its willful misconduct, bad faith, gross negligence or fraud. The Stockholders’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Stockholders’ Expense Fund Amount, and has no tax reporting or income distribution obligations. The Company Securityholders are not entitled to any interest on the Stockholders’ Expense Fund Amount. The Stockholders’ Representative may contribute funds to the Stockholders’ Expense Fund Amount from any consideration otherwise distributable to the Company Securityholders. The Stockholders’ Expense Fund Amount will be held by the Stockholders’ Representative until such time as the Stockholders’ Representative determines, in its sole discretion, that the Securityholders shall have no further expenses to be incurred in connection with the transactions contemplated by this Agreement.  Any portion of the Stockholders’ Expense Fund Amount remaining after such date shall be paid by the Stockholders’ Representative to the Paying Agent for further distribution to the Company Securityholders, with each receiving its Pro Rata Share of such remaining amounts; provided that the amount payable in respect of Company Options shall be paid through the Surviving Corporation’s payroll.  For all Tax purposes, the Parties agree that the Stockholders’ Expense Fund shall be treated as having been received, including through the Surviving Corporation’s payroll, as applicable, and voluntarily set aside by Company Securityholders at the time of Closing (and any Tax withholding with respect to such deemed receipt by any Company Securityholders shall be satisfied from the portion of the Merger Consideration paid to such Company Securityholder at Closing before reducing the Stockholders’ Expense Fund).

12.5.Entire Agreement.  This Agreement, together with the other Ancillary Agreements and any documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto.

12.6.Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument.  This Agreement will become effective when duly executed by each Party hereto.

12.7.Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  In the event that any provision hereof would, under applicable Legal Requirements, be invalid or unenforceable in any respect, each Party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Legal Requirements.

12.8.Headings.  The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

12.9.Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of

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proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  The Parties intend that each representation, warranty and covenant contained herein will have independent significance.  If any Party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the Party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant.

12.10.Governing Law.  This Agreement, the rights of the Parties and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, including the statutes of limitations, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

12.11.Jurisdiction; Venue; Service of Process.

12.11.1.Jurisdiction.  Each Party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the jurisdiction of the state courts of the State of Delaware and the United States District Court sitting in Wilmington for the purpose of any Action between the Parties arising in whole or in part under or in connection with this Agreement, (b) hereby waives to the extent not prohibited by applicable Legal Requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such Action other than before one of the above-named courts.  Notwithstanding the previous sentence a Party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

12.11.2.Venue.  Each Party agrees that for any Action between the Parties arising in whole or in part under or in connection with this Agreement, such Party bring Actions only in the city of Wilmington, Delaware.  Each Party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

12.11.3.Service of Process.  Each Party hereby (a) consents to service of process in any Action between the Parties arising in whole or in part under or in connection with this Agreement in any manner permitted by Delaware law, (b) agrees that service of process made in accordance with clause (a) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 12.1, will constitute good and valid service of process in any such Action and (c) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

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12.12.Specific Performance.  Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated.  Accordingly, each of the Parties agrees that, without posting bond or other undertaking, the other Parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.  Each Party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

12.13.Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

12.14.Waiver of Conflicts; Privilege.

12.14.1.Each of the Parties acknowledges and agrees that Goodwin Procter LLP and J. David Jacobs (collectively, “Sellers’ Counsel”) has acted as counsel to the Acquired Companies, the Signatory Stockholders and the Stockholders’ Representative in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby.

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12.14.2.Buyer hereby consents and agrees to, and agrees to cause the Surviving Corporation and its Subsidiaries to consent and agree to, Sellers’ Counsel representing the Signatory Stockholders and the Stockholders’ Representative after the Closing, including with respect to disputes in which the interests of the Stockholders’ Representative and/or Signatory Stockholders may be directly adverse to Buyer and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), and even though Sellers’ Counsel may have represented  the Acquired Companies and their Subsidiaries in a manner substantially related to any such dispute, or may be handling ongoing matters for the Acquired Companies.  Buyer further consents and agrees to, and agrees to cause the Surviving Corporation and its Subsidiaries to consent and agree to, the communication by Sellers’ Counsel to the Stockholders’ Representative in connection with any such representation of any fact known to Sellers’ Counsel arising by reason of Sellers’ Counsel’s prior representation of the Acquired Companies.

12.14.3.In connection with the foregoing, Buyer hereby irrevocably waives and agrees not to assert, and agrees to cause the Surviving Corporation and its Subsidiaries to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) Sellers’ Counsel’s prior representation of the Acquired Companies and (ii) Sellers’ Counsel’s representation of the Signatory Stockholders and Stockholders’ Representative prior to and after the Closing.

12.14.4.Buyer further agrees, on behalf of itself and, after the Closing, on behalf of the Surviving Corporation and its Subsidiaries, that all communications in any form or format whatsoever between (a) Sellers’ Counsel and (b) any of the Acquired Companies, the Stockholders’ Representative and/or any Company Stockholder, or any of their respective directors, officers, employees or other Representatives that (x) relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or dispute arising under this Agreement and (y) are subject to attorney-client privilege as a result of the Sellers’ Counsel’s attorney-client relationship with any Person described in clause (b) above (collectively, the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and expectation of client confidence relating thereto shall belong solely to the Stockholders’ Representative and the Company Stockholders, shall be controlled by the Stockholders’ Representative on behalf of the Company Stockholders and shall not pass to or be claimed by Buyer, the Surviving Corporation or any of its Subsidiaries.

12.14.5.Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the Surviving Corporation or any of its Subsidiaries, on the one hand, and a third party other than the Stockholders’ Representative, on the other hand, Buyer, the Surviving Corporation or any of its Subsidiaries may assert attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that none of Buyer, the Surviving Corporation or any of its Subsidiaries may waive such privilege without the prior written consent of the Stockholders’ Representative, not to be unreasonable withheld or delayed.  In the event that Buyer, the Surviving Corporation or any of its Subsidiaries is legally required by the order of any Governmental Authority or otherwise to disclose all or a portion of the Privileged Deal Communications, Buyer shall immediately (and, in any event, within two (2) Business Days) notify the Stockholders’ Representative in writing (making specific reference to this Section 12.14.5)) so that the Stockholders’ Representative can seek a protective order, and Buyer agrees to use all commercially reasonable efforts to assist therewith.

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12.14.6.To the extent that files or other materials maintained by Sellers’ Counsel constitute property of its clients, on the Stockholders’ Representative shall hold such property rights and Sellers’ Counsel shall have no duty to reveal or disclose of any such files or other materials or any Privileged Deal Communications by reason of any attorney-client relationship between Sellers’ Counsel, on the one hand, and Buyer or the Acquired Companies, on the other hand.

12.14.7.Buyer agrees that it will not, and that it will cause the Surviving Corporation and its Subsidiaries, and any of their respective directors, officers or employees not to, (i) intentionally access or use the Privileged Deal Communications, (ii) request that the Stockholders’ Representative waive the attorney-client privilege with respect to the Privileged Deal Communications or (iii) seek to obtain the Privileged Deal Communications from Sellers’ Counsel. In furtherance of the foregoing, it shall not be a breach of any provision of this Agreement if, prior to the Closing, the Acquired Companies, the Stockholders’ Representative and/or any Signatory Stockholder, or any of their respective directors, officers, employees or other Representatives takes any action to remove from the premises of the Acquired Companies (or any offsite back-up or other facilities), export or otherwise take possession of any Privileged Deal Communications; provided that (x) prior written notice shall be provided to Buyer setting forth in reasonable detail the location to which any Privileged Deal Communications will be transferred and the Person or Persons who will take possession thereof and (y) in no event shall the Acquired Companies, the Stockholders’ Representative and/or any Signatory Stockholder, or any of their respective directors, officers, employees or other Representatives, delete, erase or destroy, or alter the content of, any Privileged Deal Communications (any such action, subject to the forgoing proviso, a “Permitted Removal”).  In the event that, notwithstanding any good faith attempts by the Stockholders Representative or any Company Stockholder, or any of their respective directors, officers, employees or other Representatives, to achieve a Permitted Removal of any Privileged Deal Communication, any copy, backup, image, or other form or version of electronic vestige of any portion of such Privileged Deal Communication remains accessible to or discoverable or retrievable by Buyer (together, the “Residual Privileged Deal Communications”), Buyer agrees that any such Residual Privileged Deal Communications shall continue to be treated as Privileged Deal Communications for purposes of this Section 12.14.

12.15.Translation of Currencies.  Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.  To the extent the Parties need to convert currencies for purposes of determining the Company Working Capital, Company Cash, Company Transaction Expenses or Company Debt, or any component thereof, the relevant exchange rate shall be determined based on the rate in effect as of the relevant time of calculation set forth in the definition thereof, in each case as published on Oanda.com.

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date above first written.

Buyer:	CAMBREX CORPORATION

	By:	/s/ Gregory P. Sargen
Name: Gregory P. Sargen
Title: Chief Financial Officer & Executive
Vice President, Corporate Development & Strategy

MERGERSUB:	AVIATOR MERGER SUB, INC.

	By:	/s/ Gregory P. Sargen_
Name: Gregory P. Sargen
Title: Vice President

[Signature Page to Agreement and Plan of Merger]

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IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date above first written.

The Company:	AVISTA PHARMA SOLUTIONS, INC.

	By:	/s/ Patrick Walsh
Name: Patrick Walsh
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

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IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date above first written.

The STOCKHOLDERS’ REPRESENTATIVE:	AMPERSAND 2011 LIMITED PARTNERSHIP

	By:	/s/ Herbert H. Hooper
Name: Herbert H. Hooper
Title: Managing Member

[Signature Page to Agreement and Plan of Merger]

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date above first written.

The SIGNATORY STOCKHOLDERs:

AMPERSAND 2011 LIMITED PARTNERSHIP

By:	AMP-11 Management Company Limited
Partnership, its General Partner

By:	AMP-11 MC LLC, its General Partner

By:	/s/ Herbert H. Hooper
Name: Herbert H. Hooper
Title: Managing Member

AMPERSAND 2006 LIMITED PARTNERSHIP

By:	AMP-06 Management Company Limited
Partnership, its General Partner

By:	AMP-06 MC LLC, its General Partner

By:	/s/ Herbert H. Hooper
Name: Herbert H. Hooper
Title: Managing Member

[Signature Page to Agreement and Plan of Merger]

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Exhibit A

ACCOUNTING PRINCIPLES

For purposes of this Agreement, the Accounting Principles applied for purposes of Section 2.14 hereof, including in connection with the preparation of the Estimated Closing Balance Sheet, Estimated Closing Statement, Closing Balance Sheet and Closing Statement and the determinations and calculations contained therein, shall be subject to the following specific principles and policies:

1.

The Accounting Principles shall be applied on the basis that the Company is a going concern and shall exclude the effect of change of control or ownership of the Company and will not take into account the effects of any post-Closing reorganizations or the post-Closing intentions, actions or obligations of Buyer.

2.

All determinations and calculations of shall be made so as to avoid double counting (whether positive or negative) of any item or any duplicative additions to, or subtractions from, the Merger Consideration.

3.

Subject to any other specific policies in this Exhibit, in calculating the Company Working Capital, there shall be no change in (a) the classification to a current asset of any particular asset that has not been characterized in the latest balance sheet included in the Financials as a current asset, or (b) the classification to a long-term liability of any particular liability that has not been characterized in the latest balance sheet included in the Financials as a long-term liability (in each case, other than any such changes resulting solely from the passage of time between the date hereof and immediately prior to the Closing).

4.	All calculations and determinations with respect to Taxes shall be made in accordance with applicable Legal Requirements.
5.	The Accounting Principles shall require presentation on a management basis, and need not comply with GAAP with respect to presentation.

For the avoidance of doubt, for purposes of applying the Accounting Principles as required under this Agreement, the principles and policies set forth in paragraphs (1)–(4) of this Exhibit shall take precedence over GAAP.

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